As filed with the Securities and Exchange Commission on June 25, 2001
                                                      Registration No. 333-64177



                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549
                  Post-Effective Amendment No. 3 on Form S-1 to
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        INTERVEST BANCSHARES CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)
       ___________________________________________________________________


Delaware                                                         6060
--------                                                         ----
(State or Jurisdiction of                           (Primary Standard Industrial
Incorporation or Organization)                       Classification Code Number)

                                   13-3699013
                                   ----------
                                  (IRS Employer
                               Identification No.)


10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903, (212) 218-2800
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903
        ----------------------------------------------------------------
                    (Address of Principal Place of Business)


                       Lawrence G. Bergman, Vice President
                        Intervest Bancshares Corporation
                        10 Rockefeller Plaza (Suite 1015)
                          New York, New York 10020-1903

          _____________________________________________________________

            (Name, Address and Telephone Number of Agent For Service)


                                 with copies to:
                             Thomas E. Willett, Esq.
                                Harris Beach LLP
                              130 East Main Street
                            Rochester, New York 14604





Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-64177
                           ---------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_| __________

As permitted by Rule 429(a) of the Securities Act, the Prospectus included herein also relates to: a Registration Statement on Form SB-2 (No. 333-5013) with respect to shares of Class A Common Stock issuable upon conversion of debentures; a Registration Statement on Form SB-2 (No. 333-82246) with respect to 675,000 Warrants and 675,000 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-3522) with respect to 613,500 Warrants and 613,500 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-26583) with respect to 240,165 Warrants, 240,165 shares of Class A Common Stock and 150,000 shares of Class B Common Stock; and a Registration Statement on Form SB-2 (No. 333-33419) related to 965,683 Warrants and 965,683 shares of Class A Common Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

PROSPECTUS

                        INTERVEST BANCSHARES CORPORATION
     (A Bank Holding Company for Intervest Bank and Intervest National Bank)

         This prospectus covers shares of our Class A Common Stock and Class B Common Stock that we may issue whenever someone exercises warrants that we previously issued. We have issued warrants which currently entitle the holders to purchase up to 2,455,218 shares of Class A Common Stock and up to 195,000 shares of Class B Common Stock. This prospectus also covers shares of Class A Common Stock that we may issue upon conversion of debentures. We have issued convertible debentures which allow the holders to currently convert them into up to 616,938 shares of our Class A Common Stock.

         Our Class A Common Stock is listed on the Nasdaq SmallCap Market under the symbol "IBCA".

         Please see "Risk Factors" beginning on page 6 to read about certain factors you should consider.

                                _________________

    THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
                                              Underwriting
                                              Discounts and       Proceeds to
                           Price to Public   Commissions(1)        Company(2)
--------------------------------------------------------------------------------
Per Share(2)                     (3)               $0                  (3)
--------------------------------------------------------------------------------
Per Warrant(2)(4)                ---               $0                  ---
--------------------------------------------------------------------------------
Total(2)                     $24,592,294           $0              $24,592,524
--------------------------------------------------------------------------------
(1) The Company will not use brokers or dealers in connection with this offering.

(2) Before deducting expenses estimated at $18,000. The Company will not receive any proceeds in connection with the conversion of its debentures.

(3) Warrants related to 1,370,815 shares of Class A Common Stock are at an exercise price of $6.67 per share; Warrants related to 122,000 shares of Class A Common Stock are at an exercise price of $16.00 per share; and the remaining Class A Warrants are at an exercise price of $12.50 per share. Warrants related to 145,000 shares of Class B Common Stock are at an exercise price of $6.67 per share and Warrants related to 50,000 shares of Class B Common Stock are at an exercise price of $10.00 per share.

(4) The Company has attributed no value to the Warrants.

                      The date of this Prospectus is , 2001

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act. We also have filed a registration statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is:
"http://www.sec.gov".

         We will furnish annual reports to our shareholders which contain audited financial statements certified by our independent public accountants. We may distribute unaudited quarterly reports and other interim reports to our shareholders as we deem appropriate.

         We will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to above that have been incorporated into this Prospectus by reference. Written or oral requests for such copies should be directed to: Mr. Lawrence G. Bergman, Intervest Bancshares Corporation, 10 Rockefeller Plaza, New York, New York 10020; (212) 218-2800.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements, including the notes to those statements, appearing elsewhere in this Prospectus.

The Company

         Intervest Bancshares Corporation is a bank holding company (the "Holding Company") incorporated under the laws of the State of Delaware whose wholly-owned subsidiaries at March 31, 2001 were Intervest Bank, a Florida state-chartered bank, Intervest National Bank, a nationally-chartered bank, and Intervest Corporation of New York, a New York corporation investing in real estate mortgage loans. At March 31, 2001, the Company had consolidated total assets of $423.1 million, net loans of $276.7 million, deposits of $301.8 million, debentures and related interest payable of $75.5 million, and stockholders' equity of $37.1 million.

         Intervest Bank is a community-oriented, full service, commercial bank serving the Clearwater area of the State of Florida. Intervest National Bank, which opened for operations on April 1, 1999, is a full-service commercial bank with its office in Rockefeller Plaza in New York City. Intervest Corporation of New York is located in Rockefeller Plaza in New York City and is in the business of investing in commercial and multifamily residential mortgage loans. The Company completed its acquisition of Intervest Corporation of New York in March of 2000. Unless the context otherwise requires, references in this prospectus to the "Company" include Intervest Bancshares Corporation and its subsidiaries. Intervest Bank and Intervest National Bank are sometimes referred to as the "Banks."

         The principal business of the Banks is to attract deposits and to loan or invest those deposits on profitable terms. Each Bank offers a variety of deposit accounts which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The lending of the Banks consists primarily of real estate loans, commercial loans and consumer loans. Each of the Banks is one of several providers of funds for such purposes in its market area, and their lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in their market area. The principal business of Intervest Corporation of New York is investing in real estate mortgage loans secured by income-producing real property.

         On March 5, 2001, the Banks agreed to merge into one nationally chartered bank. The resulting institution, Intervest National Bank, will retain its headquarters and full-service banking office at One Rockefeller Plaza in New York City and will have a total of five full-service banking offices in Pinellas County, Florida. The consummation of the merger, which is subject to receipt of approvals from regulatory authorities, is expected to close in the third quarter of 2001.


The Offering

Securities Offered.....................     2,455,218  shares  of Class A Common
                                            Stock   issuable  upon  exercise  of
                                            Warrants and 195,000 shares of Class
                                            B   Common   Stock   issuable   upon
                                            exercise  of  Warrants,  and 616,838
                                            shares  of  Class  A  Common   Stock
                                            currently  issuable upon  conversion
                                            of Debentures.  See  "Description of
                                            Capital Stock" and  "Description  of
                                            Debentures."

Shares of Class A Common
Stock currently outstanding.........        3,544,629(1)

Shares of Class A Common
Stock outstanding after
Exercise of Class A Warrants
and conversion of Debentures......          6,616,685

Shares of Class B Common
Stock currently outstanding..........       355,000

Shares of Class B Common
Stock outstanding after
Exercise of Class B Warrants.......         550,000

Class A  Common  Stock...............       The Class A Common  Stock is  listed
                                            on   the   Nasdaq   Stock   Market's
                                            SmallCap  Market  under  the  symbol
                                            "IBCA."


Use of Proceeds.........................    We intend to apply the net  proceeds
                                            of this  Offering to our capital for
                                            general     corporate      purposes,
                                            including   the   financing  of  the
                                            expansion of our operations  through
                                            the   infusion  of  capital  to  our
                                            subsidiaries. See "Use of Proceeds."

Investment Considerations.............      Investors    should   consider   the
                                            information   discussed   under  the
                                            heading "Risk Factors."

(1) Does not include: (i) 355,000 shares of Class A Common stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock;
      (ii) 2,455,218 shares of Class A Common Stock issuable upon exercise of Warrants for Class A Common Stock; (iii) 195,000 shares of Class A Common Stock issuable upon conversion of Class B Common Stock issuable upon exercise of Warrants for Class B Common Stock; and (iv) 616,838 shares of Class A Common Stock issuable upon conversion of the Company's Convertible Subordinated Debentures.


The Company and Its Subsidiaries

Intervest Bancshares Corporation
--------------------------------

      Intervest Bancshares Corporation (the "Holding Company"), is a Delaware corporation organized in 1993 as a bank holding company registered under the
Bank Holding Company Act of 1956, as amended (the "BHCA"). The principal executive offices of the Holding Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 218-2800. The Holding Company's primary business is the ownership and operation of Intervest Bank, Intervest National Bank and Intervest Corporation of New York. Intervest Bank and Intervest National Bank are collectively referred to in this prospectus as the "Banks". Unless the context otherwise requires, references in this prospectus to the Company include Intervest Bancshares Corporation and its subsidiaries. The Holding Company, through its ownership of the Banks, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Banks. In March of 2000, the Holding Company completed the acquisition of Intervest Corporation of New York. As of March 31, 2001, the Company, on a consolidated basis, had total assets of $423.1 million, net portfolio loans of $276.7 million, total deposits of $301.8 million, and stockholders' equity of $37.1 million.

      The Holding Company is a legal entity separate and distinct from the Banks and Intervest Corporation of New York. There are various legal limitations with respect to the Banks' financing or otherwise supplying funds to the Holding Company. In particular, under federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, the approval of the Federal Reserve Bank of Atlanta (the "Atlanta FRB"), as well as the Florida Department of Banking and Finance, is required if the total amount of all dividends declared by Intervest Bank in any calendar year exceeds that Bank's net profits for that year, combined with its retained net profits for the proceeding two years. The Atlanta FRB also has the authority to limit further the payment of dividends by Intervest Bank under certain circumstances. In addition, federal banking laws prohibit or restrict the Banks from extending credit to the Holding Company under certain circumstances.

      On March 5, 2001, the Banks agreed to merge into one nationally chartered bank. The resulting institution, Intervest National Bank, will retain its headquarters and full-service banking office at One Rockefeller Plaza in New York City and will have a total of five full-service banking offices in Pinellas County, Florida. The consummation of the merger, which is subject to receipt of approvals from regulatory authorities, is expected to close in the third quarter of 2001.

Intervest Bank
--------------

      Intervest Bank is a Florida chartered banking corporation, which was organized in December, 1987. Intervest Bank engages in commercial banking from five offices, four of which are located in Clearwater, Florida and one of which is in South Pasadena, Florida. The principal executive offices of Intervest Bank are located at 625 Court Street, Clearwater, Florida 33756, and its telephone number is (727) 442-2551. In addition to its principal office, Intervest Bank has three branch offices in Clearwater, Florida, located at: (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road North, and has a fourth branch in South Pasadena, Florida at 6750 Gulfport Blvd.

Intervest National Bank
-----------------------

      Intervest National Bank is a national bank which received its charter from the Office of the Comptroller of the Currency ("OCC") and opened for operations on April 1, 1999. Intervest National Bank is a full-service commercial bank and is subject to the supervision of and examination by the OCC. The principal executive office of Intervest National Bank is located at One Rockefeller Plaza, Suite 300, New York, New York 10020 and its telephone number is (212) 218-8383.

      The Banks primarily focus on providing personalized banking services to businesses and individuals within their market area. The Banks originate commercial loans to businesses, collateralized and uncollateralized consumer loans, and real estate loans (primarily commercial and multifamily real estate loans). The Banks' income is derived principally from interest and fees earned in connection with their lending activities, interest and dividends on securities, short-term investments and other services. Provisions for loan loss reserves also affect the Banks' income. Their principal expenses are interest paid on deposits and operating expenses. The Banks' operations are also significantly affected by local economic and competitive conditions in their market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Banks' operations.

      The Banks are subject to examination and comprehensive regulation by the Federal Reserve Board (the "FRB") and their deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. The Banks are members of the Federal Reserve Banking System. Intervest Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance, while Intervest National Bank is subject to the supervision of and examination of the OCC.

Intervest Corporation of New York
---------------------------------

      Intervest Corporation of New York is a New York corporation engaged in the business of investing in commercial and multi-family mortgage loans on income-producing property. The principal executive office of Intervest Corporation of New York is located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020, and its telephone number is (212) 218-2800.

                                  RISK FACTORS

      A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

Management's Broad Discretion Over Proceeds
-------------------------------------------

      None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company. See "Use of Proceeds."

Dividends
---------

      Since its inception, the Holding Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends.

      Dividends paid by the Holding Company are subject to the financial conditions of both the Holding Company and its subsidiaries as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Banks to the Holding Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Holding Company are in substance limited to net profits earned by the Holding Company, less any earnings retention consistent with the Holding Company's capital needs, asset quality and overall financial condition. Distributions paid by the Holding Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Holding Company's accumulated current earnings and profits.

      The payment of dividends by the Banks to the Holding Company is regulated by various state and federal laws and by regulations promulgated by the FRB and the OCC, which restrict the payment of dividends under certain circumstances. In addition, such regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by regulated banking institutions such as the Banks. Even if the Banks are able to generate sufficient earnings to pay dividends, there is no assurance that the Board of Directors might not decide or be required to retain a greater portion of the Banks' earnings in order to maintain or achieve the capital deemed necessary or appropriate. The occurrence of any of these events would decrease the amount of funds potentially available for the payment of dividends by the Banks to the Holding Company. In addition, in some cases, the Banks' regulators could take the position that it has the power to prevent one or both of the Banks from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of the Banks and the Company, and other factors deemed appropriate by the Boards of Directors of the Banks and of the Holding Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Banks or the Holding Company.

Adequacy of Allowance For Loan Losses
-------------------------------------

      There is a risk that losses may be experienced in the Company's loan portfolio. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses which is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and current and anticipated economic conditions that may affect the borrower's ability to repay.

      As of March 31, 2001, the Company had a net loan portfolio of $276.7 million and the allowance for loan losses was $2.8 million, which represented 1.00% of the total amount of loans. Intervest Corporation of New York does not have an allowance for loan losses. At March 31, 2001, there were no non-performing assets. The Banks actively manage their nonperforming loans in an effort to minimize credit losses and monitor their asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Banks' nonperforming or performing loans. Material additions to the Banks' allowances for loan losses would result in a decrease of the Company's net income, and possibly its capital, and could result in the inability to pay dividends, among other adverse consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality and Loan Impairment and Losses."

Supervision and Regulation
--------------------------

      Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. Intervest Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance and Intervest National Bank is subject to the regulation and supervision of the OCC. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Banks, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Banks and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Banks to attract deposits and make loans. See "Supervision and Regulation."

Competition
-----------

      Competition in the banking and financial services industry is intense. In their primary market areas, the Banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other lenders and investors operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Banks and may offer certain services that the Banks do not provide at this time. In making its investments, Intervest Corporation of New York also faces significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships, and other lenders and investors with the same or similar investment objectives. The profitability of the Company depends upon the ability of the Banks and Intervest Corporation of New York to compete in their market areas. See "Business - Competition."

Local Economic Conditions
-------------------------

      The success of the Company and its subsidiaries is dependent to a certain extent upon the general economic conditions in geographic markets served by its subsidiaries. Intervest Bank focuses on Pinellas County, Florida and the immediate surrounding areas. Intervest Bank's primary market area is particularly dependent on the economic conditions within Clearwater, Florida. Although the Company expects economic conditions will continue to improve in this market area, there is no assurance that favorable economic development will occur or that Intervest Bank's expectation of corresponding growth will be achieved. In the case of Intervest National Bank and Intervest Corporation of New York, their primary market area is the New York City metropolitan region. Adverse changes in their geographic markets would likely impair the Banks' and Intervest Corporation of New York's ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business
- Market Area."

Lack of Diversification
-----------------------

      The primary business activity of the Holding Company consists of its ownership and control of the capital stock of the Banks and Intervest Corporation of New York. As a result, the Company presently lacks diversification as to business activities and market areas, and any event affecting either Bank or Intervest Corporation of New York will have a direct impact on the Company. See "Business."

Dependence on Key Personnel
---------------------------
     The Company and its subsidiaries are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and its subsidiaries might be adversely affected in a material manner. Intervest Bank presently has a written employment agreement with its President, and Intervest Corporation of New York has an employment agreement with its Chairman. Neither the Company nor any of its subsidiaries maintains key man life insurance policies on executives and do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its and the Banks' ability to attract or retain qualified officers and employees. See "Management."

Voting Control
--------------
      As of the date of this Prospectus, the three original shareholders of the Company and a related party own 2,221,000 shares of Class A Common Stock or approximately 63% of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management." The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control will continue to rest with the three persons.

Interest Rates
--------------
      The principal source of income for the Company is its net interest income, which is affected by movements in interest rates. Although the Banks monitor their interest rate sensitivity and attempt to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Banks' results of operations.

                                 USE OF PROCEEDS

      The net proceeds to the Company will depend upon the number of Warrants actually exercised and cannot be determined at this time. However, assuming all of the Warrants were to be exercised, the net proceeds to the Company would be approximately $24.6 million.

      The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company, the Banks' or Intervest Corporation of New York's business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Banks and Intervest Corporation of New York and any future subsidiaries of the Company. Neither the Company nor any of its subsidiaries currently has any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or subsidiaries, or with respect to any specific acquisition prospect, and none of them is presently negotiating with any party with respect thereto.

      The actual application of the net proceeds will depend on the capital needs of the Holding Company's subsidiaries, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company, the Banks or Intervest Corporation of New York. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.

                              MARKET FOR SECURITIES

The Company's Class A common stock is traded over the counter and quoted on the NASDAQ SmallCap Market under the symbol: IBCA. At March 31, 2001, there were approximately 700 holders of record of the Company's Class A common stock, which includes persons or entities who hold their stock in nominee form or in street name through various brokerage firms. At March 31, 2001, there were four holders of record of Class B common stock. There is no public trading market for the Class B common stock.

The high and low sales prices (as obtained from NASDAQ) for the Class A common stock by calendar quarter for 2001, 2000 and 1999 are as follows:

                                  2001              2000             1999
                                  ----              ----             ----
                              High    Low       High    Low      High    Low
                              ----    ----      ----    ---      ----    ---
First quarter                $6.50   $3.75     $7.00   $5.50   $11.00   $7.63
Second quarter                   -       -     $8.00   $4.75   $19.00   $7.81
Third quarter                    -       -     $7.00   $4.75   $ 9.75   $7.44
Fourth quarter                   -       -     $5.50   $3.38   $ 9.00   $5.06

The closing price for the Company's Class A common stock on June 19, 2001 was $6.84.
                                    DIVIDENDS

     Holders of the Holding Company's Class A and Class B common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. The Holding Company has not paid any dividends on its capital stock and currently is not contemplating the payment of a dividend.

     The Holding Company's ability to pay dividends is generally limited to earnings from the prior year, although retained earnings and dividends from its subsidiaries may also be used to pay dividends under certain circumstances. The primary source of funds for dividends payable by the Holding Company to its shareholders is the dividends received from its subsidiaries. The payment of dividends by a subsidiary to the Holding Company is determined by the subsidiary's Board of Directors and is dependent upon a number of factors, including the subsidiary's capital requirements, regulatory limitations, results of operations and financial condition.

     There are also various legal limitations with respect to the Banks' financing or otherwise supplying funds to the Holding Company. In particular, under federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, the approval of the FRB, the OCC (in the case of

Intervest National Bank) and the Florida Department of Banking and Finance (in the case of Intervest Bank), is required if the total amount of all dividends declared in any calendar year exceeds the Bank's net profits for that year, combined with its retained net profits for the proceeding two years. The FRB also has the authority to limit further the payment of dividends by the Banks under certain circumstances. In addition, federal banking laws prohibit or restrict each Bank from extending credit to the Holding Company under certain circumstances. The FRB and the OCC have established certain financial and capital requirements that affect the ability of banks to pay dividends and also have the general authority to prohibit banks from engaging in unsafe or unsound practices in conducting business. Depending upon the financial condition of either Bank, the payment of cash dividends could be deemed to constitute such an unsafe or unsound practice.

     Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not pay cash dividends unless the available net earnings of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with a holding company's capital needs, asset quality and overall financial condition.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 2001, and as adjusted at that date after giving effect to the receipt of the estimated net proceeds from the exercise of all of the Warrants and conversion of Debentures.

                                                                              Actual          As Adjusted(1)
                                                                                (Dollars in thousands)
Stockholders' Equity:
Class A Common Stock, $1.00 par value, 9,500,000
   shares authorized, 3,544,629 shares issued
   and outstanding(2) ......................................                 $ 3,545             $ 6,617
Class B Common Stock, $1.00 par value, 700,000
   shares authorized, 355,000 shares issued and outstanding                      355                 550
Additional Paid-in Capital .................................                  18,981              48,942
Retained Earnings ..........................................                  14,186              14,186
Accumulated Other Comprehensive Income:
   Net Unrealized Gain on Securities
   Available For Sale, net of tax ..........................                      59                  59
Total Stockholders' Equity .................................                 $37,126             $70,354
-------------------------

(1) Reflects the 2,455,218 shares of Class A Common Stock and 195,000 shares of Class B Common Stock issuable upon exercise of the Warrants, and the 616,938 shares of Class A Common Stock currently issuable upon conversion of debentures.

(2) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock.

                             Selected Financial Data

The table below presents selected consolidated financial data. This data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

------------------------------------------------------------------------------------------------------------------------------------
                                                     At or For The Three
                                                      Months Ended March
                                                       31, (unaudited)                At or For The Year Ended December 31,
                                                     -------------------------------------------------------------------------------
($ in thousands, except per share amounts)                2001            2000             2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets ......................................   $   423,081    $   367,119     $   416,927    $   340,481
Cash and cash equivalents .........................        79,801         29,664          42,938         32,095
Securities available for sale .....................        38,094              -          74,789              -
Securities held to maturity, net ..................        16,926         83,183          20,970         83,132
Loans receivable, net .............................       276,701        241,687         266,326        212,937
Deposits ..........................................       301,824        239,370         300,241        201,080
Federal funds purchased ...........................             -              -               -          6,955

Debentures and related accrued interest payable....        75,466         84,756          72,813         92,422
Stockholders' equity ..............................        37,126         34,185          36,228         33,604
Nonaccrual loans ..................................             -              -               -              -

Allowance for loan loss reserves ..................         2,768          2,648           2,768          2,493
Loan chargeoffs ...................................             -              -               -              -
Loan recoveries ...................................             -              -               -              1
------------------------------------------------------------------------------------------------------------------------------------
Operations Data:
Interest and dividend income ......................   $     8,684    $     7,256     $    31,908    $    25,501
Interest expense ..................................         6,621          5,412          23,325         18,419
                                                      ------------------------------------------------------------------------------
Net interest and dividend income ..................         2,063          1,844           8,583          7,082
Provision for loan loss reserves ..................             -            155             275            830
                                                      ------------------------------------------------------------------------------
Net interest and dividend income after
     provision for loan loss reserves .............         2,063          1,689           8,308          6,252
Noninterest income ................................           224            162             983            900
Noninterest expenses ..............................         1,324          1,251           4,568          4,059
                                                      ------------------------------------------------------------------------------
Earnings before income taxes, extraordinary item
     and change in accounting principle ...........           963            600           4,723          3,093
Provision for income taxes ........................           382            210           1,909          1,198
                                                      ------------------------------------------------------------------------------
Earnings before extraordinary item and
     change in accounting principle ...............           581            390           2,814          1,895
Extraordinary item, net of tax (1) ................             -           (206)              -              -
Cumulative effect of accounting  change,
net of tax (2) ....................................             -              -               -           (128)
                                                      ------------------------------------------------------------------------------
Net earnings ......................................   $       581    $       390     $     2,608    $     1,767
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data:
Basic earnings per share ..........................   $      0.15     $      0.10    $      0.67    $      0.47
Diluted earnings per share ........................          0.15            0.10           0.67           0.44
Common book value per share .......................          9.52            8.79           9.29           8.76
Dividends per share ...............................             -               -             -             -
------------------------------------------------------------------------------------------------------------------------------------
Other Data and Ratios:
Common shares outstanding .........................     3,899,629      3,890,629       3,899,629      3,836,879
Average common shares used to calculate:
     Basic earnings per share .....................     3,884,560      3,851,384       3,884,560      3,760,293
     Diluted earnings per share ...................     3,884,560      3,851,384       3,884,560      4,020,118
Adjusted  net  earnings  for diluted  earnings  per
share..............................................   $       581    $       390     $     2,608    $     1,767
Full-service banking offices ......................             6              6               6              6
Return on average assets ..........................          0.54%          0.57%          0.69%           0.57%
Return on average equity ..........................          6.31%          5.48%          7.48%           5.48%
Loans, net of unearned income to deposits .........         91.68%        100.01%         88.70%         105.90%
Allowance for loan losses to total net loans.......          1.00%          1.10%          1.04%           1.17%
Average stockholders' equity to average total
assets.............................................          8.60%          9.51%          9.18%          10.37%
Stockholders' equity to total assets ..............          8.78%          9.31%          8.69%           9.87%


------------------------------------------------------------------------------------------------------------------------------------
                                                     At or For The Three
                                                      Months Ended March
                                                       31, (unaudited)                At or For The Year Ended December 31,
                                                     -------------------------------------------------------------------------------
($ in thousands, except per share amounts)                                              1998           1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Total assets ......................................                               $   300,080    $   245,262    $   196,867
Cash and cash equivalents .........................                                    40,977         24,043         23,038
Securities available for sale .....................                                         -              -              -
Securities held to maturity, net ..................                                    82,338         58,821         34,507
Loans receivable, net .............................                                   164,986        150,832        129,676
Deposits ..........................................                                   170,420        130,412         93,228
Federal funds purchased ...........................                                         -              -              -
Debentures and related accrued interest payable....                                    93,090         82,966          79,006
Stockholders' equity ..............................                                    31,112         28,142         19,822
Nonaccrual loans ..................................                                         -              -              -
Allowance for loan loss reserves ..................                                     1,662          1,173            811
Loan chargeoffs ...................................                                         -              -             65
Loan recoveries ...................................                                        10             10             33
------------------------------------------------------------------------------------------------------------------------------------
Operations Data:
Interest and dividend income ......................                               $    24,647    $    19,807    $    16,206
Interest expense ..................................                                    17,669         15,008         11,649
                                                     -------------------------------------------------------------------------------
Net interest and dividend income ..................                                     6,978          4,799          4,557
Provision for loan loss reserves ..................                                       479            352            250
                                                     -------------------------------------------------------------------------------
Net interest and dividend income after
     provision for loan loss reserves .............                                     6,499          4,447          4,307
Noninterest income ................................                                       700            382            414
Noninterest expenses ..............................                                     3,077          2,679          2,499
                                                     -------------------------------------------------------------------------------
Earnings before income taxes, extraordinary item
     and change in accounting principle ...........                                     4,122          2,150          2,222
Provision for income taxes ........................                                     1,740            860            967
                                                     -------------------------------------------------------------------------------
Earnings before extraordinary item and
     change in accounting principle ...............                                     2,382          1,290          1,255
Extraordinary item, net of tax (1) ................                                         -              -              -
Cumulative effect of accounting  change,
net of tax (2)                                                                              -              -              -
                                                     -------------------------------------------------------------------------------
Net earnings ......................................                               $     2,382    $     1,290    $     1,255
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data:
Basic earnings per share ..........................                               $      0.64    $      0.44    $     0.43
Diluted earnings per share ........................                                      0.54           0.39          0.43
Common book value per share .......................                                      8.33           7.66          6.84
Dividends per share ...............................                                        --            ---
------------------------------------------------------------------------------------------------------------------------------------
Other Data and Ratios:
Common shares outstanding .........................                                 3,734,515      3,674,415      2,900,000
Average common shares used to calculate:
     Basic earnings per share .....................                                 3,707,113      2,962,292      2,900,000
     Diluted earnings per share ...................                                 4,723,516      3,322,459      2,900,000
Adjusted  net  earnings  for diluted  earnings  per                               $     2,554    $     1,290    $     1,255
share
Full-service banking offices ......................                                         5              4              4
Return on average assets ..........................                                      0.87%          0.59%          0.75%
Return on average equity ..........................                                      8.05%          6.00%          6.54%
Loans, net of unearned income to deposits .........                                     96.81%        115.66%        139.10%
Allowance for loan losses to total net loans.......                                      1.01%          0.78%          0.63%
Average  stockholders'  equity  to  average   total
assets.............................................                                     10.82%          9.86%         11.41%
Stockholders' equity to total assets ..............                                     10.37%         11.47%         10.07%
------------------------------------------------------------------------------------------------------------------------------------

(1)  Represents a charge, net of taxes, from the early retirement of debentures.

(2) Represents a charge, net of taxes, from the adoption of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

Management's discussion and analysis of financial condition and results of operations that follows should be read in conjunction with the Consolidated Financial Statements and Notes included in this prospectus.

Intervest Bancshares Corporation has three wholly owned subsidiaries - Intervest National Bank, Intervest Bank and Intervest Corporation of New York (hereafter referred to collectively as the "Company" on a consolidated basis). Intervest Bank and Intervest National Bank may be referred to collectively as the "Banks," and Intervest Bancshares Corporation may be referred to by itself as the "Holding Company."

The Holding Company's primary business is the operation of its subsidiaries. It does not engage in any other substantial business activities other than a limited amount of real estate mortgage lending. From time to time, the Holding Company sells debentures to raise funds for working capital purposes.

Intervest National Bank is a nationally chartered, full-service commercial bank located in Rockefeller Center in New York City and it opened for business on April 1, 1999. Intervest Bank is a Florida state-chartered commercial bank with four banking offices in Clearwater, Florida and one in South Pasadena, Florida. The Banks conduct a personalized commercial and consumer banking business, which consists of attracting deposits from the areas served by their banking offices. Intervest National Bank also provides Internet banking services through its Web
Site: www.intervestnatbank.com, which can attract deposit customers from outside its primary market area. The deposits, together with funds derived from other sources, are used to originate a variety of real estate, commercial and consumer loans and to purchase investment securities. The Banks' emphasize multifamily and commercial residential lending. On March 5, 2001, the Banks agreed to merge into one nationally chartered bank. The resulting institution, Intervest National Bank, will retain its headquarters and full-service banking office at One Rockefeller Plaza in New York City and will have a total of five full-service banking offices in Pinellas County, Florida. The consummation of the merger, which is subject to receipt of approvals from regulatory authorities, is expected to close in the third quarter of 2001.

Intervest Corporation of New York is located in Rockefeller Center in New York City and is in the business of originating and acquiring commercial and multifamily loans. On March 10, 2000, the Holding Company acquired all the outstanding capital stock of Intervest Corporation of New York in exchange for 1,250,000 shares of the Holding Company's Class A common stock. As a result of the acquisition, Intervest Corporation of New York became a wholly owned subsidiary of the Holding Company. Former shareholders of Intervest Corporation of New York are officers and directors of both the Holding Company and Intervest Corporation of New York. The acquisition was accounted for at historical cost similar to the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of both companies are combined and recorded at their historical cost amounts. Accordingly, all prior period financial information in this prospectus has been adjusted to include the accounts of Intervest Corporation of New York.

The Company's profitability depends primarily on net interest income, which is the difference between interest income generated from its interest-earning assets less the interest expense incurred on its interest-bearing liabilities. Net interest income is dependent upon the interest-rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand.

The Company's profitability is also affected by the level of its noninterest income and expenses, the provision for loan loss reserves, and its effective income tax rate. Noninterest income consists primarily of loan and other banking fees. Noninterest expense consists of compensation and benefits, occupancy and equipment related expenses, data processing expenses, advertising expense, deposit insurance premiums and other operating expenses. The Company's profitability is also significantly affected by general economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities.

Comparison  of Results of Operations  for the Quarters  Ended March 31, 2001 and
--------------------------------------------------------------------------------
2000
----
Overview
--------

Consolidated net earnings for the first quarter of 2001 increased to $581,000, or $0.15 per fully diluted share, from $390,000, or $0.10 per fully diluted share, in the first quarter of 2000, or a 49% year-to-year increase. The increase in net earnings was primarily due to a $219,000 increase in net interest and dividend income and a $155,000 decrease in the provision for loan losses. These items were partially offset by a $172,000 increase in the provision for income taxes.

Net Interest and Dividend Income
--------------------------------

Net interest and dividend income is the Company's primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of its interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

The following table provides information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each period divided by average interest-earning assets/interest-bearing liabilities during each period. Average balances are derived mainly from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each period.


                                                                                  Quarter Ended
                                                  -----------------------------------------------------------------------------
                                                            March 31, 2001                           March 31, 2000
                                                  -----------------------------------------------------------------------------
                                                     Average      Interest    Yield/         Average      Interest    Yield/
($ in thousands)                                     Balance     Inc./Exp.     Rate          Balance     Inc./Exp.     Rate
-------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
   Loans                                             $270,307     $  6,603      9.91%       $230,710     $  5,646        9.84%
   Securities                                         102,832        1,496      5.90         104,361        1,520        5.86
   Other interest-earning assets                       42,920          585      5.53           6,426           90        5.63
-------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                         416,059     $  8,684      8.46%        341,497     $  7,256        8.55%
-------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                             12,312                                 14,429
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                         $428,371                               $355,926
-------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Interest checking deposits                        $  6,960     $     53      3.09%       $  7,288     $     55        3.04%
   Savings deposits                                    16,308          208      5.17          17,357          215        4.98
   Money market deposits                               57,595          755      5.32          51,839          662        5.14
   Certificates of deposit                            224,633        3,590      6.48         130,444        1,912        5.90
   Total deposit accounts                             305,496        4,606      6.11         206,928        2,844        5.53
   Federal funds purchased                                                                    10,101          146        5.81
   Debentures and accrued interest payable             73,542        2,015     11.11          91,033        2,422       10.70
-------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                    379,038     $  6,621      7.08%        308,062     $  5,412        7.07%
-------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                            5,513                                  7,467
Noninterest-bearing liabilities                         6,994                                  6,531
Stockholders' equity                                   36,826                                 33,866
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity           $428,371                               $355,926
-------------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                           $  2,063      1.38%                    $  1,844        1.48%
-------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin                   $ 37,021                   2.01%       $ 33,435                     2.17%
-------------------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
   to total interest-bearing liabilities                1.10x                                  1.11x
-------------------------------------------------------------------------------------------------------------------------------
Other Ratios:
  Return on average assets (1)                           0.54%                                 0.44%
  Return on average equity (1)                           6.31%                                 4.61%
  Noninterest expense to average assets (1)              1.24%                                 1.41%
  Average stockholders' equity to average assets         8.60%                                 9.51%
-------------------------------------------------------------------------------------------------------------------------------

(1) Annualized

Net interest and dividend income increased to $2,063,000 in the first quarter of 2001, from $1,844,000 in the first quarter of 2000. The increase was attributable to growth in the Company's balance sheet, partially offset by a decrease in the net interest margin from 2.17% in the first quarter of 2000, to 2.01% in the first quarter of 2001. The decrease in the margin was due to a lower yield earned on interest-earning assets.

The Company's yield on interest-earning assets decreased 9 basis points to 8.46% in the first quarter of 2001, primarily due an increase in the average balance of short-term investments, as well as a decrease in the yield earned on such investments. The Company's short-term investments have a lower yield than its loan portfolio. The Company's cost of funds remained relatively unchanged at 7.08% in the first quarter of 2001, compared to 7.07% in the same period of 2000.

Provision for Loan Loss Reserves
--------------------------------

In the first quarter of 2001, the Company did not have a provision for loan losses, compared to a provision of $155,000 in the first quarter of 2000. The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves, which takes into consideration a number of factors as discussed on page 13 of this report.

Noninterest Income
------------------

Noninterest income increased to $224,000 in the first quarter of 2001, from $162,000 in the first quarter of 2000, primarily due to higher fee income from the prepayment and servicing of loans. Noninterest income includes fees from customer service charges and income from mortgage lending activities, which is comprised of loan prepayment fees, fees earned on expired loan commitments, and loan service, inspection and maintenance charges.

Noninterest Expenses
--------------------

Noninterest expenses increased to $1,324,000 in the first quarter of 2001, from $1,251,000 in the comparable quarter of 2000. Expenses for the 2001 period include $65,000 of merger expenses associated with the proposed merger of Intervest National Bank and Intervest Bank. Expenses for the 2000 period include approximately $210,000 of nonrecurring expenses (consisting of attorney and consulting fees, printing costs, and stock compensation) associated with the acquisition of Intervest Corporation of New York. Absent the aforementioned expenses, noninterest expenses totaled $1,259,000 in the first quarter of 2001, compared to $1,041,000 in the first quarter of 2000. The increase was due to higher compensation, occupancy and equipment expenses.

Provision for Income Taxes
--------------------------

The provision for income taxes amounted to $382,000 in the first quarter of 2001, compared to $210,000 in the first quarter of 2000. The increase was primarily due to higher pre-tax earnings. The Company's effective tax rate (inclusive of state and local taxes) amounted to 39.7% in the 2001 period, compared to 35.0% in the 2000 period.

Comparison of Results of Operations for the Years Ended December 31, 2000 and 1999.

General
-------

The Company's net earnings for 2000 increased to $2,608,000, or $0.67 per fully diluted share, from $1,767,000, or $0.44 per fully diluted share in 1999, or a 48% year-to-year increase. Net earnings for 2000 represent the highest level of earnings reported by the Company since its inception in 1993. The growth in earnings from 1999 was primarily due to a $1,501,000 increase in net interest and dividend income and a $555,000 decrease in the provision for loan loss reserves. These items were partially offset by a $711,000 increase in the provision for income taxes, an increase in operating expenses of $299,000 resulting largely from a full year of operations of Intervest National Bank, and approximately $210,000 of nonrecurring expenses associated with the acquisition of Intervest Corporation of New York in March of 2000.


Selected information regarding results of operations for the Holding Company and its subsidiaries for 2000 follows:

                                                                              Intervest      Intervest       Inter-
                                                        Holding   Intervest    National     Corporation     company
($ in thousands)                                        Company        Bank        Bank     of New York    Balances   Consolidated
----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                           $    672    $ 15,104    $  7,878      $  8,519      $   (265)      $ 31,908
Interest expense                                            686      10,303       4,965         7,636          (265)        23,325
                                                       ---------------------------------------------------------------------------
Net interest and dividend (expense) income                  (14)      4,801       2,913           883             -          8,583
Provision (credit) for loan loss reserves                    17         (93)        351             -             -            275
Noninterest income                                          165         347         132           563          (224)           983
Noninterest expenses                                        405       2,031       1,533           823          (224)         4,568
                                                       ---------------------------------------------------------------------------
(Credit) provision for income taxes                        (131)      1,208         544           288             -          1,909
Extraordinary item, net of tax                                -           -           -          (206)            -           (206)
----------------------------------------------------------------------------------------------------------------------------------
Net (loss) earnings                                    $   (140)   $  2,002    $    617      $    129      $      -       $  2,608
----------------------------------------------------------------------------------------------------------------------------------


Net Interest and Dividend Income
--------------------------------

Net interest and dividend income is the Company's primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of its interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates. Net interest and dividend income increased to $8,583,000 in 2000, from $7,082,000 in 1999. The improvement was attributable to a $74,961,000 increase in the average loan portfolio, partially offset by a decline in the Company's interest rate spread from 1.69% to 1.64%. The growth in the loan portfolio was funded primarily by a $78,008,000 increase in average deposits.

The Company's cost of funds in 2000 increased 16 basis points to 7.04% due to the rising interest rate environment, as evidenced by the Federal Reserve Board increasing the federal funds target rate on six occasions between June 1999 and June 2000, for a total of 175 basis points. This resulted in higher rates paid for deposit accounts and floating-rate debentures, as well as an increase in depositors' preference for certificates of deposit accounts, which normally have higher rates than savings and money market accounts.

The Company's yield on earning assets in 2000 increased 11 basis point to 8.68% due to higher yields earned on investment securities and other short-term investments, partially offset by a decline in the yield on the loan portfolio. Despite the higher rate environment, the average yield on the loan portfolio declined to 9.93% from 10.68%, due to competitive lending conditions (which resulted in originations of new loans with lower rates than the average yield of the portfolio in 1999, as well as prepayments of higher-yielding loans). The effect of the preceding was partially offset by rate increases on floating-rate loans.

The following table provides information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 2000 and 1999. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are derived mainly from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.



                                                                         For the Year Ended December 31,
                                                                   2000                                    1999
                                                    -----------------------------------    ------------------------------------
                                                      Average     Interest    Yield/         Average      Interest    Yield/
 ($ in thousands)                                     Balance    Inc./Exp.     Rate          Balance     Inc./Exp.     Rate
-------------------------------------------------------------------------------------------------------------------------------
                      Assets
 Interest-earning assets:
    Loans                                            $250,941    $ 24,923      9.93%        $175,980      $ 18,794    10.68%
    Securities                                        101,532       6,056      5.96          108,336         6,123     5.65
    Other interest-earning assets                      14,925         929      6.22           13,089           584     4.46
-------------------------------------------------------------------------------------------------------------------------------
 Total interest-earning assets                        367,398    $ 31,908      8.68%         297,405      $ 25,501     8.57%
-------------------------------------------------------------------------------------------------------------------------------
 Noninterest-earning assets                            12,257           -      -              13,610             -     -
-------------------------------------------------------------------------------------------------------------------------------
 Total assets                                        $379,655           -      -            $311,015             -     -
-------------------------------------------------------------------------------------------------------------------------------
       Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
    Interest checking  deposits                      $  7,611    $    232      3.05%        $  7,687      $    238     3.10%
    Savings deposits                                   17,070         897      5.25           25,160         1,059     4.21
    Money market deposits                              52,182       2,832      5.43           42,078         1,882     4.47
    Certificates of deposit                           175,552      10,892      6.20           99,482         5,524     5.55
                                                     --------------------------------------------------------------------------
    Total deposit accounts                            252,415      14,853      5.88          174,407         8,703     4.99
    Federal funds purchased                             2,544         150      5.90              517            29     5.61
    Debentures and accrued interest payable            76,546       8,322     10.87           92,888         9,687    10.43
-------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing liabilities                   331,505    $ 23,325      7.04%         267,812      $ 18,419     6.88%
-------------------------------------------------------------------------------------------------------------------------------
 Noninterest-bearing deposits                           5,696           -      -               4,436             -     -
 Noninterest-bearing liabilities                        7,599           -      -               6,529             -     -
 Stockholders' equity                                  34,855           -      -              32,238             -     -
-------------------------------------------------------------------------------------------------------------------------------
 Total liabilities and stockholders' equity          $379,655           -      -            $311,015             -     -
-------------------------------------------------------------------------------------------------------------------------------
 Net interest and dividend income/spread                    -    $  8,583      1.64%               -      $  7,082     1.69%
-------------------------------------------------------------------------------------------------------------------------------
 Net interest-earning assets/margin                  $ 35,893           -      2.34%        $ 29,593             -     2.38%
-------------------------------------------------------------------------------------------------------------------------------
 Ratio of total interest-earning assets
    to total interest-bearing liabilities               1.11x           -      -               1.11x             -     -
-------------------------------------------------------------------------------------------------------------------------------


The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume),
(2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).


                                                                   For the Year Ended December 31, 2000 vs. 1999
                                                                   ---------------------------------------------
                                                                    Increase (Decrease) Due To Change In:
                                                                    -------------------------------------
     ($ in thousands)                                                  Rate        Volume     Rate/Volume     Total
-------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans                                                           $(1,320)       $ 8,006        $  (557)   $ 6,129
   Securities                                                          336           (384)           (19)       (67)
   Other interest-earning assets                                       230             82             33        345
-------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                         (754)         7,704           (543)     6,407
-------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Interest checking deposits                                           (4)            (2)             -         (6)
   Savings deposits                                                    262           (341)           (83)      (162)
   Money market deposits                                               404            452             94        950
   Certificates of deposit                                             647          4,222            499      5,368
                                                                   ------------------------------------------------
   Total deposit accounts                                            1,309          4,331            510      6,150
   Federal funds purchased                                               1            114              6        121
   Debentures and accrued interest payable                             409         (1,704)           (70)    (1,365)
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                   1,719          2,741            446      4,906
-------------------------------------------------------------------------------------------------------------------
Net change in interest and dividend income                         $(2,473)       $ 4,963        $  (989)   $ 1,501
-------------------------------------------------------------------------------------------------------------------

Provision for Loan Loss Reserves
--------------------------------

The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves, which takes into consideration a number of factors, including the level of outstanding loans. See the section "Comparison of Financial Condition at December 31, 2000 and 1999," for a discussion of these factors. The provision amounted to $275,000 in 2000, compared to $830,000 in 1999. The 1999 provision included $444,000 recorded by Intervest National Bank as its initial provision for loan loss reserves in conjunction with approximately $42,000,000 of new loan originations in 1999. At December 31, 2000 and 1999, the Company did not have any nonaccrual or impaired loans.

Noninterest Income
------------------

Noninterest income, which is comprised mainly of fees from customer service charges and income from mortgage lending activities, increased to $983,000 in 2000, from $900,000 in 1999. The increase was due to a higher level of income from the early repayment of loans, which consists of the recognition of unearned fees and discounts associated with such loans and the receipt of prepayment penalties in certain cases.

Noninterest Expenses
--------------------
Noninterest expenses increased to $4,568,000 in 2000, from $4,059,000 in 1999. The increase was due to approximately $210,000 of nonrecurring expenses (consisting of attorney and consulting fees, printing costs, and stock compensation) associated with the acquisition of Intervest Corporation of New York. The remaining $299,000 increase was due to higher compensation, occupancy and equipment expenses resulting from a full year of operations of Intervest National Bank in 2000, compared to nine months of operations in 1999.

Provision for Income Taxes
--------------------------
The provision for income taxes increased to $1,909,000 in 2000, from $1,198,000 in 1999, due to higher pre-tax earnings. The Company's effective tax rate (inclusive of state and local taxes) amounted to 40% in 2000, compared to 39% in 1999.

Extraordinary Item
------------------

In 2000, Intervest Corporation of New York redeemed debentures totaling $24,000,000 in principal prior to maturity for the outstanding principal amount plus accrued interest aggregating $3,970,000. In connection with these redemptions, $382,000 of unamortized deferred debenture offering costs was charged to expense and reported as an extraordinary charge, net of a tax benefit of $176,000, in the consolidated statement of earnings for the year ended December 31, 2000.

Cumulative Effect of Change in Accounting Principle
---------------------------------------------------

See the "Comparison of Results of Operations for the Years Ended December 31, 1999 and 1998" for a discussion of the change in accounting principle.

Comparison of Results of Operations for the Years Ended December 31, 1999 and 1998.

General
-------

The Company's net earnings for 1999 were $1,767,000, or $0.44 per fully diluted share, compared to $2,382,000, or $0.54 per fully diluted share, for 1998. The decline in net earnings was almost entirely due to the opening of Intervest National Bank. The new bank recorded a net loss from its initial nine-months of operations in 1999 of $507,000, which included $444,000 allocated to its initial provision for loan loss reserves, as well as a one-time net charge of $128,000 in connection with the required adoption of a new accounting standard related to the costs of start-up activities. Intervest National Bank opened for business on April 1, 1999.


Selected information regarding results of operations of the Holding Company and its subsidiaries for 1999 follows:

                                                                           Intervest      Intervest       Inter-
                                                   Holding     Intervest    National     Corporation     company
($ in thousands)                                   Company          Bank        Bank     of New York    Balances    Consolidated
--------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                      $    744      $ 12,827    $  1,558        $ 10,552    $   (180)       $ 25,501
Interest expense                                       637         8,106         806           9,050        (180)         18,419
                                                  ------------------------------------------------------------------------------
Net interest and dividend income                       107         4,721         752           1,502           -           7,082
(Credit) provision for loan loss reserves              (42)          428         444               -           -             830
Noninterest income                                     159           346          42             444         (91)            900
Noninterest expenses                                   195         2,046       1,015             894         (91)          4,059
                                                  ------------------------------------------------------------------------------
Earnings (loss) before taxes
    and accounting change                              113         2,593        (665)          1,052           -           3,093
Provision (credit) for income taxes                     53           951        (286)            480           -           1,198
Cumulative effect of change
    in accounting principle, net of tax                  -             -        (128)              -           -            (128)
--------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                               $     60      $  1,642    $   (507)       $    572    $      -        $  1,767
--------------------------------------------------------------------------------------------------------------------------------

Net Interest and Dividend Income
--------------------------------

Net interest and dividend income is the Company's primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of its interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

Net interest and dividend income increased to $7,082,000 in 1999, from $6,978,000 in 1998. The increase was due to a $37,944,000 increase in interest-earning assets, partially offset by a decline in the net interest margin from 2.69% in 1998, to 2.38% in 1999.

The decline in the margin was a function of a lower interest rate spread caused by the yield on the Company's earning assets declining at faster pace than its cost of funds. The yield on earning assets declined by 93 basis points to 8.57% in 1999, largely due to a lower yield on the loan portfolio, as well as an increase in securities and short-term investments as a percentage of total interest-earning assets. Securities and short-term investments have a lower yield than the Company's loan portfolio. The Company's cost of funds declined by 65 basis points in 1999 to 6.88%, due to a decline in the average cost of deposits and debentures payable.

The following table provides information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 1999 and 1998. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are derived mainly from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.



                                                                        For the Year Ended December 31,
                                                                  1999                                     1998
                                                   ----------------------------------     ----------------------------------
                                                     Average      Interest    Yield/         Average      Interest    Yield/
($ in thousands)                                     Balance     Inc./Exp.     Rate          Balance     Inc./Exp.     Rate
-------------------------------------------------------------------------------------------------------------------------

                     Assets
Interest-earning assets:
   Loans                                            $175,980      $ 18,794    10.68%        $170,675      $ 19,383     11.36%
   Securities                                        108,336         6,123     5.65           79,539         4,816      6.05
   Other interest-earning assets                      13,089           584     4.46            9,247           448      4.84
--------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                        297,405      $ 25,501     8.57% 2        59,461      $ 24,647      9.50%
--------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                            13,610                                                14,276
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                        $311,015                                              $273,737
--------------------------------------------------------------------------------------------------------------------------------
      Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Interest checking deposits                       $  7,687      $    238     3.10%$          5,286      $    216      4.09%
   Savings deposits                                   25,160         1,059     4.21           17,210           832      4.83
   Money market deposits                              42,078         1,882     4.47           22,855         1,079      4.72
   Certificates of deposit                            99,482         5,524     5.55          101,547         5,821      5.73
                                                    ----------------------------------------------------------------------------
   Total deposit accounts                            174,407         8,703     4.99          146,898         7,948      5.41
   Federal funds purchased                               517            29     5.61               20             1      5.00
   Debentures and accrued interest payable            92,888         9,687    10.43           87,781         9,720     11.07
--------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                   267,812      $ 18,419     6.88%         234,699      $ 17,669      7.53%
--------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                           4,436                                                 3,096
Noninterest-bearing liabilities                        6,529                                                 6,337
Stockholders' equity                                  32,238                                                29,605
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity          $311,015                                              $273,737
--------------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                           $  7,082     1.69%                      $  6,978      1.97%
--------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin                  $ 29,593                   2.38%        $ 24,762                    2.69%
--------------------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
    to total interest-bearing liabilities                            1.11x                                   1.11x
--------------------------------------------------------------------------------------------------------------------------------


The table that follows provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume),
(2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).


                                                                   For the Year Ended December 31, 1999 vs. 1998
                                                                   Increase (Decrease) Due To Change In:
($ in thousands)                                                       Rate        Volume     Rate/Volume          Total
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans                                                            $(1,161)       $   603        $   (31)       $  (589)
   Securities                                                          (318)         1,742           (117)         1,307
   Other interest-earning assets                                        (35)           186            (15)           136
----------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                        (1,514)         2,531           (163)           854
----------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Interest checking deposits                                           (52)            98            (24)            22
   Savings deposits                                                    (107)           384            (50)           227
   Money market deposits                                                (57)           907            (47)           803
   Certificates of deposit                                             (183)          (118)             4           (297)
                                                           -----------------------------------------------------------------
   Total deposit accounts                                              (399)         1,271           (117)           755
   Federal funds purchased                                                -             25              3             28
   Debentures and accrued interest payable                             (562)           564            (35)           (33)
----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                     (961)         1,860           (149)           750
----------------------------------------------------------------------------------------------------------------------------
Net change in interest and dividend income                          $  (553)       $   671        $   (14)       $   104
----------------------------------------------------------------------------------------------------------------------------

Provision for Loan Loss Reserves
--------------------------------

The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves, which takes into consideration a number of factors, including the level of outstanding loans. See the section "Comparison of Financial Condition at December 31, 2000 and 1999," for a discussion of these factors. The provision amounted to $830,000 in 1999, compared to $479,000 in 1998. The 1999 provision included $444,000 recorded by Intervest National Bank as its initial provision for loan loss reserves in conjunction with approximately $42,000,000 of new loan originations. At December 31, 1999 and 1998, the Company did not have any nonaccrual or impaired loans.

Noninterest Income
------------------

Noninterest income, which is comprised mainly of fees from customer service charges and income from mortgage lending activities, increased to $900,000 in 1999, from $700,000 in 1998. The increase was due to higher fee income from mortgage lending activities. Such fees include loan prepayment fees, fees earned on expired commitments, and loan service, inspection and maintenance charges.

Noninterest Expenses
--------------------

Noninterest expenses increased to $4,059,000 in 1999, from $3,077,000 in 1998. The increase was almost entirely due to the opening of Intervest National Bank on April 1, 1999, which increased compensation expense (due to additional staffing) and occupancy and equipment expenses (due to the leasing of new office space and fixed asset depreciation).

Provision for Income Taxes
--------------------------

The provision for income taxes decreased to $1,198,000 in 1999, from $1,740,000 in 1998, due to lower pre-tax earnings. The Company's effective tax rate (inclusive of state and local taxes) amounted to 39% in 1999, compared to 42% in 1998. The decline in the rate was due to New York State and New York City tax benefits resulting from Intervest National Bank's operating loss in 1999.

Cumulative Effect of Change in Accounting Principle
---------------------------------------------------

The change in accounting principle represents the required adoption of the AICPA's Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which applies to all companies except as provided for therein. The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred for financial statement purposes effective January 1, 1999. Previously, a portion of start-up costs were generally capitalized and amortized over a period of time. The adoption of this statement resulted in the immediate expensing on January 1, 1999 of $193,000 in start-up costs incurred through December 31, 1998 in connection with organizing Intervest National Bank. A deferred tax benefit of $65,000 was recorded in conjunction with this charge.

Comparison of Financial Condition at March 31, 2001 and December 31, 2000
-------------------------------------------------------------------------

Overview
--------

Total assets at March 31, 2001 increased to $423,081,000, from $416,927,000 at December 31, 2000. The growth primarily reflected an increase in commercial real estate and multifamily mortgage loans. Total liabilities at March 31, 2001 increased to $385,955,000, from $380,699,000 at December 31, 2000, primarily due to the sale of new debentures and an increase in deposits. Stockholders' equity increased to $37,126,000 at March 31, 2001, from $36,228,000 at year-end 2000.
The increase reflected earnings of $581,000 for the first quarter of 2001 and an increase in unrealized gains, net of tax, of $311,000 from securities available for sale. Book value per common share increased to $9.52 per share at March 31, 2001, from $9.29 at December 31, 2000.


Selected balance sheet information for the Holding Company and its subsidiaries as of March 31, 2001 follows:

                                                                          Intervest      Intervest      Inter-
                                                 Holding      Intervest    National    Corporation     Company
($ in thousands)                                 Company           Bank        Bank    of New York    Balances    Consolidated
------------------------------------------------------------------------------------------------------------------------------
Assets                                          $ 49,464       $216,971    $122,597       $ 74,106    $(40,057)       $423,081
Cash and cash equivalents                          3,149         41,624      20,110         16,074      (1,156)         79,801
Securities available for sale                          -         38,094           -              -           -          38,094
Securities held to maturity, net                       -              -      16,926              -           -          16,926
Loans receivable, net of deferred fees             6,659        131,373      83,894         54,775           -         276,701
Allowance for loan loss reserves                      35          1,913         820              -           -           2,768
Deposits                                               -        198,347     104,758              -      (1,281)        301,824
Debentures and accrued interest payable           12,136              -           -         63,330           -          75,466
Stockholders' equity                              37,126         15,271      14,310          9,215     (38,796)         37,126
------------------------------------------------------------------------------------------------------------------------------



A comparison  of the Company's  consolidated  balance sheet as of March 31, 2001 and December 31, 2000 follows:
                                                                      At March 31, 2001                  At December 31, 2000
                                                                    Carrying       % of                Carrying        % of
($ in thousands)                                                      Value    Total Assets              Value     Total Assets
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                           $ 79,801      18.9%                $ 42,938       10.3%
Securities available for sale                                         38,094       9.0                   74,789       17.9
Securities held to maturity, net                                      16,926       4.0                   20,970        5.0
Federal Reserve Bank stock                                               639       0.2                      605        0.2
Loans receivable,  net of deferred fees and loan loss reserves       273,933      64.7                  263,558       63.2
All other assets                                                      13,688       3.2                   14,067        3.4
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                                        $423,081     100.0%                $416,927      100.0%

-------------------------------------------------------------------------------------------------------------------------------
Deposits                                                            $301,824      71.3%                $300,241       72.0%
Debentures payable                                                    66,180      15.6                   64,080       15.4
Accrued interest payable on debentures                                 9,286       2.2                    8,733        2.1
All other liabilities                                                  8,665       2.1                    7,645        1.8
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                    385,955      91.2                  380,699       91.3
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                  37,126       8.8                   36,228        8.7
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                          $423,081     100.0%                $416,927      100.0%
-------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents increased to $79,801,000 at March 31, 2001, from $42,938,000 at December 31, 2000. The increase was due to early redemptions by various agencies of Intervest Bank's holdings of U.S Government agencies securities. The redemptions were brought about by a decrease in market interest rates during the quarter. The resulting proceeds from the redemptions were temporarily invested in the overnight Federal funds market pending investment in mortgages as opportunities arise.

In addition to Federal funds investments, cash and cash equivalents include interest-bearing and noninterest-bearing cash balances with banks, and other short-term investments that have original maturities of three months or less. These short-term investments are normally comprised of commercial paper issued by large commercial banks, certificates of deposit and U.S. government securities. The level of cash and cash equivalents fluctuates based on various factors, including liquidity needs, loan demand, deposit flows, calls of securities, repayments of borrowed funds and alternative investment opportunities.

Securities Available for Sale
-----------------------------

Securities that are held for indefinite periods of time which management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale and are carried at estimated fair value. Securities available for sale amounted to $38,094,000 at March 31, 2001, compared to $74,789,000 at December 31, 2000. The decrease was due to the early redemptions discussed above.

At March 31, 2001, the portfolio consisted of Intervest Bank's remaining holdings of U.S. government agency securities. Most of the securities have terms that allow the issuer the right to call or prepay its obligation without prepayment penalty. In April 2001, approximately $10,000,000 of additional securities were redeemed early by the issuers.

At March 31, 2001, the portfolio had a unrealized gain, net of tax, of $59,000, compared to an unrealized loss, net of tax, of $252,000 at December 31, 2000. Unrealized gains and losses on securities available for sale, net of related income taxes, are reported as a separate component of comprehensive income and included in stockholders' equity.

Securities Held to Maturity
---------------------------

Securities for which the Company has the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Securities held to maturity totaled $16,926,000 at March 31, 2001, compared to $20,970,000 at December 31, 2000. The decrease was due to maturities exceeding new purchases during the quarter. The portfolio consists of Intervest National Bank's holdings of short-term U.S. government agency securities.

Federal Reserve Bank Stock
--------------------------

In order for the Banks to be members of the Federal Reserve Banking System, the Banks maintain an investment in the capital stock of the Federal Reserve Bank, which pays a dividend that is currently 6%. The investment, which amounted to $639,000 at March 31, 2001 and $605,000 at December 31, 2000, fluctuates based on each Bank's capital level.

Loans Receivable, Net of Deferred Fees and Loan Loss Reserves
-------------------------------------------------------------

Loans receivable, net of deferred fees and the allowance for loan loss reserves, increased to $273,933,000 at March 31, 2001, from $263,558,000 at December 31,
2000. The growth primarily reflected new originations of commercial real estate and multifamily mortgage loans, partially offset by principal repayments. Commercial real estate and multifamily real estate properties collateralized almost all of the loans in the Company's loan portfolio.

At March 31, 2001 and December 31, 2000, the allowance for loan loss reserves amounted to $2,768,000. The allowance represented 1.00% of total loans outstanding at March 31, 2001, compared to 1.04% at December 31, 2000. At March 31, 2001 and December 31, 2000, the Company did not have any loans on a nonaccrual status or classified as impaired. The Company monitors its loan portfolio to determine the appropriate level of the allowance for loan loss reserves based on various factors. These factors include: the type and level of loans outstanding; volume of loan originations; overall portfolio quality; loan concentrations; specific problem loans, historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's assessment of the current and anticipated economic conditions in the Company's lending regions.


All Other Assets
----------------

The following table sets forth the composition of all other assets in the table on page 12:
                                                 At             At
                                              March 31,     December 31,
($ in thousands)                                2001            2000
------------------------------------------------------------------------
Accrued interest receivable                   $ 2,480        $ 2,961
Loans fee receivable                            1,354          1,276
Premises and equipment, net                     5,691          5,731
Deferred income tax asset                         913          1,105
Deferred debenture offering costs               2,915          2,835
All other                                         335            159
------------------------------------------------------------------------
                                              $13,688        $14,067
------------------------------------------------------------------------

Accrued interest receivable fluctuates based on the amount of loans, investments and other interest-earning assets outstanding and the timing of interest payments received.

Loan fees receivable are fees due to the Company in accordance with the terms of mortgage loans. Such amounts are generally due upon the full repayment of the loan. This fee is recorded as deferred income at the time a loan is originated and is then amortized to interest income over the life of the loan. The increase was due to an increase in mortgage loans outstanding.

The deferred income tax asset relates primarily to the unrealized tax benefit on the Company's allowance for loan loss reserves and organizational start-up costs. These charges have been expensed for financial statement purposes, but are not all currently deductible for income tax purposes. The ultimate realization of the deferred tax asset is dependent upon the generation of sufficient taxable income by the Company during the periods in which these temporary differences become deductible for tax purposes. Management believes that it is more likely than not that the Company's deferred tax asset will be realized and accordingly, a valuation allowance for deferred tax assets is not maintained.

Deferred debenture offering costs consist primarily of underwriters' commissions and are amortized over the terms of the debentures. The increase was due to additional costs incurred with the sale of new debentures in the first quarter of 2001, partially offset by normal amortization.

Deposit Liabilities
-------------------

Deposit liabilities increased to $301,824,000 at March 31, 2001, from $300,241,000 at December 31, 2000, due to growth in deposit accounts. At March 31, 2001, certificate of deposit accounts totaled $213,981,000 and demand deposit, savings, NOW and money market accounts aggregated $87,843,000. The same categories of deposit accounts totaled $217,656,000 and $82,585,000, respectively, at December 31, 2000. Certificate of deposit accounts represented 71% of total deposits at March 31, 2001, compared to 72% at year-end 2000.

Debentures Payable and Related Accrued Interest Payable
-------------------------------------------------------

At March 31, 2001, debentures payable amounted to $66,180,000, compared to $64,080,000 at December 31, 2000. The increase was due to the sale of debentures in the aggregate principal amount of $3,500,000 by the Holding Company. The sale resulted in net proceeds of $3,260,000 after underwriter's commissions and other issuance costs. From time to time, the Holding Company sells debentures and the proceeds are used for working capital purposes. The sale of the aforementioned debentures was partially offset by the maturity on January 1, 2001, of $1,400,000 of Intervest Corporation of New York's debentures.

At March 31, 2001, Intervest Corporation of New York had $55,750,000 of debentures payable outstanding and the Holding Company had $10,430,000 of debentures payable outstanding, of which $6,930,000 were convertible into the Holding Company's Class A common stock.

At March 31, 2001, accrued interest payable on debentures amounted to $9,286,000, compared to $8,733,000 at year-end 2000. Nearly all of the accrued interest payable at March 31, 2001 is due and payable at the maturity of various debentures. For a further discussion of the debentures, including conversion prices and redemption premiums, see note 8 to the consolidated financial statements included in the Company's Annual Report to Stockholders on Form 10-K for the year ended December 31, 2000.

All Other Liabilities
---------------------

The following table shows the composition of all other liabilities in the table on page 12:

                                                      At                At
                                                   March 31,       December 31,
($ in thousands)                                     2001              2000
--------------------------------------------------------------------------------
Mortgage escrow funds payable                      $4,841            $3,397
Accrued interest payable on deposits                  861               856
Official checks outstanding                         1,776             2,281
All other                                           1,187             1,111
--------------------------------------------------------------------------------
                                                   $8,665            $7,645
--------------------------------------------------------------------------------

Mortgage escrow funds payable represent advance payments made by borrowers for taxes and insurance that are remitted by the Company to third parties. The increase reflects the timing of payments to taxing authorities as well as the growth in the loan portfolio. The level of official checks outstanding varies and fluctuates based on banking activity.

Stockholders' Equity and Regulatory Capital
-------------------------------------------

Stockholders equity increased to $37,126,000 at March 31, 2001, from $36,228,000 at December 31, 2000. The increase was due to net earnings of $581,000 and a $311,000 increase in unrealized gains, net of tax, on securities available for sale.

Intervest Bank and Intervest National Bank are both well-capitalized institutions as defined by FDIC regulations. See note 4 to the condensed consolidated financial statements in this report for their respective capital ratios.

Comparison of Financial Condition at December 31, 2000 and December 31, 1999.
----------------------------------------------------------------------------

Overview
--------

Total assets at December 31, 2000 increased to $416,927,000, from $340,481,000 at December 31, 1999. The increase is reflected primarily in new mortgage loans originated and purchases of new security investments. Total liabilities at December 31, 2000 increased to $380,699,000, from $306,877,000 at December 31,
1999, due to growth in deposit accounts. The increase in deposits was partially offset by the retirement of certain debentures payable and the repayment of federal funds purchased. Stockholders' equity increased to $36,288,000 at December 31, 2000, from $33,604,000 at year-end 1999. The increase reflected earnings for 2000 and the issuance of common stock in connection with a stock award and the exercise of warrants. Book value per common share increased to $9.29 per share at December 31, 2000, from $8.76 at December 31, 1999.


Selected balance sheet information for the Holding Company and its subsidiaries as of December 31, 2000 follows:

                                                                          Intervest      Intervest      Inter-
                                                 Holding      Intervest    National    Corporation     company
($ in thousands)                                 Company           Bank        Bank    of New York    Balances    Consolidated
------------------------------------------------------------------------------------------------------------------------------
Assets                                          $ 44,876       $218,588    $117,384       $ 74,860    $(38,781)       $416,927
Cash and cash equivalents                          1,447          9,903      13,994         19,476      (1,882)         42,938
Securities available for sale, net                     -         74,789           -              -           -          74,789
Securities held to maturity, net                       -              -      20,970              -           -          20,970
Loans receivable, net of deferred fees             5,935        127,553      80,846         51,992           -         266,326
Allowance for loan loss reserves                      30          1,943         795              -           -           2,768
Deposits                                               -        200,990     101,266              -      (2,015)        300,241
Debentures and accrued interest payable            8,466              -           -         64,347           -          72,813
Stockholders' equity                              36,228         14,496      13,110          9,269     (36,875)         36,228
------------------------------------------------------------------------------------------------------------------------------



A comparison of the Company's consolidated balance sheet as of December 31, 2000 and 1999 follows:
                                                                   At December 31, 2000                At December 31, 1999
                                                                  Carrying       % of                Carrying        % of
($ in thousands)                                                    Value    Total Assets              Value     Total Assets
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                         $ 42,938      10.3%                $ 32,095         9.4%
Securities available for sale, net                                  74,789      17.9                        -         -
Securities held to maturity, net                                    20,970       5.0                   83,132        24.4
Federal Reserve Bank stock                                             605       0.2                      508         0.2
Loans receivable,  net of deferred fees and loan loss reserves     263,558      63.2                  210,444        61.8
All other assets                                                    14,067       3.4                   14,302         4.2
------------------------------------------------------------------------------------------------------------------------------
Total assets                                                      $416,927     100.0%                $340,481       100.0%
------------------------------------------------------------------------------------------------------------------------------
Deposits                                                          $300,241      72.0%                $201,080        59.1%
Federal funds purchased                                                  -       -                      6,955         2.0
Debentures payable                                                  64,080      15.4                   84,330        24.8
Accrued interest payable on debentures                               8,733       2.1                    8,092         2.3
All other liabilities                                                7,645       1.8                    6,420         1.9
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                  380,699      91.3                  306,877        90.1
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                36,228       8.7                   33,604         9.9
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                        $416,927     100.0%                $340,481       100.0%
------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include interest-bearing and noninterest-bearing cash balances, investments in overnight federal funds and other short-term investments that have original maturities of three months or less. Other short-term investments are normally comprised of bank commercial paper, certificates of deposit and U.S. government securities. The level of cash and cash equivalents fluctuates based on various factors, including liquidity needs, loan demand, deposit flows, repayments of borrowed funds and alternative security investment opportunities.

Securities
----------

The Company invests in securities after satisfying its liquidity objectives and lending commitments. The Company has historically only purchased securities that are issued by the U.S. government or one of its agencies. The Company's security investments have lower yields than its loan portfolio. To manage interest rate risk, the Company normally purchases securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms.

From time to time, the Banks maintain a securities available-for-sale portfolio to provide flexibility in implementing asset/liability management strategies. On December 31, 2000, Intervest Bank transferred its entire securities held-to-maturity portfolio (consisting of U.S. government agency securities with an estimated fair value of $74,789,000) to the securities available-for-sale portfolio. At December 31, 2000, a valuation allowance of $252,000, which represents the unrealized loss on securities available for sale, net of taxes, was recorded as a component of stockholders' equity in connection with this transfer.

The available-for-sale portfolio consists of fixed-rate debt obligations of the Federal Home Loan Bank (FHLB), Federal Farm Credit Bank (FFCB) and Federal National Mortgage Association (FNMA). Most of the securities have terms that allow the issuer the right to call or prepay its obligation without prepayment penalty. There were no sales of securities during 2000, 1999 and 1998, and no transfers of securities to the available-for-sale portfolio in 1999 or 1998. The Company does not engage in trading activities.

Securities for which the Banks have the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Securities held to maturity totaled $20,970,000 at December 31, 2000, compared to $83,132,000 at December 31, 1999. The decrease reflected the transfer discussed above, partially offset by additional purchases. The estimated fair value of the held-to-maturity portfolio was $20,978,000 at December 31, 2000 and $79,882,000 at December 31, 1999. At December 31, 2000, securities held to maturity consisted of Intervest National Bank's holdings of short-term (due in one year or less), fixed-rate debt obligations of the FHLB, FNMA and the Federal Home Loan Mortgage Corporation (FHLMC).

In order for the Banks to be members of the Federal Reserve Banking System, the Banks maintain an investment in the capital stock of the Federal Reserve Bank, which pays a dividend that is currently 6%. The amount of the investment, which amounted to $605,000 at December 31, 2000 and $508,000 at year-end 1999, fluctuates based on each Bank's capital level.

Loans Receivable
----------------

Loans receivable, (before the allowance for loan loss reserves and deferred fees), increased to $268,305,000 at December 31, 2000, from $214,682,000 at
December 31, 1999, due to new originations of commercial real estate and multifamily loans, partially offset by principal repayments. At December 31, 2000, the loan portfolio consisted of $59,587,000 of fixed-rate loans and $208,718,000 of adjustable-rate loans.

At December 31, 2000 and 1999, the loan portfolio was concentrated in commercial real estate and multifamily mortgage loans. Such loans represented 98% and 97% of the total loan portfolio in 2000 and 1999, respectively. Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities, which would cause the loans to be similarly impacted by economic or other conditions. Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions in the areas the properties are located, as well as the Company's underwriting standards. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings).


The following table sets forth information concerning the loan portfolio:

                                                    At December 31, 2000                   At December 31, 1999
                                              # of                  % of         # of                 % of
($ in thousands)                             loans      Amount     Total        loans      Amount    Total
----------------------------------------------------------------------------------------------------------------
Residential multifamily loans                 137    $ 144,916      54.0%         120   $ 116,729     54.4%
Commercial real estate loans                  124      118,368      44.1          110      93,293     43.5
Residential 1-4 family loans                   39        3,034       1.1           44       2,311      1.1
Commercial loans                               39        1,781       0.7           42       2,107      1.0
Consumer loans                                 18          206       0.1           24         242      -
----------------------------------------------------------------------------------------------------------------
Total gross loans receivable                  357      268,305     100.0%         340     214,682    100.0%
Deferred loan fees                                      (1,979)                            (1,745)
----------------------------------------------------------------------------------------------------------------
Loans, net of deferred fees                            266,326                            212,937
Allowance for loan loss reserves                        (2,768)                            (2,493)
----------------------------------------------------------------------------------------------------------------
Loans receivable, net                                $ 263,558                          $ 210,444
----------------------------------------------------------------------------------------------------------------


The following table sets forth the scheduled contractual principal repayments the loan portfolio:

                                                           At December 31,
                                                           ---------------

($ in thousands)                                       2000              1999
--------------------------------------------------------------------------------
Within one year                                    $120,258          $ 48,577
Over one to five years                              107,490           127,880
Over five years                                      40,557            38,225
--------------------------------------------------------------------------------
                                                   $268,305          $214,682
--------------------------------------------------------------------------------

At  December  31,  2000,   $115,718,000  of  loans  with  adjustable  rates  and
$32,329,000 of loans with fixed rates were due after one year.

The following table sets forth the activity in the loan portfolio:

                                                 For the Year Ended December 31,
 ($ in thousands)
                                                       2000          1999
 ---------------------------------------------------------------------------
Loans receivable, net, at beginning of year         $ 210,444     $ 163,324
  Loans originated and purchased                      124,669       112,629
  Principal repayments                                (71,046)      (64,244)
  Recoveries                                                -             1
  Increase in deferred loan fees                         (234)         (435)
  Increase in allowance for loan loss reserves           (275)         (831)
                                                                  ---------
Loans receivable, net, at end of year               $ 263,558     $ 210,444
 ---------------------------------------------------------------------------

Nonaccrual Loans
----------------

During 2000 and 1999, the Company did not have any loans on a nonaccrual status. The Company's policy is to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or when in the opinion of the Company's management, principal or interest is not likely to be paid in accordance with the terms of the loan.

Allowance for Loan Loss Reserves
--------------------------------

The allowance for loan loss reserves is established through a provision charged to operations. Loans are charged against the allowance when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The adequacy of the allowance is evaluated monthly or more frequently when necessary with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending areas. Although management believes it uses the best information available to make determinations with respect to the allowance for loan loss reserves, future adjustments may be necessary if economic conditions, or other factors, differ from those assumed in the determination of the level of the allowance.

In addition, SFAS No. 114 specifies the manner in which the portion of the allowance for loan loss reserves related to impaired loans is computed. A loan is normally deemed impaired when, based upon current information and events, it is probable that the Company will be unable to collect both full principal and interest due according to the contractual terms of the loan agreement. Impairment for larger balance loans such as commercial real estate and multifamily loans are measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan loss reserves and a charge through the provision for loan loss reserves. The Company's policy is to charge off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

The Company considers a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and/or interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management that would indicate the full repayment of principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications. Impaired loans normally consist of loans on nonaccrual status. Generally, all loans are evaluated for impairment on a loan-by-loan basis, except for smaller balance homogeneous loans, such as consumer loans, whose evaluation for impairment is done on an aggregate basis. For consumer loans, historical charge-off experience as well as the charge off experience of peer groups and industry statistics are used to evaluate the adequacy of the allowance for loan loss reserves. The Company's regulators, as an integral part of their examination process, periodically review the allowance for loan loss reserves. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

At December 31, 2000, the Company's allowance for loan loss reserves amounted to $2,768,000 compared to $2,493,000 at year-end 1999. The increase reflected the growth in the loan portfolio. During 2000 and 1999, the Company did not have any loans on a nonaccrual status or classified as impaired. At December 31, 2000 and 1999, the allowance for loan loss reserves was predominately allocated to commercial real estate and multifamily loans.

The following table sets forth information with respect to the allowance for loan loss reserves:

                                                 For the Year Ended December 31,
($ in thousands)
                                                             2000         1999
--------------------------------------------------------------------------------
Allowance at beginning of year                             $  2,493    $  1,662
Provision charged to operations                                 275         830
Recoveries                                                        -           1
--------------------------------------------------------------------------------
Allowance at end of year                                   $  2,768    $  2,493
--------------------------------------------------------------------------------
Ratio of allowance to total loans, net of deferred fees        1.04%       1.17%
Total loans, net of deferred fees                          $266,326    $212,937
Average loans outstanding during the year                  $250,941    $175,980
--------------------------------------------------------------------------------

Foreclosed Real Estate
----------------------

During 2000 and 1999, the Company did not have any foreclosed real estate.

All Other Assets
----------------

The following table sets forth the composition of all other assets:

                                                        At December 31,
($ in thousands)
                                                     2000            1999
-------------------------------------------------------------------------
Accrued interest receivable                        $2,961          $1,995
Loans fee receivable                                1,276             839
Premises and equipment, net                         5,731           5,863
Deferred income tax asset                           1,105             936
Deferred debenture offering costs                   2,835           3,721
All other                                             159             948
-------------------------------------------------------------------------
                                                  $14,067         $14,302
-------------------------------------------------------------------------

Accrued interest receivable fluctuates based on the amount of loans, investments and other interest-earning assets outstanding. The increase reflected growth in these accounts.

Loan fees receivable are fees due to the Company in accordance with the terms of mortgage loans. Such amounts are generally due upon the full repayment of the loan. This fee is recorded as deferred income at the time a loan is originated and is then amortized to interest income over the life of the loan. The increase was due to an increase in mortgage loans outstanding.

Premises and equipment is detailed in note 6 to the consolidated financial statements.

The deferred income tax asset relates primarily to the unrealized tax benefit on the Company's allowance for loan loss reserves and organizational start-up costs. These charges have been expensed for financial statement purposes, but are not all currently deductible for income tax purposes. The ultimate realization of the deferred tax asset is dependent upon the generation of sufficient taxable income by the Company during the periods in which these temporary differences become deductible for tax purposes. Management believes that it is more likely than not that the Company's deferred tax asset will be realized and accordingly, a valuation allowance for deferred tax assets was not maintained at any time during 2000 and 1999.

Deferred debenture offering costs consist primarily of underwriters' commissions and are amortized over the terms of the debentures. The decline was due to normal amortization as well as the accelerated amortization of $382,000 in connection with the early retirement of debentures. See note 8 to the consolidated financial statements for a further discussion.

Deposits
---------

Deposit liabilities increased to $300,241,000 at December 31, 2000, from $201,080,000 at December 31, 1999, due to growth in certificates of deposit accounts. At December 31, 2000, certificates of deposit accounts totaled $217,656,000 and demand deposit, savings, NOW and money market accounts aggregated $82,585,000. The same categories of deposit accounts totaled $122,794,000 and $78,286,000, respectively, at December 31, 1999. Certificates of deposit accounts represented 73% of total deposits at December 31, 2000, compared to 61% at year-end 1999.

Management believes the Banks do not have a concentration of deposits from any one source. Management believes that a large portion of the Banks' depositors are residents in their primary market areas, although there has been growth in deposits from outside the primary areas resulting from Intervest National Bank's deposit-gathering activities through its Web Site on the Internet: www.intervestnatbank.com. The Banks do not accept brokered deposits.

The following table sets forth the distribution of deposit accounts by type:

                                     At December 31, 2000  At December 31, 1999
                                     --------------------  --------------------
($ in thousands)                     Amount   % of Total   Amount   %  of Total
--------------------------------------------------------------------------------
Demand deposits                    $  5,035        1.7%  $  4,337          2.2%
Interest checking deposits            9,188        3.1      6,636          3.3
Savings deposits                     15,743        5.2     18,722          9.3
Money market deposits                52,619       17.5     48,591         24.1
Certificates of deposit             217,656       72.5    122,794         61.1
--------------------------------------------------------------------------------
Total deposit accounts (1)         $300,241      100.0%  $201,080        100.0%
--------------------------------------------------------------------------------
(1) Includes individual retirement accounts totaling $22,307,000 and $11,483,000 at December 31, 2000 and 1999, respectively, nearly all of which are certificates of deposit.

The following table sets forth certificates of deposits by maturity for the periods indicated:

                               At December 31, 2000         At December 31, 1999
                                            Wtd-Avg                      Wtd-Avg
 ($ in thousands)              Amount   Stated Rate         Amount   Stated Rate
 -------------------------------------------------------------------------------
 Within one year             $133,433     6.44%            $75,815      5.56%
 Over one to two years         47,878     6.65              18,992      5.77
 Over two to three years        8,274     6.23              12,148      6.03
 Over three to four years       9,359     6.37               5,288      5.84
 Over four years               18,712     6.88              10,551      6.32
 -------------------------------------------------------------------------------
                             $217,656     6.51%           $122,794      5.72%
 -------------------------------------------------------------------------------

The following table sets forth the maturities of certificates of deposit in denominations of $100,000 or more:

                                                               At December 31,
 ($ in thousands)                                             2000        1999
 -----------------------------------------------------------------------------
 Due within three months or less                           $14,088      $3,276
 Due over three months to six months                         5,175       2,337
 Due over six months to one year                            11,179       6,974
 Due over one year                                          18,432       5,653
 ----------------------------------------------------------------------------
                                                           $48,874     $18,240
 ----------------------------------------------------------------------------
 As a percentage of total deposits                           16.3%        9.1%
 ----------------------------------------------------------------------------

The following table sets forth net deposit flows:

                                             For the Year Ended December 31,
($ in thousands)
                                                      2000         1999
-----------------------------------------------------------------------
Net increase before interest credited              $84,289      $21,948
Net interest credited                               14,872        8,712
-----------------------------------------------------------------------
Net deposit increase                               $99,161      $30,660
-----------------------------------------------------------------------

Federal Funds Purchased
-----------------------

Fromtime to time, the Banks purchase federal funds to manage their liquidity needs. At December 31, 2000, there were no outstanding funds, compared to $6,955,000 outstanding at December 31, 1999.

Debentures Payable and Accrued Interest Payable on Debentures
-------------------------------------------------------------

At December 31, 2000, debentures payable amounted to $64,080,000, compared to $84,330,000 at year-end 1999. In the first half of 2000, Intervest Corporation of New York redeemed debentures totaling $24,000,000 in principal prior to maturity for the outstanding principal amount plus accrued interest aggregating $3,970,000. In November of 2000, Intervest Corporation of New York completed the sale of additional debentures in the aggregate principal amount of $3,750,000, which resulted in net proceeds of $3,500,000 after underwriter's commissions and other issuance costs. From time to time, Intervest Corporation of New York sells debentures and the proceeds are used for the origination and purchase of commercial and multifamily mortgage loans.

At December 31, 2000, debentures payable consisted of $57,150,000 of Intervest Corporation of New York's registered floating and fixed-rate subordinated debentures and $6,930,000 of the Holding Company's fixed-rate convertible subordinated debentures. From time to time, the Holding Company also sells debentures to raise funds for working capital purposes. In February 2001, the Holding Company completed the sale of additional debentures in the aggregate principal amount of $3,500,000.

At December 31, 2000, accrued interest payable on debentures amounted to $8,733,000, relatively unchanged from $8,092,000 at year-end 1999, as the payment of interest in connection with the early retirement of the debentures discussed above was partially offset by additional accruals in 2000. The accrued interest at December 31, 2000 is due and payable at the maturity of various debentures. For a further discussion of the debentures, including conversion prices and redemption premiums, see note 8 to the consolidated financial statements.

All Other Liabilities
---------------------


The following table shows the composition of all other liabilities:

                                                  At December 31,
($ in thousands)
                                                     2000            1999
-------------------------------------------------------------------------
Mortgage escrow funds payable                      $3,397          $3,375
Accrued interest payable on deposits                  856             461
Official checks outstanding                         2,281           1,821
All other                                           1,111             763
-------------------------------------------------------------------------
                                                   $7,645          $6,420
-------------------------------------------------------------------------


Mortgage escrow funds payable represent advance payments made by borrowers for real estate taxes and insurance that are remitted by the Company to third parties. The amount fluctuates based on the timing of payments to taxing authorities as well as the level of outstanding loans. Accrued interest payable on deposit accounts fluctuates based on the level of outstanding deposits. The level of official checks outstanding varies and fluctuates based on banking activity.

Stockholders' Equity
--------------------

Stockholders' equity increased to $36,228,000 at December 31, 2000, from $33,604,000 at December 31, 1999. The increase was due to net earnings of $2,608,000 and the issuance of $242,000 of common stock, partially offset by the recording at December 31, 2000, of a valuation allowance for the unrealized loss on securities available for sale, net of taxes, of $252,000, in connection with the transfer of securities to the available-for-sale portfolio.

In 2000, 62,750 shares of common stock were issued as follows: 12,750 shares of Class A common stock upon the exercise of Class A warrants; and 50,000 shares of Class B common stock issued in connection with the merger. (See note 2 to the consolidated financial statements for a further discussion of the stock issued in connection with the merger.)

                         Asset and Liability Management

Interest rate risk arises from differences in the repricing of assets and liabilities within a given time period. The primary objective of the Company's asset/liability management strategy is to limit, within established guidelines, the adverse impact of changes in interest rates on the Company's net interest income and capital. This strategy is overseen in part through the direction of the Asset and Liability Committee ("ALCO") of the Board of Directors of each Bank, which establishes policies and monitors results to control interest rate sensitivity.

The Company uses "gap analysis," which measures the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a given time period, to monitor its interest rate sensitivity. An asset or liability is normally considered to be interest-rate sensitive if it will reprice or mature within one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within a one-year time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. Conversely, a gap is considered negative when the opposite is true.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate gap analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates for the following reasons. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates. In addition, certain assets, such as adjustable-rate mortgage loans, may have features generally referred to as "interest rate caps or collars," which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, asset prepayment and early deposit withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase, and the behavior of depositors may be different than those assumed in the gap analysis.

For purposes of creating the gap analysis that follows, deposits with no stated maturities are treated as readily accessible accounts. Given this assumption, the Company's negative one-year interest rate sensitivity gap was ____% at March 31, 2001, 3.0% at December 31, 2000 and 23.7% at December 31, 1999. However, if
those deposits were treated differently, then the interest-rate sensitivity gap would change. The behavior of core depositors may not necessarily result in the immediate withdrawal of funds in the event deposit rates offered by the Banks did not change as quickly and uniformly as changes in general market rates. For example, if only 25% of deposits with no stated maturity were assumed to be readily accessible, the Company's one-year interest-rate sensitivity gap would have been a positive 11.0% at year-end 2000, compared to a negative 7.4% at year-end 1999.

The Company has a "floor," or minimum rate, on many of its floating-rate loans. The floor for each specific loan is determined in relation to the prevailing market rates on the date of origination and most adjust upwards in the event of increases in the loan's interest rate.

Notwithstanding all of the above, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.



The  following   table   summarizes   information   relating  to  the  Company's
interest-earning  assets and  interest-bearing  liabilities  as of December  31,
2000, that are scheduled to mature or reprice within the periods shown.

                                                                         Over 1-4        Over 4
 ($ in thousands)                                 0-3          4-12         Years         Years         Total
                                               Months        Months
-------------------------------------------------------------------------------------------------------------
Loans (1)                                   $  83,130     $ 103,991     $  53,995     $  27,189     $ 268,305
Securities available for sale (2)                   -         1,000        57,014        17,180        75,194
Securities held to maturity (2)                 9,310        11,660             -             -        20,970
Federal funds sold                             20,268             -             -             -        20,268
Short-term investments                         17,654             -             -             -        17,654
Federal Reserve Bank stock                          -             -             -           605           605
-------------------------------------------------------------------------------------------------------------
Total rate-sensitive assets                 $ 130,362     $ 116,651     $ 111,009     $  44,974     $ 402,996
-------------------------------------------------------------------------------------------------------------
Deposit accounts (3):
  Interest checking deposits                $   9,188        $    -     $    -        $       -     $   9,188
  Savings deposits                                  -        15,743        15,743             -             -

  Money market deposits                             -        52,619        52,619             -             -
  Certificates of deposit                      92,875        65,511        18,712       217,656        40,558
                                            -----------------------------------------------------------------
  Total deposits                              118,108        92,875        65,511        18,712       295,206
Debentures payable                             14,030        64,080        42,900             -         7,150
Accrued interest on debentures                    827         8,733         5,541             -         2,365
-------------------------------------------------------------------------------------------------------------
Total rate-sensitive liabilities            $ 166,549     $  92,875     $  75,026     $  33,569     $ 368,019
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
GAP (repricing differences)                 $(36,187)     $  23,776     $  35,983     $  11,405     $  34,977
-------------------------------------------------------------------------------------------------------------
Cumulative GAP                              $(36,187)     $ (12,411)    $  23,572     $  34,977     $  34,977
-------------------------------------------------------------------------------------------------------------
Cumulative GAP to total assets                 -8.7%          -3.0%         5.7%          8.4%          8.4%
-------------------------------------------------------------------------------------------------------------
 Significant assumptions used in preparing the table above:

(1) Adjustable-rate loans are included in the period in which their interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayments, according to their contractual maturities; (2) securities are scheduled according to their contractual maturity dates, which does not take into consideration the effects of possible prepayments that may result from the issuer's right to call a security before its contractual maturity date. Additionally, unrealized losses on securities available for sale are ignored for this analysis; (3) money market, NOW and savings deposits are regarded as ready accessible withdrawable accounts; and certificates of deposit are scheduled through their maturity dates.

                        Liquidity and Capital Resources

The Company manages its liquidity position on a daily basis to assure that funds are available to meet operations, loan and investment commitments, deposit withdrawals and the repayment of borrowed funds. The Company's primary sources of funds consist of: retail deposits obtained through the Banks' branch offices and through the mail; amortization, satisfactions and repayments of loans; the maturities and calls of securities; and cash provided by operating activities. For additional information concerning the Company's cash flows, see the consolidated statements of cash flows included in this prospectus.

At  March  31,  2001,  the  Company's   total   commitment  to  lend  aggregated
approximately $41.5 million. The Company believes that it can fund such commitments from the aforementioned sources of funds.

Intervest Bank has agreements with correspondent banks whereby it may borrow up to $6,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at March 31, 2001, December 31, 2000 or 1999.

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. The FDIC Improvement Act of 1991, among other things, established five capital categories ranging from well capitalized to critically undercapitalized. Such classifications are used by the FDIC and other bank regulatory agencies to determine various matters, including prompt corrective action and each institution's FDIC deposit insurance premium assessments. The capital categories involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements.

The Banks are required to maintain, for regulatory compliance and reporting purposes, regulatory defined minimum leverage and Tier 1 and total risk-based capital ratio levels of at least 4%, 4% and 8%, respectively. At December 31, 2000 and 1999, management believes that the Banks met their capital adequacy requirements. The Banks are well-capitalized institutions as defined in the regulations, which require minimum Tier 1 leverage and Tier 1 and total risk-based ratios of 5%, 6% and 10%, respectively. Management believes that there are no current conditions or events outstanding which would change the Banks' designations as well-capitalized institutions.

On June 15, 2000, Intervest National Bank and its primary regulator, the OCC entered into a Memorandum of Understanding. The memorandum is a formal written agreement whereby, among other things, Intervest National Bank shall review, revise, develop and implement various policies and procedures with respect to its lending and credit underwriting. Management has implemented various actions towards bringing Intervest National Bank into full compliance with the memorandum.



Information regarding the Banks' regulatory capital and related ratios is summarized below:

                                                                      Intervest Bank               Intervest National Bank
                                                                      ---------------              -----------------------
                                                                      At December 31,                  At December 31,
                                                                      ---------------                  ---------------
($ in thousands)                                                   2000             1999            2000           1999
--------------------------------------------------------------------------------------------------------------------------
Tier 1 Capital:
   Stockholder's equity                                       $  14,496        $  12,746       $  13,110      $   8,493
   Disallowed portion of deferred tax asset                        (584)            (570)           (193)          (213)
   Unrealized loss on debt securities, net of tax                   252                -               -              -
--------------------------------------------------------------------------------------------------------------------------
Total Tier 1 capital                                             14,164           12,176          12,917          8,280
--------------------------------------------------------------------------------------------------------------------------
Tier 2 Capital:
   Allowable portion of allowance for loan loss reserves          1,855            1,561             795            444
--------------------------------------------------------------------------------------------------------------------------
Total risk-based capital                                      $  16,019        $  13,737       $  13,712      $   8,724
--------------------------------------------------------------------------------------------------------------------------
Net risk-weighted assets                                      $ 148,324        $ 124,389       $  89,809      $  45,860
Average assets for regulatory purposes                        $ 213,200        $ 189,069       $ 114,448      $  50,838
Tier 1 capital to average assets                                   6.64%            6.44%          11.29%         16.29%
Tier 1 capital to risk-weighted assets                             9.55%            9.79%          14.38%         18.06%
Total capital to risk-weighted assets                             10.80%           11.04%          15.27%         19.02%
--------------------------------------------------------------------------------------------------------------------------

                        Recent Accounting Pronouncements

See note 1 to the consolidated financial statements for a discussion of this topic.

                     Impact of Inflation and Changing Prices

The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Virtually all of the assets and liabilities of the Company are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of the Company than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

           Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and interest rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities. The Company has no risk related to trading accounts, commodities or foreign exchange. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of December 31, 2000 and 1999, which reflect changes in market prices and rates, can be found in Note 20 of the notes to consolidated financial statements.

Management actively monitors and manages the Company's interest rate risk exposure. The primary objective in managing interest rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on the Company's net interest income and capital. For a further discussion, see the section "Asset and Liability Management."


                                    BUSINESS

General

Private Securities Litigation Reform Act Safe Harbor Statement
--------------------------------------------------------------

The Company is making this statement in order to satisfy the "Safe Harbor" provision contained in the Private Securities Litigation Reform Act of 1995. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those matters expressed in or implied by forward-looking statements. The following factors are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions, the development of an interest rate environment that may adversely affect the Company's interest rate spread, other income or cash flow anticipated from the Company's operations, investment and lending activities; and changes in laws and regulations affecting banks and bank holding companies.

Intervest Bancshares Corporation
--------------------------------

Intervest Bancshares Corporation is a registered bank holding company (the "Holding Company") incorporated in 1993 under the laws of the State of Delaware. Its principal office is located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020, and its telephone number is 212-218-2800. The Holding Company's Class A common stock was approved for listing on the NASDAQ SmallCap Market (Symbol: IBCA) in November 1997. Prior to then, there had been no established trading market for the securities of the Holding Company. At December 31, 2000, the Holding Company owned 100% of the outstanding capital stock of Intervest Bank, Intervest National Bank and Intervest Corporation of New York.
Hereinafter, the Holding Company, Intervest Bank, Intervest National Bank and Intervest Corporation of New York are referred to collectively as the "Company," on a consolidated basis. Intervest Bank and Intervest National Bank may be referred to collectively as the "Banks."

At March 31, 2001, the Company had total assets of $423,081,000, net loans of $273,933,000, deposits of $301,824,000, debentures and related interest payable of $75,466,000 and stockholder's equity of $37,126,000. At December 31, 2000, the Company had total assets of $416,927,000, net loans of $266,326,000, deposits of $300,241,000, debentures and related interest payable of

$72,813,000, and stockholders' equity of $36,228,000. At December 31, 1999, the Company had total assets of $340,481,000, net loans of $212,937,000, deposits of $201,080,000, debentures and related interest payable of $92,422,000 and stockholders' equity of $33,604,000, and at December 31, 1998, the Company had total assets of $300,080,000, net loans of $164,986,000, deposits of $170,420,000, debentures and related interest payable of $93,090,000 and stockholders' equity of $31,112,000.

The Holding Company's primary business is the operation of the Banks and Intervest Corporation. It does not engage in any other substantial business activities other than a limited amount of mortgage lending. In 1998 and February 2001, the Holding Company also sold convertible subordinated debentures in the aggregate principal amounts of $7,000,000 and $3,500,000, respectively, for working capital purposes.

Intervest Bank and Intervest National Bank
------------------------------------------

Intervest Bank is a Florida state-chartered commercial bank that provides a wide range of banking services to small and middle-market businesses and individuals through its banking offices located in Pinellas County, Florida. The principal executive offices of Intervest Bank are located at 625 Court Street, Clearwater, Florida 33756. In addition, Intervest Bank has four branches; three in Clearwater, Florida and one in South Pasadena, Florida.

At March 31, 2001, Intervest Bank had total assets of $216,971,000, net loans of $131,373,000, deposits of $198,347,000, and stockholder's equity of $15,271,000.

Intervest National Bank is a nationally chartered commercial bank that opened for business on April 1, 1999. It is located at One Rockefeller Plaza in New York City and provides full commercial banking services, including Internet banking through its Web Site: www.intervestnatbank.com.

At March 31, 2001, Intervest National Bank had total assets of $122,597,000, net loans of $83,894,000, deposits of $104,758,000 and stockholders' equity of $14,310,000.

The Holding Company and Intervest Bank are subject to examination and regulation by the Federal Reserve Board (the "FRB") and the Banks' deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. Intervest Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance, while Intervest National Bank is subject to the supervision and regulation of the Office of the Comptroller of the Currency (the "OCC").

The Banks conduct a personalized commercial and consumer banking business, which consists of attracting deposits from the areas served by their banking offices. Intervest National Bank also uses the Internet for attracting its deposits, which can attract deposit customers from within as well as outside its primary market area. The deposits, together with funds derived from other sources, are used to originate a variety of real estate, commercial and consumer loans and to purchase investment securities. The Banks emphasize multifamily and commercial residential real estate lending and also offer commercial and consumer loans.

As is the case with banking institutions generally, the Banks' operations are significantly influenced by general economic conditions and by related monetary and fiscal policies of banking regulatory agencies, including the FRB, FDIC, OCC and Florida Department of Banking and Finance. Deposit flows and the rates paid thereon are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Banks face strong competition in the attraction of deposits and in the origination of loans.

The revenues of the Banks are primarily derived from interest on and fees received in connection with loans, and from interest and dividends from securities and other short-term investments. The principal sources of funds for the Banks' lending activities are deposits, repayment of loans, maturities and calls of securities, and cash flow generated from operating activities. The Banks' principal expenses are interest paid on deposits and operating and general and administrative expenses.

On June 15, 2000, Intervest National Bank and its primary regulator, the OCC, entered into a Memorandum of Understanding. The memorandum is a formal written agreement whereby, among other things, Intervest National Bank shall review, revise, develop and implement various policies and procedures with respect to its lending and credit underwriting. Management has implemented various action towards bringing Intervest National Bank into full compliance with the memorandum.

         On March 5, 2001, the Banks agreed to merge into one nationally chartered bank. The resulting institution, Intervest National Bank, will retain its headquarters and full-service banking office at One Rockefeller Plaza in New York City and will have a total of five full-service banking offices in Pinellas County, Florida. The consummation of the merger, which is subject to receipt of approvals from regulatory authorities, is expected to close in the third quarter of 2001.

Intervest Corporation of New York
---------------------------------

Intervest Corporation of New York is in the business of investing primarily in commercial and multifamily real estate mortgage loans or income producing properties, such as office and commercial properties and multifamily residential apartment buildings. It also makes loans on other types of properties and may resell mortgages. Intervest Corporation of New York is located at 10 Rockefeller Plaza in New York City.

Intervest Corporation was acquired on March 10, 2000 by the Holding Company. In the acquisition, all the outstanding capital stock of Intervest Corporation of New York was acquired in exchange for 1,250,000 shares of the Holding Company's Class A common stock. Former shareholders of Intervest Corporation of New York are officers and directors of Intervest Corporation of New York and the Holding Company. The acquisition was accounted for at historical cost similar to the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of both companies are combined and recorded at their historical cost amounts. Accordingly, all prior financial information in this prospectus has been adjusted to include the accounts of Intervest Corporation of New York. All material intercompany accounts and transactions have been eliminated in consolidation.

At March 31, 2001, Intervest Corporation of New York had total assets of $74,106,000 net loans of $54,775,000, debentures and related interest payable of $63,330,000, and stockholders' equity of $9,125,000. In 2000, Intervest Corporation of New York paid a $3,000,000 dividend to the Holding Company. Intervest Corporation has filed a registration statement related to the issuance of up to $7,250,000 principal amount of its subordinated debentures. It is anticipated that the debentures will be issued later this year.

Intervest Corporation of New York's operations are significantly influenced by movement of interest rates and by general economic conditions, particularly those in the New York City metropolitan area, where most of the properties that secure its mortgage loans are concentrated.

Market Area

Intervest Bank's facilities are located in Pinellas County, which is its primary market area and is the most populous county in the Tampa Bay area of Florida (with an estimated resident population of over 800,000 people). The area has many more seasonal residents. The Tampa Bay area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County). Intervest Bank's deposit gathering and lending markets are concentrated in the communities surrounding its offices in Clearwater and South Pasadena, Florida. Management believes that its offices are located in an area serving small and mid-sized businesses and serving middle and upper income residential communities.

Intervest National Bank's facilities are located in Rockefeller Center in New York City and its primary deposit gathering and lending market area is the New York City metropolitan region, and Manhattan in particular. Its deposit gathering market also includes its Web Site on the Internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside the Bank's primary market area.

Intervest Corporation of New York's lending activities have been concentrated in the New York City metropolitan area. It also makes loans in other states, including Connecticut, Florida, New Jersey, North Carolina, Pennsylvania, Virginia and Washington D.C.

During the last three years, the economy of the New York City metropolitan area has shown increased growth as evidenced by local employment growth statistics. Improvement can also be seen in the local real estate market as reflected in increased existing home sales and real estate values during the past few years.

Competition

The deregulation of the banking industry and the widespread enactment of state laws that permit multi-bank holding companies, as well as an increasing level of interstate banking, have created a highly competitive environment for commercial banking. In one or more aspects of their business, the Banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer services that the Banks do not currently provide. In addition, many of the Banks' non-bank competitors are not subject to the same extensive Federal regulations that govern bank holding companies and Federally insured banks.

Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, other credit terms (including origination fees and restrictive covenants) the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits. Management believes that a community bank is better positioned to establish personalized banking relationships with both commercial customers and individual households. The Banks" community commitment and involvement in their primary market areas, as well as their commitment to quality and personalized banking services are factors that contribute to each Bank's competitiveness. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and their needs. Consequently, management believes that the Banks can compete successfully in their primary market areas by making prudent lending decisions quickly and more efficiently than their competitors, without compromising asset quality or profitability, although no assurances can be given that such factors will assure success. In addition, management believes a personalized service approach enables the Banks to attract and retain core deposits.

In making its investments, Intervest Corporation of New York also experiences significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships, and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to its own. An increase in the general availability of funds may increase competition in the making of investments in mortgages and real property, and may reduce the yields available therefrom.

Asset Quality

The Banks seek to maintain a high level of asset quality when considering investments in securities and the originations of loans. In originating loans, the Banks place emphasis on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. The Banks' lending activities are conducted pursuant to written policies and defined lending limits. Depending on their type and size, certain loans must be reviewed and approved by a Loan Committee comprised of certain members of the Board of Directors prior to being originated. As part of its loan portfolio management strategy, loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on new loans originated by the Banks typically do not exceed 80%. In addition, physical inspections of properties being considered for mortgage loans are made as part of the approval process.

Each Bank's Loan Committee, as well as its senior management and lending officers, concentrate their efforts and resources on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral. Each Bank also has in place a review process with the objective of quickly identifying, evaluating and initiating necessary corrective actions for any problem loans.

Intervest Corporation of New York's current investment policy related to mortgages emphasizes investments in short-term real estate mortgages secured by income producing real property. The properties to be mortgaged are personally inspected by management, and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. Intervest Corporation of New York generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor.

Intervest Corporation of New York does not have formal policies regarding the percentage of its assets that may be invested in any single mortgage, the type of mortgage loans and investments it can make, the geographic location of properties collateralizing those mortgages, limits as to loan-to-value ratios, or the loan approval process.

There can be no assurance that a downturn in real estate values, as well as other economic factors, would not have an adverse impact on the Company's profitability. At March 31, 2001 and December 31, 2000, 1999 and 1998, the Company did not have any nonperforming assets or impaired loans.

Lending Activities

The Company's lending activities include real estate loans and commercial and consumer loans. Real estate loans include primarily the origination of loans for commercial and multifamily properties. While the Company's lending activities include single-family residential mortgages, such lending has not been emphasized. Commercial loans are originated for working capital funding. Consumer loans include those for the purchase of automobiles, boats, home improvements and investments.

At March 31, 2001, the Company's net loan portfolio amounted to $276,701,000. At December 31, 2000, the Company's net loan portfolio amounted to $266,326,000, compared to $212,937,000 at December 31, 1999 and $164,986,000 at December 31,
1998. At March 31, 2001 and December 31, 2000, 1999 and 1998, the loan portfolio consisted predominantly of commercial and multifamily residential real estate mortgage loans.

Commercial and Multifamily Real Estate Mortgage Lending
-------------------------------------------------------

Almost all of the Company's loan portfolio is comprised of loans secured by commercial and multifamily real estate, including rental and cooperative apartment buildings, office buildings and shopping centers. Commercial and multifamily mortgage lending generally involves greater risk than 1-4 family residential lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income producing properties is typically dependent upon the successful operation of the underlying real estate.

Mortgage loans on commercial real estate and multifamily properties are normally originated for terms of no more than 20 years, many with variable interest rates that are based on the prime rate. Additionally, many loans have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure to periods of declining interest rates.

Mortgage loans on commercial and multifamily properties typically provide for periodic payments of interest and principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by the Company provide for balloon payments at maturity, which means that a substantial part or the entire original principal amount is due in one lump sum payment at maturity. If the net revenue from the property is not sufficient to make all debt service payments due on the mortgage or, if at maturity or the due date of any balloon payment, the owner of the property fails to raise the funds (by financing, sale or otherwise) to make the lump sum payment, the Company could sustain a loss on its investment in the mortgage loan. The Company's mortgage loans are generally not personal obligations of the borrower and are not insured or guaranteed by governmental agencies or otherwise.

Commercial Lending
------------------

The Banks offer a variety of commercial loan services including term loans, lines of credit and equipment financing. Short-to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital needs (including those secured by inventory, receivables and other assets), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The Banks' commercial loans are typically underwritten on the basis of the borrower's ability to make repayment from the cash flow of its business and are generally collateralized as discussed above. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Consumer Lending
----------------

The Banks offer consumer loans including loans for: the purchase of automobiles, recreation vehicles and boats; second mortgages; home improvements; home equity lines of credit; and personal loans (both collateralized and uncollateralized). Consumer loans typically have a short term and carry higher interest rates than other types of loans. In addition, consumer loans pose additional risks of collectability when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Banks are required to rely on the borrower's ability to repay the loan from personal income sources, since the collateral may be of reduced value at the time of collection.

Loan Solicitation and Processing
--------------------------------

Loan originations are derived from the following: advertising in newspapers; referrals from mortgage brokers; existing customers and borrowers; walk-in customers; and through direct solicitation by the Company's officers.

The Company's underwriting procedures normally require the following: physical inspections by management of properties being considered for mortgage loans;
inspections by management of properties being considered for mortgage loans; mortgage title insurance and hazard insurance; and an appraisal of the property securing the loan to determine the property's adequacy as security, performed by an appraiser approved by the Company. In addition, the Company analyzes relevant real property and financial factors, which in certain cases may include: the condition and use of the subject property; the property's income-producing capacity; and the quality, experience and creditworthiness of the property's owner.

For commercial and consumer loans, upon receipt of a loan application from a prospective borrower, a credit report and other verifications are obtained to substantiate specific information relating to the applicant's employment income and credit standing. An appraisal, where required, of any real estate intended to collateralize the proposed loan is undertaken by an appraiser approved by the Company.

Real Estate Investing Activities

The Company, from time to time, may purchase equity interests in real property or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage in the normal course of business. With respect to such equity interests in real estate, the Company may acquire and retain title to properties either directly or through a subsidiary. While no such transactions are presently pending, the Company would consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities. While the Company has not previously made acquisitions of real property or managed income producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties.

Investment Activities

The Banks' investment policies and strategies are reviewed and approved by their respective Boards of Directors and Investment Committees. The Company has historically purchased securities that are issued directly by the U.S. government or one of its agencies. Accordingly, the Company's investments in securities carry a significantly lower credit risk than its loan portfolio. To manage interest rate risk, the Company normally purchases securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms. From time to time, a securities available-for-sale portfolio may be maintained to provide flexibility for implementing asset and liability management strategies. The Company does not engage in trading activities.

On December 31, 2000, Intervest Bank transferred its entire securities held-to-maturity portfolio (consisting of U.S. government agency securities with an estimated fair value of $74,789,000) to the securities available-for-sale portfolio. In 1999 and 1998, there were no securities classified as available for sale.

Securities held to maturity totaled $16,926,000 at March 31, 2001. Securities held to maturity totaled $20,970,000 at December 31, 2000, compared to $83,132,000 at December 31, 1999 and $82,338,000 at December 31, 1998. At March
31, 2001 and December 31, 2000, the held-to-maturity portfolio consisted of Intervest National Bank's holdings of U.S. government agency securities.

The Company also invests in various money-market instruments, including overnight and term federal funds, short-term bank commercial paper, and certificates of deposit. These investments are used to temporarily invest available funds resulting from deposit-gathering operations and normal cash flow from operations. Cash and short-term investments at March 31, 2001 amounted to $79,801,000. Cash and short-term investments at December 31, 2000 amounted to $42,938,000, compared to $32,095,000 at December 31, 1999 and $40,977,000 at
December 31, 1998.

Deposit-Gathering Activities

The Banks' primary sources of funds consist of the following: retail deposits obtained through their branch offices and through the mail; amortization, satisfactions and repayments of loans; the maturities and calls of securities; and cash provided by operating activities.

Deposit accounts are solicited from individuals, small businesses and professional firms located throughout the Banks" primary market areas through the offering of a broad variety of deposit services. Intervest National Bank also uses its Web site on the Internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside its primary market area. At March 31, 2001, deposit liabilities totaled $301,824,000. At December 31, 2000, deposit liabilities totaled $300,241,000 compared to $201,080,000 at December 31, 1999 and $170,420,000 at December 31, 1998. Deposit services include the following: certificates of deposit (including denominations of $100,000 or more); individual retirement accounts (IRAs); other time deposits; checking and other demand deposit accounts; negotiable order of withdrawal (NOW) accounts; savings accounts; and money-market accounts. Interest rates offered by the Banks on deposit accounts are normally competitive with those in the principal market area of each Bank. In addition, the determination of rates and terms also considers the Banks' liquidity requirements, growth goals, capital levels and federal regulations. Maturity terms, service fees and withdrawal penalties on deposit products are reviewed and established by the Banks on a periodic basis.

The Banks also offer ATM services with access to local, state and national networks, wire transfers, direct deposit of payroll and social security checks and automated drafts for various accounts. In addition, Intervest Bank offers safe deposit boxes to its customers, while Intervest National Bank provides Internet banking services. The Banks periodically review the scope of the banking products and services they offer in order to determine whether to add to or modify them, consistent with market opportunities and available resources.

Other Sources of Funds

From time to time, the Banks purchase federal funds to manage liquidity needs. At March 31, 2001 and at December 31, 2000, there were no such funds outstanding, compared to $6,955,000 outstanding at December 31, 1999. Such funds were not emphasized in 1998.

Intervest Bank has agreements with correspondent banks whereby it may borrow up to $6,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at December 31, 2000, 1999 or 1998.

Intervest Corporation of New York's principal sources of funds consist of borrowings (through the sale of its debentures), mortgage repayments and cash flow generated from operations. At March 31, 2001, Intervest Corporation of New York had outstanding debentures of $55,750,000. At December 31, 2000, Intervest Corporation of New York had outstanding debentures of $57,150,000, compared to $77,400,000 at December 31, 1999 and $80,300,000 at December 31, 1998. Intervest
Corporation of New York has filed a registration statement related to up to $7,250,000 principal amount of additional subordinated debentures which it expects to issue later this year. The Holding Company has sold debentures for working capital purposes. At March 31, 2001, $10,430,000 of the Holding Company's debentures were outstanding. At December 31, 2000 and 1999, $6,930,000 of the Holding Company's debentures were outstanding, compared to $7,000,000 outstanding at December 31, 1998. For a further discussion of all the debentures, including conversion prices and redemption premiums, see note 8 to the consolidated financial statements.

Employees

At March 31, 2001, the Company employed 50 full-time employees. The employees are not covered by a collective bargaining agreement and the Company believes its employee relations are good.

Federal and State Taxation

The Holding Company and its subsidiaries file a consolidated Federal income tax return. The Holding Company, Intervest National Bank and Intervest Corporation of New York file consolidated state and city income tax returns in New York. The Holding Company also files state income tax returns in New Jersey and a franchise tax return in Delaware. Intervest Bank files a state income tax return in Florida. All the returns are filed on a calendar year basis.

Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Banks and bank holding companies are subject to Federal and state income taxes in the same manner as other corporations. In accordance with an income tax sharing agreement, income tax charges or credits are, for financial reporting purposes, allocated to the Holding Company and its subsidiaries on the basis of their respective taxable income or taxable loss included in the consolidated income tax return.

Banks and bank holding companies are subject to federal and state income taxes in the same manner as other corporations. Florida taxes banks under primarily the same provisions as other corporations, while New York State and New York

City taxable income is calculated under applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"), with same modifications required by state law.

Although the Banks' federal income tax liability is determined under provisions of the Code, which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions. The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions. Based on the asset size of the bank, a bank is permitted to maintain a bad debt reserve calculated on an experience method, based on chargeoffs and recoveries for the current and preceding five years, or a "grandfathered" base year reserve, if larger.

Investment in Subsidiaries

                                 At December 31, 2000                                   Subsidiaries' Earnings (Loss) for the
                                 --------------------                                           Years Ended December 31,
($ in thousands)                     % of                         Equity in
                                     Voting      Total            Underlying
Subsidiary                           Stock       Investment       Net Assets        2000            1999             1998
----------                           -----       ----------       ----------        ----            ----             ----

Intervest Bank                       100%        $14,496          $14,496          $2,002          $1,642           $1,149
Intervest National Bank              100%        $13,110          $13,110          $  617          $ (507)             -
Intervest Corporation of New York    100%        $ 9,269          $ 9,269          $  129          $  572           $  947


Intervest Corporation of New York paid a dividend of $3,000,000 to the Holding Company in 2000. There were no other dividends paid to the Holding Company by its subsidiaries in 2000, 1999 or 1998.

Supervision and Regulation

Bank holding companies and banks are extensively regulated under both federal and state laws and regulations that are intended to protect depositors. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Holding Company and its subsidiaries.

Bank Holding Company Regulation
-------------------------------

As a bank holding company  registered under the Bank Holding Company Act of 1956
(BHCA), the Holding Company is subject to the regulation and supervision of the FRB. The Holding Company is required to file with the FRB periodic reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, the Holding Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

As a bank holding company, the Holding Company is required to obtain the prior approval of the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantial anticompetitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The FRB also considers managerial, capital and other financial factors in acting on acquisition or merger applications. A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in any non-banking activity, unless such activity has been determined by the FRB to be closely related to banking or managing banks. The FRB has identified by regulation various non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the FRB.

The FRB monitors the capital adequacy of bank holding companies and uses risk-based capital adequacy guidelines to evaluate bank holding companies on a consolidated basis. The guidelines require a ratio of "Tier 1" or Core Capital, as defined in the guidelines, to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. At March 31, 2001, the Company's consolidated ratio of total capital to risk-weighted assets was 12.40% and its risk-based Tier 1 capital ratio was 11.52%. The guidelines also require a ratio of Tier 1 capital to adjusted total average assets of not less than 3%. The Holding Company's leverage ratio at March 31, 2001, was 8.75%.

The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the FRB provide that concentration of credit risk and certain risk arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

The FRB and the other federal banking agencies have adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agency's determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

Bank Regulation
---------------

Intervest Bank is a state-chartered banking corporation subject to the supervision of and examination by the FRB, the Florida Department of Banking and Finance and the FDIC. Intervest National Bank, as a national banking association, is subject to primary supervision, examination and regulation by the OCC, FRB and FDIC. These regulators have the power to: enjoin "unsafe or unsound practices"; require affirmative action to correct any conditions resulting from any violation or practice; issue an administrative order that can be judicially enforced; direct an increase in capital; restrict the growth of a bank; assess civil monetary penalties; and remove officers and directors.

The operations of the Banks are subject to numerous statutes and regulations. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of the Banks' operations. Various consumer laws and regulations also affect the operations of the Banks, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, and fair credit reporting.

The Banks are subject to Sections 23A and 23B of the Federal Reserve Act, which governs certain transactions, such as loans, extensions of credit, investments and purchases of assets between member banks and their affiliates, including their parent holding companies. These restrictions limit the transfer of funds to the Holding Company in the form of loans, extensions of credit, investment or purchases of assets ("Transfers"), and they require that the Banks' transactions with the Holding Company be on terms no less favorable to the Banks than comparable transaction between the Banks and unrelated third parties. Transfers by the Banks to the Holding Company are limited in amount to 10% of each Bank's capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of each Bank's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. These regulations and restrictions may limit the Holding Company's ability to obtain funds from the Banks for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses.

The Banks are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Banks may not generally require a customer to obtain other services from the Banks or the Holding Company, and may not require the customer to promise not to obtain other services from a competitor as a condition to an extension of credit. The Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. The Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the Banks or any officer, director, employee, agent or other person participating in the conduct of the affairs of the Banks or the imposition of a cease and desist order.

Applicable law provides the Federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of those powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under federal regulations, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMELS rating of 1). A bank is considered (a) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capitalized ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMELS rating of 1); (b) "significantly undercapitalized" if a bank has (i) a total risk-based capital ratio of less than 6%. (ii) a Tier 1 risk-based Capital ratio of less than 3% or (iii) a leverage ratio of less than 3%, and (c) "critically undercapitalized" if a bank has a ratio of tangible equity to total assets equal to or less than 2%. At December 31, 2000 and 1999, each Bank met the definition of a well-capitalized institution.

The deposits of the Banks are insured by the FDIC through the Bank Insurance Fund (the "BIF") to the extent provided by law. Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between zero and $0.27 per $100 of eligible deposits, depending upon the institution's capital position and other supervisory factors. Congress has enacted legislation that, among other things, provides for assessments against BIF insured institutions that will be used to pay certain financing corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payments for the FICO obligations equal to an estimated $0.024 per $100 of eligible deposits each year.

Regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law") place limitations on the ability of certain insured depository institutions to accept, renew or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other depository institutions having the same type of charter in such depository institutions normal market area. Under these regulations, well-capitalized institutions may accept, renew or rollover such deposits without restriction, while adequately capitalized institutions may accept, renew or rollover such deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates). Undercapitalized institutions may not accept, renew or rollover such deposits.

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of Default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. The Federal Community Reinvestment Act of 1977 ("CRA"), among other things, allows regulators to withhold approval of an acquisition or the establishment of a branch unless the applicant has performed satisfactorily under the CRA. Satisfactory performance means adequately meeting the credit needs of the communities the institution serves, including low and moderate income areas. The applicable Federal regulators now regularly conduct CRA examinations to assess the performance of financial institutions. Intervest Bank has received a "satisfactory" rating in its most recent CRA examination. Intervest National Bank will be initially examined for CRA compliance in 2001.

The Federal regulators have adopted regulations and examination procedures promoting the safety and soundness of individual institutions by specifically addressing, among other things: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth; (vi) ratio of classified assets to capital; (vii) minimum earnings; and (viii) compensation and benefits standards for management officials.

The FRB, OCC and other Federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, and impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Holding Company or its banking subsidiaries, as well as officers, directors and other institution affiliated parties of these organizations, to administrative sanctions and potentially civil monetary penalties. In addition, the Florida Department of Banking and Finance possesses certain enumerated enforcement powers to address violations of the Florida State Law by state-chartered banks and to preserve safety and soundness, including, in the most severe cases, the authority to take possession of a state bank.

Interstate Banking and Other Recent Legislation
-----------------------------------------------

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations by permitting bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state. The Act also permits interstate mergers of banks, with some limitations and the establishment of new branches on an interstate basis provided that such action is authorized by the law of the host state. The Gramm-Leach-Bliley Act was signed by the President on November 12, 1999. This new legislation permits banks, securities firms and insurance companies to affiliate under a common holding company structure. In addition to allowing new forms of financial services combinations, this Act clarifies how financial services conglomerates will be regulated by the different federal and state regulators. Additional legislative and regulatory proposals have been made and others can be expected. These include proposals designed to improve the overall the financial stability of the United States banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens and baking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.

Monetary Policy and Economic Control
------------------------------------

The commercial banking business in which the Company engages is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member banks' deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The monetary policies of these agencies are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Company cannot be predicted.

Description of Properties

The office of the Holding Company and Intervest Corporation of New York is located in leased premises (of approximately 4,000 sq. ft.) on the tenth floor of 10 Rockefeller Plaza, New York, New York, 10020. The lease expires in September 2004.

Intervest  National  Bank's  office  is  located  on  the  third  floor  of  One
Rockefeller   Plaza,   New  York,  New  York  10020.   The  office  consists  of
approximately 7,000 sq. ft. and has been leased through May 2008.

Intervest Bank maintains its principal office at 625 Court Street, Clearwater, Florida, 33756. In addition, Intervest Bank operates four branch offices; three of which are in Clearwater, Florida, at 1875 Belcher Road North, 2175 Nursery Road and 2575 Ulmerton Road, and one is at 6750 Gulfport Blvd, South Pasadena, Florida. With the exception of the Belcher Road office, which is leased through June 2007, all of the offices of Intervest Bank are owned by Intervest Bank. The office at 625 Court Street consists of a two-story building containing approximately 22,000 sq. ft. Intervest Bank occupies the ground floor (approximately 8,500 sq. ft.) and leases the 2nd floor to a single commercial tenants. The branch office at 1875 Belcher Road is a two-story building in which Intervest Bank leases approximately 5,100 sq. ft. on the ground floor. The branch office at 2175 Nursery Road is a one-story building containing approximately 2,700 sq. ft., which is entirely occupied by Intervest Bank. The branch office at 2575 Ulmerton Road is a three-story building containing approximately 17,000 sq. ft. Intervest Bank occupies the ground floor (approximately 2,500 sq. ft.) and leases the upper floors to commercial tenants. The branch office at 6750 Gulfport Blvd. is a one-story building containing approximately 2,800 sq. ft., which is entirely occupied by Intervest Bank. In addition, each of Intervest Bank's offices include drive-through teller facilities.

Legal Proceedings

The Company is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of mortgage loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company, which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

                                   MANAGEMENT

Directors and Executive Officers of the Company
-----------------------------------------------

The directors and executive officers of the Company, their ages and positions with the Company are as set forth below.

         John J. Arvonio, age 38, serves as Senior Vice President, Chief Financial Officer and Secretary of Intervest National Bank and has served in such capacity since September 2000. Prior to that, Mr. Arvonio served as Vice President, Controller and Secretary of Intervest National Bank since April 1999. Prior to that, Mr. Arvonio was an employee of Intervest Bancshares Corporation from April 1998 to March 1999. Mr. Arvonio received a B.B.A. degree from Iona College and is a Certified Public Accountant. Mr. Arvonio has over 12 years of banking experience. Prior to joining the Company, Mr. Arvonio served as Second Vice President, Technical Advisor and Assistant Controller for The Greater New York Savings Bank from 1992 to 1997. Prior to that, Mr. Arvonio was a Manager of Financial Reporting for the Leasing and Investment Banking Divisions of Citibank.

         Lawrence G. Bergman, age 56, serves as a Director, Vice President and Secretary of Intervest Bancshares Corporation and has served in such capacities since the Company was organized in 1993. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D. degree from The Johns Hopkins University. Mr. Bergman also serves as a Director and a member of the Loan Committee of Intervest National Bank and as Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank. He is also a Director, Vice-President and Secretary of Intervest Corporation of New York.

         Michael A. Callen, age 60, serves as a Director of the Company, and has served in such capacity since May, 1994. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is President of Avalon Argus Associates, a financial consulting firm. Mr. Callen had been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia for more than five years and prior to 1993 was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. Mr. Callen is also a Director of Intervest National Bank and Intervest Corporation of New York, and also serves as a director of AMBAC, Inc.

         Jerome Dansker, age 82, serves as Chairman of the Board of Directors and Executive Vice President of Intervest Bancshares Corporation. He has served as Executive Vice President since 1994 and as Chairman of the Board since 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker also serves as Chairman of the Board of Directors and Chairman of the Loan Committee of Intervest National Bank and as a Director and Chairman of the Loan Committee of Intervest Bank. He is also Chairman of the Board of Directors and Executive Vice President of Intervest Corporation of New York.

         Lowell S. Dansker, age 50, serves as a Director, President and Treasurer of Intervest Bancshares Corporation, and has served in such capacities since the Company was organized in 1993. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker also serves as Chief Executive Officer, Director and a member of the Loan Committee of Intervest National Bank and as Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank. He is also a Director, President and Treasurer of Intervest Corporation of New York.


         Wayne F. Holly, age 44, serves as a Director of the Company and has served in such capacity since June, 1999. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is President of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in
Rochester,  New  York and  Canandaigua,  New  York,  and is also a  Director  of

Intervest National Bank and Intervest Corporation of New York. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

         Edward J. Merz, age 69, serves as a Director of the Company and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from City College of New York and is a graduate of the Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of the Suffolk County National Bank of Riverhead and of its parent, Suffolk Bancorp, and has been an officer and director of those companies for more than five years. He is also a director of Intervest National Bank and Intervest Corporation of New York and he is a director and treasurer of Cornell Cooperative Extension Institute.

         Keith A. Olsen, age 47, serves as President of Intervest Bank and has served in such capacity since 1994. Prior to that, Mr. Olsen was a Senior Vice President of Intervest Bank since 1991. Mr. Olsen received an Associates degree from St. Petersburg Junior College and a Bachelors degree in Business Administration and Finance from the University of Florida, Gainesville. He is also a graduate of the Florida School of Banking of the University of Florida, Gainesville, the National School of Real Estate Finance of Ohio State University and the Graduate School of Banking of the South of Louisiana State University. Mr. Olsen has been in banking for more than 15 years and has served as a senior bank officer for more than 10 years.

         Raymond C. Sullivan, age 54, serves as President and Director of Intervest National Bank and has served in that capacity since April 1999. Prior to that, Mr. Sullivan was an employee of Intervest Bancshares Corporation from March 1998 to March 1999. Mr. Sullivan received an MBA degree from Fordham University, an M.S. degree from City College of New York and a B.A. degree from St. Francis College. Mr. Sullivan also has a Certificate in Advanced Graduate Study in Accounting from Pace University and is a graduate of the National School of Finance and Management. Mr. Sullivan has over 27 years of banking experience. Prior to joining the Company, Mr. Sullivan was the Operations Manager of the New York Agency Office of Banco Mercantile, C.A. from 1994 to 1997, a Senior Associate at LoBue Associates, Inc. from 1992 to 1993, and an Executive Vice President, Chief Operations Officer and Director of Central Federal Savings Bank from 1985 to 1992.

         Lawton Swan, III, age 58, serves as a Director of the Company and has served in that capacity since February, 2000. Mr. Swan received a Bachelor of Science Degree from Florida State University in Business Administration and Insurance. Mr. Swan is President of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. He is also a Director of Intervest National Bank, Intervest Bank and Intervest Corporation of New York.

         Thomas E. Willett, age 53, serves as a Director of the Company, and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University School of Law. Mr. Willett has been a partner of Harris Beach & Wilcox, LLP, a law firm in Rochester, New York, for more than five years and is a director of Intervest National Bank and Intervest Corporation of New York.

         David J. Willmott, age 62, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago and is a Director of Intervest National Bank and Intervest Corporation of New York.

         Wesley T. Wood, age 58, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Wood received a Bachelor of Science degree from New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest National Bank and Intervest Corporation of New York, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York

Mr. Bergman's wife is the sister of Lowell S. Dansker, and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman. Otherwise, there are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer.

Directors of the Company receive a fee of $500 per Board meeting attended. The Chairman of the Executive Committee receives $100 per meeting attended and the other members of the Executive Committee receive $25 per meeting attended. The Chairman of the Audit Committe receives $150 per meeting attended and the other members of the Audit Committee receive $100 per meeting attended.

Executive Compensation

The following table sets forth information concerning total compensation paid during the last three years to the Company Chairman and to the executive officers of the Company or any of its subsidiaries who had annual compensation in excess of $100,000.



                           SUMMARY COMPENSATION TABLE
                           --------------------------
                          Annual Compensation                                           Long-Term Compensation
                          -------------------                                           ----------------------

Name and Principal                                                              Other Annual
   Position                      Year        Salary         Bonuses             Compensation    Awards          Pay-Outs
------------------               ----        ------         -------             ------------    ------          --------

Jerome Dansker                   2000      $191,585(1)      ----                ----            50,000(2)       ----
  Chairman, Executive
  Vice President
                                 1999      $193,409(1)      $9,305              ----            ----            ----

                                 1998      $155,839(1)      $100,000            ----            70,000(3)       ----

Keith A. Olsen,                  2000      $130,323(4)      $20,000             ----            ----            ----
  President -
  Intervest Bank                 1999      $130,867(4)      $17,500             ----            ----            ----

                                 1998      $130,211(4)      $10,000             ----            5,000(5)        ----
______________________________

(1)      Includes director fees paid by the Company and its subsidiaries.
(2) This represents an award of 50,000 shares of Class B restricted common stock, valued at $159,000.
(3) These represent warrants to purchase 50,000 shares of Class B common stock at $10.00 per share, and 20,000 warrants to purchase Class A common stock at a current exercise price of $16.00 per share.
(4)      Includes matching Company contributions under the 401(k) plan.
(5) These represent warrants to purchase 5,000 shares of Class A common stock at a current exercise price of $16.00 per share.

Employment Agreements

Intervest Corporation of New York has an employment agreement with Jerome Dansker that expires June 30, 2005. The agreement provides for an annual salary in the present amount of $167,279, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense account payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of the amount which would otherwise have been paid to Mr. Dansker will continue until the longer of (i) the balance of the term of employment, or (ii) three years. In 1998, the agreement was modified to provide for additional compensation of $1,000 per month for each $10.0 million of gross assets of the Company in excess of $100 million.

Intervest Bank has an employment agreement with Mr. Keith A. Olsen that expires December 31, 2002. The agreement provides for a base annual salary of not less than $125,000 and also provides for the payment of up to two years' severance in certain circumstances upon termination of employment.

The Board of Directors does not have a compensation committee and the compensation of the executive officers of the Company and its subsidiaries is approved by the full Board of Directors.

The Company's executive compensation programs are principally designed to give executives strong incentives to focus on and achieve the Company's business objectives. Key elements of its compensation programs are competitive base salaries and annual performance-based bonuses, which seek to recognize individual performance each year. The Company has, from time to time, granted stock options, which provide long term financial rewards to executives only if stockholders also gain long term stock price appreciation over the period of exercisability.

The board reviews compensation of executive officers annually in the context of total compensation packages awarded to executives with similar responsibilities at similar companies in the financial sector.

The  bonuses  paid  to  the  chief  executive  officers  of the  Company's  bank subsidiaries were approved based on the recommendations of the executive officers of the Company and were intended to recognize significant accomplishments of the subsidiaries with respect to financial performance.

Certain Relationships and Related Transactions

The Company's subsidiary banks had, and expect to have in the future, various loan and other banking transactions in the ordinary course of business with directors and executive officers of the Company and its subsidiaries (or associates of such persons). In the opinion of management, all such transactions: (i) have been or will be made in the ordinary course of business,
(ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons, and (iii) have not and will not involve more than the normal risk of collectability or present other unfavorable features. The total dollar amount of extensions of credit, including unused lines of credit, to directors and executive officers and any of their associates was $3.3 million as of December 31, 2000, which represented approximately 9.1% of total stockholders' equity of the Company.

The Company, as well as directors of the Company and corporations affiliated with certain directors of the Company, have in the past and may in the future participate in mortgage loans originated by the Company's subsidiary banks. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with the originating bank.

Intervest Bank leases office space from a corporation in which Robert J. Carroll, Esq., a director of Intervest Bank, is an officer and in which he has an ownership interest. Thomas E. Willett, Esq., a director of Intervest Corporation of New York, is a partner in the law firm of Harris Beach LLP, which firm provided legal services to the Company and its subsidiaries during 2000. Mr. Wayne F. Holly, who is a director of the Company, also serves as President of Sage, Rutty & Co., Inc., which firm has acted as underwriter or placement agent in connection with securities offerings of the Company and one of its subsidiaries.

During 2000, the Holding Company acquired Intervest Corporation of New York. The shareholders of Intervest Corporation of New York included officers and directors of the Holding Company. The merger was approved by the boards of directors of both companies, the shareholders of both companies and the Federal Reserve Bank of Atlanta. In the merger, the shareholders of Intervest Corporation of New York received an aggregate of 1,250,000 shares of Class A Common Stock of the Holding Company in exchange for all of the shares of stock of Intervest Corporation of New York. Those shares are included in the shares disclosed in the table below under "Securities Ownership of Certain Beneficial Owners and Management." The merger became effective in March 2000.

Except for the transactions described above and outside of normal customer relationships, none of the directors, officers or present shareholders of the Company and no corporations or firms with such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or with its subsidiary banks other than such as arises by virtue of such position or ownership interest in the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 2001 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors,
(iii) each executive officer of the Company and (iv) all current directors and executive officers of the Company as a group.



                                                 Class A Common Stock                     Class B Common Stock
                                                 --------------------                     --------------------
Name and Address of
-------------------
Beneficial Holder                   Number of Shares        Percent of Class(1)     Number of Shares     Percent of Class(1)
-----------------                   ----------------        ----------------        ----------------     ----------------
Helene D. Bergman                       475,750(2)              13.24%                   75,000                21.13%
201 E. 62nd Street
New York, NY 10021

Directors and Executive Officers
--------------------------------

Lawrence G. Bergman, Director,          475,750(2)              13.24%                   75,000                21.13%
Vice President and Secretary

Michael A. Callen, Director              50,000(3)               1.40%                        0                    0%

Lowell S. Dansker, Director,            962,000(4)              26.61%                  150,000                42.25%
President and Treasurer

Jerome Dansker, Chairman,             1,005,965(5)              24.67%                  250,000(5)             45.45%
Executive Vice President, Director

Wayne F. Holly, Director                 16,200                  0.46%                        0                    0%

Edward J. Merz, Director                  5,200(6)               0.15%                        0                    0%

Lawton Swan, III, Director                2,500(7)               0.07%                        0                    0%

Thomas E. Willett, Director               6,000(8)               0.17%                        0                    0%

David J. Willmott, Director              97,500(9)               2.71%                        0                    0%

Wesley T. Wood, Director                102,500(10)              2.84%                        0                    0%

All directors and executive
   officers as a group (10 persons)   2,723,615                 61.70%                  550,000                86.36%
_____________________________

(1) Percentages have been computed based upon the total outstanding shares of the Company plus, for each person and the group, shares tht person or the group has the right to acquire pursuant to warrants.
(2) Includes 47,500 shares of Class A common stock issuable upon the exercise of warrants.
(3) Includes 38,750 shares of Class A common stock issuable upon the exercise of warrants.
(4) Includes 70,000 shares of Class A common stock issuable upon the exercise of warrants and 10,500 shares held as custodian for minor children.
(5) Includes 533,465 shares of Class A common stock issuable upon the exercise of warrants. Also includes 4,000 shares held by his spouse. The shares of Class B common stock include 195,000 shares issuable upon exercise of warrants.
(6) Includes 5,000 shares of Class A common stock issuable upon the exercise of warrants.
(7) Includes 2,000 shares of Class A common stock issuable upon the exercise of warrants.
(8) Includes 3,000 shares of Class A common stock issuable upon the exercise of warrants.
(9) Includes 57,500 shares of Class A common stock issuable upon the exercise of warrants.
(10) Includes 65,000 shares of Class A common stock issuable upon the exercise of warrants.

                            DESCRIPTION OF SECURITIES

Description of Capital Stock

General
-------

         The Company's Certificate of Incorporation provides for two classes of common capital stock consisting of 9,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Certificate of Incorporation provides for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Certificate of Incorporation authorizes the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

         As of the date of this Prospectus, there were issued and outstanding 3,544,629 shares of Class A Common Stock, 2,221,000 of which are held by the initial stockholders of the Company and a related party and 355,000 shares of Class B Common Stock were held by the same initial stockholders.

Common Stock
------------

         Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

         Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."

         The holders of Class A Common Stock and Class B Common Stock share ratably in dividends when and as declared by the Board of Directors.

         The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock, at any time and from time to time after January 1, 2000. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

Class A Warrants
----------------

         As of the date of this prospectus, 2,455,218 warrants were outstanding to purchase the Company's Class A Common Stock as follows:

         Warrants totaling 1,370,815 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $6.67 per share. These warrants expire on December 31, 2001, except for 501,465, which expire on January 31, 2006;

         Warrants totaling 962,403 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $12.50 per share from January 1, 2001 through December 31, 2001; and $13.50 per share from January 1, 2002 to December 31, 2002. These warrants expire on December 31, 2002; and

         Warrants totaling 122,000 entitle the registered holders thereof to purchase one share of Class A common stock at a price of $16.00 per share in 2001 and $17.00 per share in 2002. These warrants also expire on December 31, 2002.

         Except for the exercise price, the expiration dates and the redemption provisions, all of the outstanding warrants related to Class A Shares are alike in all respects and the following discussions apply to all of the warrants for Class A Common Stock.

         The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby.

         The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

         The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

         The Warrants are fully registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

Class B Warrants
----------------

         As of the date of this prospectus, there were outstanding warrants to purchase up to 195,000 shares of Class B Common Stock, of which 145,000 allow the purchase at any time prior to January 31, 2007, at a purchase price of $6.67 per share, and 50,000 that allow the purchase at any time prior to January 31, 2008, at a purchase price of $10.00 per share. The warrant contains terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock.

Transfer Agent and Warrant Agent
-------------------------------

         The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

Preferred Stock
---------------

         The Company's Certificate of Incorporation authorizes the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.

         The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred Stock at this time. Under certain circumstances, and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

Restrictions on Changes in Control
----------------------------------

         Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

Description of the Series 5/14/98 Convertible Subordinated Debentures

General

         The Debentures are unsecured subordinated obligations of the Company, limited to an aggregate principal amount of $6,930,000 and mature on July 1, 2008. The Debentures were issued pursuant to an Indenture dated as of June 1, 1998 (the "Indenture") between the Company and the Bank of New York, as trustee (the "Trustee"). Interest on the Debentures accrues each calendar quarter at the rate of 8% per annum. In addition, interest accrues each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the Debentures is payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise.

         Any debenture holder may, on or before July 1 of each year, commencing July 1, 2003, elect to be paid all accrued interest on the Debentures and to thereafter receive payments of quarterly interest. The election must be made after April 1 and before May 31 and the holder will receive a payment of accrued interest on July 1 and will thereafter receive quarterly payments of interest on the first day of each January, April, July and October until the maturity date. Once made, an election to receive interest is irrevocable. Quarterly interest is payable to holders of record on the first day of the month preceding the interest payment date.

Subordination of Debentures

         The Debentures are general unsecured obligations of the Company limited to $6,930,000 principal amount. The Debentures are subordinated in payment of principal and interest to all Senior Indebtedness. The term Senior Indebtedness is defined in the Indenture to mean all indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any majority-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) other unsecured borrowings by the Company which are subordinate to indebtedness of a type described in clauses
(i), (ii) or (iv) above, or (vi) is a guaranty or other liability of the Company of, or with respect to any indebtedness of, the subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of December 31, 1997, the Company had no senior indebtedness. There is no limitation or restriction in the Debentures or the Indenture on the creation of senior indebtedness by the Company on the amount of such senior indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures.

         Upon any distributions of any assets of the Company in connection with any dissolution, winding-up, liquidation or reorganization of the Company, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereof, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to the debenture holders will be pro rata with payments to holders of pari passu indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms. The Company will not maintain any sinking fun for the retirement of any of the Debentures.

Conversion Rights

         The Debentures are convertible, at the option of the holder, into shares of Class A Common Stock of the Company at any time prior to April 1, 2008 (subject to prior redemption by the Company on not less than 30 days notice and not more than 90 days notice), at a current conversion price of $14.00 per share through December 31, 2001, which conversion price increases annually on July 1 of each year. The Company reserves the right, from time to time in its discretion to establish conversion prices per share which are less than the conversion prices set forth above, which lower prices shall remain in effect for such periods as the Company may determine and as shall be set forth in a written notice to the holders of Debentures.

         The conversion price is subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Class A Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of Class A Common Stock of evidence of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash.

         Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustment equal to the portion of the principal and/or interest not converted into whole shares.

Transfers

         The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

Duties of the Trustee

         The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Redemption

         The Company may, at its option, at any time call all or any part of the Debentures for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for any redemption of Debentures on or after July 1, 2000 is the face amount. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

Limitation On Dividends and Other Payments

         The Indenture provides that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

         If the  Company at any time  deposits  with the  Trustee  money or U.S.
Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

         Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

         Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and

(ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

         Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

         The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

         Holders of the Debentures are required to include in their income for federal income tax purposes all of the accrued but unpaid interest for each taxable year, since such amounts constitute interest income within the meaning of the applicable provisions of the Internal Revenue Code of 1986, as amended to date (the "Code"). As a result, such debenture holders are required to pay taxes on interest which has accrued, although such interest will not be paid until maturity of the Debenture.

         Interest payments received by holders of Debentures who have elected to received quarterly payments of interest will be includable in the income of such holders for federal income tax purposes for the taxable year in which the interest was received, except with respect to the payment of accrued interest that has been included in their income in prior years.

         Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or accrued) as portfolio income under applicable code provisions.

         The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.


                              PLAN OF DISTRIBUTION

         The Company's Warrants are not exercisable and its Debentures are not convertible unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants or conversion of the Debentures and this prospectus covers those shares.

         With respect to the shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, those shares shall be issued by the Company, from time to time, upon exercise by the holders thereof of the Warrants. Shares of Class A Common Stock or Class B Common Stock may be purchased by the holders of Warrants only by mailing or delivering a completed and duly executed Election to Purchase Form which is on the reverse side of the Warrant Certificate, together with payment of the then applicable exercise price per share for each warrant surrendered to the Bank of New York, the Company's warrant agent, prior to expiration of the warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the Warrant Agent. All funds received by the Warrant Agent from the exercise of warrants will be forwarded to the Company.

         With respect to the shares of Class A Common Stock issuable upon conversion of the Debentures, those shares will be issued upon written notice to the Company at the office maintained for that purpose and delivery of the certificate representing the Debentures to be converted.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Harris Beach LLP, Rochester, New York.

                                     EXPERTS

     The consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for the three-year period ended December 31, 2000 included in this Prospectus, have been included herein in reliance on the reports of Hacker, Johnson & Smith PA, Tampa, Florida, independent auditors, as set forth in their report thereon appearing elsewhere herein, which is based in part on the report of Richard A. Eisner & Company, LLP, New York, New York, independent auditors appearing elsewhere herein. The financial statements referred to above are included in reliance upon such reports given on the authority of those firms as experts in accounting and auditing.

                          Index to Financial Statements

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES


Intervest Bancshares Corporation and Subsidiaries                                                                               Page
-------------------------------------------------                                                                               ----

Independent Auditors' Report - Hacker, Johnson & Smith PA ......................................................                 F-2

Independent Auditors' Report - Richard A. Eisner & Company, LLP ................................................                 F-3

Consolidated Balance Sheets at December 31, 2000 and 1999 ......................................................                 F-4

Consolidated Statements of Earnings for the Years Ended December 31, 2000, 1999 and 1998 .......................                 F-5

Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2000,
   1999 and 1998 ...............................................................................................                 F-6

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31,
   2000, 1999 and 1998 .........................................................................................                 F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998 .....................                 F-8

Notes to Consolidated Financial Statements .....................................................................          F-9 to F31

Condensed Consolidated Balance Sheets at March 31, 2001 and December 31, 2000 ..................................                F-32

Condensed Consolidated Statements of Earnings for the Quarters Ended March 31, 2001
   (unaudited) and March 31, 2000 (unaudited) ..................................................................                F-33

Condensed Consolidated Statements of Comprehensive Income for the Quarters Ended
   March 31, 2001 (unaudited) and March 31, 2000 (unaudited) ...................................................                F-34

Condensed Consolidated Statements of Changes in Stockholders' Equity for the Quarters
   Ended March 31, 2001 (unaudited) and March 31, 2000 (unaudited) .............................................                F-35

Condensed Consolidated Statements of Cash Flows for the Quarters Ended March 31, 2001
   (unaudited) and March 30, 2000 (unaudited) ..................................................................                F-36

Notes to Condensed Consolidated Financial Statements ...........................................................                F-37

         All schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the Financial Statements and related Notes.

                          Independent Auditors' Report

Board of Directors and Stockholders
Intervest Bancshares Corporation
New York, New York:

         We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Intervest Corporation of New York, whose total assets as of December 31, 2000 and 1999, constituted 17.8% and 27.2% of the related consolidated totals, and whose net interest income, noninterest income and net earnings for the years ended December 31, 2000, 1999 and 1998, constituted 10.3%, 48.6% and 5.0%, respectively in 2000,
21.2%,  49.3% and  32.4%,  respectively  in 1999 and  33.6%,  50.1%  and  39.8%, respectively in 1998, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included in the consolidated totals, are based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.


/s/ HACKER, JOHNSON & SMITH PA
------------------------------
    HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 18, 2001

                          Independent Auditors' Report


Board of Directors and Stockholder
Intervest Corporation of New York
New York, New York:

We have audited the accompanying consolidated balance sheets of Intervest Corporation of New York and Subsidiaries (the "Company") at December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above fairly present, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.

/s/ Richard A. Eisner & Company, LLP
------------------------------------
    Richard A. Eisner & Company, LLP
New York, New York
January 18, 2001

                Intervest Bancshares Corporation and Subsidiaries
                           Consolidated Balance Sheets

                                                                                                     At December 31,
                                                                                                ------------------------
       ($ in thousands, except par value)                                                          2000         1999
       -----------------------------------------------------------------------------------------------------------------
       ASSETS
       Cash and due from banks                                                                       $5,016      $ 4,663
       Federal funds sold                                                                            20,268        3,900
       Short-term investments                                                                        17,654       23,532
                                                                                                ------------------------
           Total cash and cash equivalents                                                           42,938       32,095
       Securities available for sale, net                                                            74,789            -
       Securities held to maturity, net                                                              20,970       83,132
       Federal Reserve Bank stock, at cost                                                              605          508
       Loans receivable (net of allowance for loan losses of $2,768 in 2000 and $2,493 in 1999)     263,558      210,444
       Accrued interest receivable                                                                    2,961        1,995
       Premises and equipment, net                                                                    5,731        5,863
       Deferred income tax asset                                                                      1,105          936
       Deferred debenture offering costs                                                              2,835        3,721
       Other assets                                                                                   1,435        1,787
       -----------------------------------------------------------------------------------------------------------------
       Total assets                                                                                $416,927     $340,481
       -----------------------------------------------------------------------------------------------------------------
       LIABILITIES
       Deposits:
          Noninterest-bearing demand deposit accounts                                                $5,035      $ 4,337
          Interest-bearing deposit accounts:
             Checking (NOW) accounts                                                                  9,188        6,636
             Savings accounts                                                                        15,743       18,722
             Money market accounts                                                                   52,619       48,591
             Certificate of deposit accounts                                                        217,656      122,794
                                                                                                ------------------------
       Total deposit accounts                                                                       300,241      201,080
       Federal funds purchased                                                                            -        6,955
       Subordinated debentures payable                                                               64,080       84,330
       Accrued interest payable on debentures                                                         8,733        8,092
       Mortgage escrow funds payable                                                                  3,397        3,375
       Official checks outstanding                                                                    2,281        1,821
       Other liabilities                                                                              1,967        1,224
       -----------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                            380,699      306,877
       -----------------------------------------------------------------------------------------------------------------
       Commitments and contingencies (notes 6, 17 and 19)
       STOCKHOLDERS' EQUITY
       Preferred stock  (300,000 shares authorized, none issued)                                          -            -
       Class A common stock  ($1.00 par value, 9,500,000 shares authorized,
             3,544,629 and 3,531,879 shares issued and outstanding, respectively)                     3,545        3,532
       Class B common stock  ($1.00 par value, 700,000 shares authorized,
             355,000 and 305,000 shares issued and outstanding, respectively)                           355          305
       Additional paid-in-capital, common                                                            18,975       18,770
       Retained earnings                                                                             13,605       10,997
       Accumulated other comprehensive income:
           Net unrealized loss on securities available for sale, net of tax                            (252)           -
       -----------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                                    36,228       33,604
       -----------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                                                  $416,927     $340,481
       -----------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


                Intervest Bancshares Corporation and Subsidiaries
                       Consolidated Statements of Earnings

                                                                                                   Year Ended December 31,
                                                                                          ----------------------------------------
($ in thousands, except per share data)                                                       2000         1999           1998
----------------------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans receivable                                                                              $ 24,923     $ 18,794       $ 19,383
Securities                                                                                       6,056        6,123          4,816
Other interest-earning assets                                                                      929          584            448
----------------------------------------------------------------------------------------------------------------------------------
Total interest and dividend income                                                              31,908       25,501         24,647
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                                        14,853        8,703          7,948
Federal funds purchased                                                                            150           29              1
Debentures payable                                                                               8,322        9,687          9,720
----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                          23,325       18,419         17,669
----------------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income                                                                 8,583        7,082          6,978
Provision for loan loss reserves                                                                   275          830            479
----------------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income after provision for loan loss reserves                          8,308        6,252          6,499
----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Customer service fees                                                                              139          140            139
Income from lending activities                                                                     809          744            536
All other                                                                                           35           16             25
----------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                                           983          900            700
----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries and employee benefits                                                                   2,228        1,915          1,349
Occupancy and equipment, net                                                                     1,090          963            573
Advertising and promotion                                                                           35          142            149
Professional fees and services                                                                     410          258            260
Stationery, printing and supplies                                                                  140          165            103
All other                                                                                          665          616            643
----------------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                                       4,568        4,059          3,077
----------------------------------------------------------------------------------------------------------------------------------
Earnings before taxes, extraordinary item and change in accounting principle                     4,723        3,093          4,122
Provision for income taxes                                                                       1,909        1,198          1,740
                                                                                                 ---------------------------------
Earnings before extraordinary item and change in accounting principle                            2,814        1,895          2,382
Extraordinary item, net of tax (note 8)                                                           (206)           -              -
Cumulative effect of change in accounting principle, net of tax (note 1)                             -         (128)             -
----------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                                  $  2,608     $  1,767       $  2,382
----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
    Earnings before extraordinary item and change in accounting principle                     $   0.72     $   0.50       $   0.64
    Extraordinary item, net of tax                                                               (0.05)           -              -
    Cumulative effect of change in accounting principle, net of tax                                  -        (0.03)             -
----------------------------------------------------------------------------------------------------------------------------------
   Net earnings per share                                                                     $   0.67     $   0.47       $   0.64
----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
    Earnings before extraordinary item and change in accounting principle                     $   0.72     $   0.47       $   0.54
    Extraordinary item, net of tax                                                               (0.05)           -              -
    Cumulative effect of change in accounting principle, net of tax                                  -        (0.03)             -
----------------------------------------------------------------------------------------------------------------------------------
   Net earnings per share                                                                     $   0.67     $   0.44       $   0.54
----------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


                Intervest Bancshares Corporation and Subsidiaries
                 Consolidated Statements of Comprehensive Income






                                                                                                  Year Ended December 31,
                                                                                          --------------------------------------
($ in thousands)                                                                                 2000          1999         1998
--------------------------------------------------------------------------------------------------------------------------------

Net earnings                                                                                   $2,608        $1,767       $2,382
                                                                                              ----------------------------------
   Net unrealized holding losses on securities arising during the year                           (405)            -            -
   Provision for income taxes related to unrealized holding losses on securities                  153             -            -
--------------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax                                                             (252)            -            -
--------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income, net of tax                                                         $2,356        $1,767       $2,382
--------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiaries
           Consolidated Statements of Changes in Stockholders' Equity


                                                                                                  Year Ended December 31,
                                                                                       ------------------------------------------
($ in thousands)                                                                            2000           1999           1998
---------------------------------------------------------------------------------------------------------------------------------
CLASS A COMMON STOCK
Balance at beginning of year                                                             $  3,532       $  3,434       $  3,374
Issuance of 510 shares in exchange for common stock of minority
     stockholders of Intervest Bank                                                             -              1              -
Issuance of 7,554 shares upon the conversion of debentures                                      -              7              -
Issuance of 12,750, 89,300 and 60,100 shares, respectively,
     upon the exercise of warrants                                                             13             90             60
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                      3,545          3,532          3,434
---------------------------------------------------------------------------------------------------------------------------------
CLASS B COMMON STOCK
Balance at beginning of year                                                                  305            300            300
Issuance of 5,000 shares upon the exercise of warrants                                          -              5              -
Issuance of 50,000 shares of restricted stock compensation                                     50              -              -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                        355            305            300
---------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of year                                                               18,770         18,148         17,719
Issuance of 510 shares in exchange for common stock of minority
     stockholders of Intervest Bank                                                             -              6              -
Issuance of 7,554 shares upon the conversion of debentures,
     net of issuance costs                                                                      -             56              -
Compensation related to issuance of Class B stock warrants                                     26             26             43
Issuance of 50,000 shares of restricted Class B stock compensation                            109              -              -
Issuance of 12,750, 94,300 and 60,100 shares upon
     exercise of stock warrants, inclusive of tax benefits                                     70            534            386
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                     18,975         18,770         18,148
---------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at beginning of year                                                               10,997          9,230          6,848
Net earnings for the year                                                                   2,608          1,767          2,382
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                     13,605         10,997          9,230
---------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance at beginning of year                                                                    -              -              -
Net change in accumulated other comprehensive income, net                                    (252)             -              -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                       (252)             -              -
---------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity at end of year                                                $ 36,228       $ 33,604       $ 31,112
---------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                                                 Year Ended December 31,
                                                                                   ------------------------------------------------
($ in thousands)                                                                          2000             1999            1998
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net earnings                                                                           $  2,608         $  1,767        $  2,382
Adjustments to reconcile net earnings to net cash provided
    by operating activities:
Depreciation and amortization                                                               433              416             337
Provision for loan loss reserves                                                            275              830             479
Deferred income tax benefit                                                                 (16)            (327)            (84)
Amortization of deferred debenture offering costs                                         1,136              943             912
Compensation expense from awards of common stock and warrants                               185               26              43
Amortization of premiums, fees and discounts, net                                        (1,814)          (1,000)         (1,107)
Net increase in accrued interest payable on debentures                                      641            2,302             824
Net increase in official checks outstanding                                                 460              249             853
Net decrease in all other assets and liabilities                                          1,912            1,240             430
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                 5,820            6,446           5,069
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Decrease in interest-earning time deposits                                                    -               99               -
Maturities and calls of securities held to maturity                                      26,393           32,556          50,050
Purchases of securities held to maturity                                                (39,160)         (33,278)        (73,650)
Net increase in loans receivable                                                        (53,623)         (48,386)        (13,868)
Purchases of Federal Reserve Bank stock, net                                                (97)            (275)              -
Purchases of premises and equipment, net                                                   (301)          (1,362)           (377)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                   (66,788)         (50,646)        (37,845)
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand, savings, NOW and money market deposits                            4,299            6,904          34,353
Net increase in certificates of deposit                                                  94,862           23,761           5,655
Net increase in mortgage escrow funds payable                                                22              470             698
(Repayments of) proceeds from federal funds purchased, net                               (6,955)           6,955               -
Proceeds from sale of debentures, net of issuance costs                                   3,500            6,606          10,990
Principal repayments of debentures                                                      (24,000)         (10,000)         (2,500)
Net proceeds from issuance of common stock, net of issuance costs                            83              622             514
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                71,811           35,318          49,710
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                     10,843           (8,882)         16,934
Cash and cash equivalents at beginning of year                                           32,095           40,977          24,043
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                               $ 42,938         $ 32,095        $ 40,977
-----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
   Interest                                                                            $ 21,532         $ 15,074        $ 15,885
   Income taxes                                                                           1,004            1,989           1,506
Noncash activities:
   Transfers of securities from held-to-maturity to available-for-sale                   74,789                -               -
   Accumulated other comprehensive income, change in
         unrealized loss on securities available for sale, net of tax                      (252)               -               -
   Conversion of debentures into Class A common stock                                         -               70               -
   Issuance of common stock in exchange for common stock of minority
        stockholders of Intervest Bank                                                        -                7               -
-----------------------------------------------------------------------------------------------------------------------------------
 See accompanying notes to consolidated financial statements.



                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

1.   Description of Business and Summary of Significant Accounting Policies

     Description of Business

     Intervest Bancshares Corporation (the "Holding Company") was incorporated in 1993 and is headquartered in New York City. Its wholly owned subsidiaries are Intervest National Bank, Intervest Bank and Intervest Corporation of New York. Hereafter, Intervest Bank and Intervest National Bank are referred to together as the "Banks" and all the entities are referred to collectively as the "Company," on a consolidated basis. The Holding Company's primary business is the ownership of its subsidiaries.

     Intervest National Bank is a nationally chartered commercial bank located in Rockefeller Plaza in New York City. It opened for business on April 1, 1999. Intervest Bank is a Florida state chartered commercial bank with four banking offices in Clearwater, Florida and one in South Pasadena, Florida. The Banks conduct a full-service commercial banking business, which consists of attracting deposits from the general public and investing those funds, together with other sources of funds, primarily through the origination of commercial and multifamily real estate loans, and through the purchase of security investments. Intervest National Bank also provides Internet banking services at its Web Site: www.intervestnatbank.com.

     Intervest Corporation of New York is located in Rockefeller Plaza in New York City and is in the business of originating and acquiring commercial and multifamily residential loans. As discussed in note 2, Intervest Corporation of New York was acquired by the Holding Company on March 10, 2000. The acquisition was accounted for at historical cost similar to the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of both companies are combined and recorded at their historical cost amounts. Accordingly, all prior period financial information in this report has been adjusted to include the accounts of Intervest Corporation of New York.

     Principles of Consolidation, Basis of Presentation and Use of Estimates

     The consolidated financial statements include the accounts of the Holding Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the current year's presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, as of the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan loss reserves and deferred income tax assets.

     Cash Equivalents

     For purposes of the statements of cash flows, cash equivalents include Federal funds sold and short-term investments. Federal funds are generally sold for one-day periods and short-term investments have maturities of three months or less from the time of purchase.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

     Securities

     Securities for which the Company has the ability and intent to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for accretion of any discounts and amortization of premiums, which are recognized into interest income using the interest method over the period to maturity. Securities that are held for indefinite periods of time which management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on securities available for sale, net of related income taxes, are reported as a separate component of comprehensive income. Realized gains and losses from sales are determined using the specific identification method.

     Loans Receivable

     Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or satisfaction are carried at their outstanding principal net of chargeoffs, the allowance for loan loss reserves, unamortized discounts and deferred loan fees or costs. Loan origination and commitment fees, net of certain costs, are deferred and amortized to interest income as an adjustment to the yield of the related loans over the contractual life of the loans using the interest method. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to earnings accordingly.

     Loans are placed on nonaccrual status when principal or interest becomes 90 days or more past due. Accrued interest receivable previously recognized is reversed when a loan is placed on nonaccrual status. Amortization of net deferred fee income is discontinued for loans placed on nonaccrual status. Interest payments received on loans in nonaccrual status are recognized as income on a cash basis unless future collections of principal are doubtful, in which case the payments received are applied as a reduction of principal. Loans remain on nonaccrual status until principal and interest payments are current.

     Allowance for Loan Loss Reserves

     The allowance for loan loss reserves is netted against loans receivable and is increased by provisions charged to operations and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated monthly with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending areas. In addition, SFAS No. 114 specifies the manner in which the portion of the allowance for loan loss reserves is computed related to certain loans that are impaired. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impaired loans normally consist of loans on nonaccrual status. Interest income on impaired loans is recognized on a cash basis. Impairment for commercial real estate and residential loans is measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

     Allowance for Loan Loss Reserves, Continued

     When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan loss reserves and a charge through the provision for loan losses. The Company normally charges off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

     Lastly, the Company's regulators, as an integral part of their examination process, periodically review the allowance for loan loss reserves. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

     Premises and Equipment

     Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method over the terms of the related leases, or the useful life of the asset, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expense as incurred, while major improvements are capitalized.

     Deferred Debenture Offering Costs

     Costs relating to offerings of debentures are amortized over the terms of the debentures. Deferred debenture offering costs consist primarily of underwriters' commissions. Accumulated amortization amounted to $2,331,000 at December 31, 2000 and $3,453,000 at December 31, 1999.

     Stock Based Compensation

     The Company follows APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation, which is in the form of stock warrants. SFAS No. 123, "Accounting for Stock-Based Compensation," requires pro forma disclosures of net earnings and earnings per share determined as if the Company accounted for its stock warrants under the fair value method. Advertising Costs

     Advertising costs are expensed as incurred.

     Income Taxes

     Under SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law or rates is recognized in income in the period that includes the enactment date of change. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

     Earnings Per Share (EPS)

     Basic EPS is calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net earnings by the weighted-average number of shares of common stock and dilutive potential common stock shares that may be outstanding in the future. Potential common stock shares consist of outstanding dilutive common stock warrants (which are computed using the "treasury stock method") and convertible debentures (computed using the "if converted method"). Diluted EPS considers the potential dilution that could occur if the Company's outstanding stock warrants and convertible debentures were converted into common stock that then shared in the Company's earnings (as adjusted for interest expense that would no longer occur if the debentures were converted).

     Comprehensive Income

     The Company follows SFAS 130, "Reporting Comprehensive Income." Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net earnings, are components of comprehensive income.

     Off-Balance Sheet Financial Instruments

     In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

     Recent Accounting Pronouncements

     Accounting for Start-Up Costs. On January 1, 1999, the Company adopted as required the AICPA's Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred for financial statement purposes effective January 1, 1999. Previously, a portion of start-up costs were generally capitalized and amortized over a period of time. The adoption of this statement resulted in a net charge of $128,000 on January 1, 1999. The charge represents the expensing, net of a tax benefit, of cumulative start-up costs that had been incurred through December 31, 1998 in connection with organizing Intervest National Bank.

     Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains and losses resulting from changes in the values of those derivatives would be accounted for depending on the uses of the derivatives and whether they qualify for hedge accounting. The Company will be required to adopt this statement effective January 1, 2001. Since the Company does not use derivatives, this statement will not have any impact on the Company's financial statements.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

2.   Acquisition of Intervest Corporation of New York

     On March 10, 2000, the Holding Company acquired all the outstanding capital stock of Intervest Corporation of New York in exchange for 1,250,000 shares of the Holding Company's Class A common stock. As a result of the acquisition, Intervest Corporation of New York became a wholly owned subsidiary of the Holding Company. Former shareholders of Intervest
     Corporation of New York are officers and directors of both the Holding Company and Intervest Corporation of New York (ICNY).

     In connection with the acquisition, the Holding Company incurred approximately $210,000 in expenses related to legal and consulting fees, printing and stock compensation expense. The Board of Directors and the Holding Company's shareholders approved a grant of 50,000 shares of Class B common stock to the Chairman of the Holding Company for his services with respect to the development, structuring and other activities associated with the merger. This resulted in $159,000 of compensation expense being recorded, which is included in the consolidated statement of earnings for 2000.


     Pro forma consolidated balance sheet information follows as of December 31, 1999:


                                                          Originally      Historical       Pro Forma
($ in thousands)                                            Reported          ICNY         Adjustments      Adjusted
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                    $   7,429      $  30,754      $  (6,088) (1)  $  32,095
Securities held to maturity, net                                83,132              -              -          83,132
Federal Reserve Bank stock                                         508              -              -             508
Loans receivable, net                                          147,154         63,290              -         210,444
Accrued interest receivable                                      1,349            646              -           1,995
Premises and equipment, net                                      5,767             96              -           5,863
Deferred income tax asset                                          912             24              -             936
Deferred debenture offering costs                                  479          3,242              -           3,721
Other assets                                                     1,099            688              -           1,787
--------------------------------------------------------------------------------------------------------------------
Total assets                                                 $ 247,829      $  98,740      $  (6,088)      $ 340,481
--------------------------------------------------------------------------------------------------------------------
Deposit liabilities                                          $ 207,168          $   -      $(6,088) (1)    $ 201,080
Federal funds purchased                                          6,955              -              -           6,955
Debentures payable                                               6,930         77,400              -          84,330
Accrued interest payable on debentures                             892          7,200              -           8,092
Mortgage escrow funds payable                                    1,521          1,854              -           3,375
Official checks outstanding                                      1,821              -              -           1,821
Other liabilities                                                1,078            146              -           1,224
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                              226,365         86,600         (6,088)        306,877
--------------------------------------------------------------------------------------------------------------------
Common stock and paid-in capital                                16,998          5,609              -          22,607
Retained earnings                                                4,466          6,531              -          10,997
--------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                      21,464         12,140              -          33,604
--------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                   $ 247,829      $  98,740      $  (6,088)      $ 340,481
--------------------------------------------------------------------------------------------------------------------

(1) Represents the elimination of certain intercompany deposit accounts. Certain reclassifications were also made to the historical amounts of Intervest Corporation of New York and the Company to conform to the current period's presentation.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

2.   Acquisition of Intervest Corporation of New York, Continued


     A pro forma summary of the Company's consolidated statements of earnings follows for the periods indicated:

                                                                           For the Year Ended December 31, 1999
                                                                    -----------------------------------------------------
                                                                  Originally   Historical    Pro Forma
($ in thousands)                                                   Reported       ICNY      Adjustments     Adjusted
-------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                      $    15,058    $    10,552   $ (109) (a)    $    25,501
Interest expense                                                        9,478          9,050     (109) (a)         18,419
-------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income                                        5,580          1,502             -          7,082
Provision for loan loss reserves                                          830              -             -            830
-------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income
    after provision for loan loss reserves                              4,750          1,502             -          6,252
Noninterest income                                                        456            444             -            900
Noninterest expenses                                                    3,165            894             -          4,059
-------------------------------------------------------------------------------------------------------------------------
Earnings before taxes and change in accounting principle                2,041          1,052             -          3,093
Provision for income taxes                                                718            480             -          1,198
Cumulative effect of change in accounting principle, net of tax          (128)             -             -           (128)
-------------------------------------------------------------------------------------------------------------------------
Net earnings                                                      $     1,195    $       572   $         -    $     1,767
-------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                          $      0.48             -              -    $      0.47
Diluted earnings per share                                        $      0.43             -              -    $      0.44

Average number of common shares outstanding - Basic                 2,510,293             -      1,250,000      3,760,293
Average number of common shares outstanding - Diluted               2,770,118             -      1,250,000      4,020,118
-------------------------------------------------------------------------------------------------------------------------

(a)      Represents the elimination of certain intercompany interest income and  expense.



                                                                           For the Year Ended December 31, 1998
                                                                    ---------------------------------------------------
                                                                    Originally  Historical    Pro Forma
($ in thousands)                                                      Reported   ICNY         Adjustments     Adjusted
----------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                       $    12,934   $    11,742   $ (29) (a)      $24,647
Interest expense                                                         8,297         9,401     (29) (a)       17,669
                                                                   ---------------------------------------------------
Net interest and dividend income                                         4,637         2,341             -       6,978
Provision for loan loss reserves                                           479             -             -         479
                                                                   ---------------------------------------------------
Net interest and dividend income
     after provision for loan loss reserves                              4,158         2,341             -       6,499
Noninterest income                                                         349           351             -         700
Noninterest expenses                                                     2,133           944             -       3,077
                                                                   ---------------------------------------------------
Earnings before taxes                                                    2,374         1,748             -       4,122
Provision for income taxes                                                 939           801             -       1,740
----------------------------------------------------------------------------------------------------------------------
Net earnings                                                       $     1,435   $       947   $         -     $ 2,382
----------------------------------------------------------------------------------------------------------------------

Adjusted net earnings for diluted earnings per share computation   $     1,607   $       947   $         -     $ 2,554
Basic earnings per share                                           $      0.58             -             -     $  0.64
Diluted earnings per share                                         $      0.46             -             -     $  0.54

Average number of common shares outstanding - Basic                  2,457,113             -     1,250,000   3,707,113
Average number of common shares outstanding - Diluted                3,473,516             -     1,250,000   4,723,516
----------------------------------------------------------------------------------------------------------------------

(a) Represents the elimination of certain intercompany interest income and expense.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

2.   Acquisition of Intervest Corporation of New York, Continued



     A summary of the Company's consolidated statement of earnings for 2000 follows:

                                                                                 For the Year Ended
                                                                                  December 31, 2000
                                                                             ------------------------
                                                                               Excluding        As
  ($ in thousands)                                                               ICNY        Reported
  ---------------------------------------------------------------------------------------------------
  Interest and dividend income                                                     $23,389    $31,908
  Interest expense                                                                  15,689     23,325
                                                                             ------------------------
  Net interest and dividend income                                                   7,700      8,583
  Provision for loan loss reserves                                                     275        275
                                                                             ------------------------
  Net interest and dividend income after provision for loan loss reserves            7,425      8,308
  Noninterest income                                                                   505        983
  Noninterest expenses                                                               3,830      4,568
                                                                             ------------------------
  Earnings before taxes and extraordinary item                                       4,100      4,723
  Provision for income taxes                                                         1,621      1,909
  Extraordinary item, net of tax                                                         -       (206)
  ---------------------------------------------------------------------------------------------------
  Net earnings                                                                      $2,479     $2,608
  ---------------------------------------------------------------------------------------------------

  The amounts reported in the table above are after elimination of intercompany revenue and expense.

3.   Securities

     The carrying values (estimated fair values) of securities available for sale at December 31, 2000 are summarized as follows:

                                                    Gross        Gross
                                                    -----        -----
                                    Amortized  Unrealized   Unrealized  Carrying
                                    ---------  ----------   ----------  --------
($ in thousands)                         Cost       Gains       Losses     Value
--------------------------------------------------------------------------------
U.S. Government agency securities     $75,194          $-         $405   $74,789
--------------------------------------------------------------------------------


     On December 31, 2000, Intervest Bank transferred its entire securities held-to-maturity portfolio (consisting of U.S. government agency securities with an estimated fair value of $74,789,000) to the securities available-for-sale portfolio. The transfer was made in order to provide additional flexibility for implementing the Bank's asset/liability management strategies.

     The available-for-sale portfolio consists of fixed-rate debt obligations of the Federal Home Loan Bank (FHLB), Federal Farm Credit Bank (FFCB) and Federal National Mortgage Association (FNMA). Most of the securities have terms that allow the issuer the right to call or prepay its obligation without prepayment penalty. The weighted-average yield of the portfolio was 5.81% at December 31, 2000. There were no sales of securities during 2000, 1999 and 1998, and no transfers of securities to the available-for-sale portfolio in 1999 or 1998. Intervest Bank expects to classify any future purchases of securities until 2002 as available for sale.

     The  amortized  cost  and  carrying  values   (estimated  fair  values)  of
     securities available for sale at December 31, 2000, by remaining term to contractual maturity are summarized as follows:

                                                      Amortized         Carrying
($ in thousands)                                           Cost            Value
--------------------------------------------------------------------------------
Due in one year or less                                  $1,000            $ 998
Due after one year through five years                    64,190           63,809
Due after five years through ten years                   10,004            9,982
--------------------------------------------------------------------------------
                                                        $75,194          $74,789
--------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

3.   Securities, Continued



     The  carrying  values   (amortized  cost)  and  estimated  fair  values  of
     securities held to maturity are summarized as follows:

                                                            Gross          Gross    Estimated
                                                            -----          -----    ---------
                                          Amortized    Unrealized     Unrealized         Fair
                                          ---------    ----------     ----------         ----
 ($ in thousands)                              Cost         Gains         Losses        Value
 --------------------------------------------------------------------------------------------
 At December 31, 2000:
    U.S. Government agency securities      $20,970           $8          $  -     $20,978
 --------------------------------------------------------------------------------------------
 At December 31, 1999:
    U.S. Government agency securities      $83,132           $1        $3,251     $79,882
 --------------------------------------------------------------------------------------------


     At December 31, 2000, securities held to maturity consisted of Intervest National Bank's holdings of short-term (due in one year or less), fixed-rate debt obligations of the FHLB, FNMA and the Federal Home Loan Mortgage Corporation (FHLMC). The weighted-average yield of the held-to-maturity portfolio was 6.52% at December 31, 2000 and 5.80% at December 31, 1999.

4.   Loans Receivable

         Loans receivable are summarized as follows:

                                               At December 31, 2000         At December 31, 1999
                                               --------------------         --------------------
($ in thousands)                             # of loans        Amount     # of loans        Amount
--------------------------------------------------------------------------------------------------
Residential multifamily loans                       137      $144,916          120        $116,729
Commercial real estate loans                        124       118,368          110          93,293
Residential 1-4 family loans                         39                         44
                                                                3,034                        2,311
Commercial business loans                            39                         42
                                                                1,781                        2,107
Consumer loans                                       18                         24
                                                                  206                          242
---------------------------------------------------------------------------------------------------
Loans receivable                                    357       268,305          340         214,682
---------------------------------------------------------------------------------------------------
Deferred loan fees
                                                               (1,979)                      (1,745)
Allowance for loan loss reserves
                                                               (2,768)                      (2,493)
---------------------------------------------------------------------------------------------------
Loans receivable, net                                        $263,558                     $210,444
---------------------------------------------------------------------------------------------------


     Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions in the areas the properties are located, as well as the Company's underwriting standards. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings).

     The geographic distribution of the loan portfolio is summarized as follows:


                                  At December 31, 2000      At December 31, 1999
                                  --------------------      --------------------
($ in thousands)                  Amount    % of Total       Amount   % of Total
--------------------------------------------------------------------------------
New York                         $134,905       50.3%      $103,477        48.2%
Florida                           125,350       46.7         95,383        44.4
Connecticut and New Jersey          5,263        2.0          9,722         4.5
All other                           2,787        1.0          6,100         2.9
--------------------------------------------------------------------------------
                                 $268,305      100.0%      $214,682       100.0%
--------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


5. Allowance for Loan Loss ReservesActivity in the allowance for loan loss reserves is summarized as follows:

                                                For the Year Ended December 31,
                                                -------------------------------
($ in thousands)                               2000          1999           1998
--------------------------------------------------------------------------------
Allowance at beginning of year               $2,493        $1,662         $1,173
Provision charged to operations                 275           830            479
Recoveries                                        -             1
                                                                              10
--------------------------------------------------------------------------------
Allowance at end of year                     $2,768        $2,493         $1,662
--------------------------------------------------------------------------------

     No loans were on nonaccrual status or classified as impaired in 2000, 1999 or 1998.

6. Premises and Equipment, Lease Commitments and Rental ExpensePremises and equipment is summarized as follows:

                                                    At December 31,
($ in thousands)
                                                   2000          1999
----------------------------------------------------------------------------
Land                                             $ 1,264        $1,264
Buildings                                          4,294         4,016
Leasehold improvements                               324           324
Furniture, fixtures and equipment                  1,889         1,867
----------------------------------------------------------------------------
Total cost                                         7,771         7,471
----------------------------------------------------------------------------
Less accumulated deprecation and amortization     (2,040)       (1,608)
----------------------------------------------------------------------------
Net book value                                    $5,731        $5,863
----------------------------------------------------------------------------

     Intervest Bank leases its office at Belcher Road in Clearwater, Florida and Intervest National Bank and Intervest Corporation of New York lease their offices in Rockefeller Center, New York City. The leases contain operating escalation clauses related to taxes and operating costs based upon various criteria and are accounted for as operating leases expiring in June 2007, May 2008 and September 2004, respectively. Total future minimum annual lease rental payments due under these noncancellable operating leases as of December 31, 2000 were as follows: $551,000 in 2001; $554,000 in 2002;
     $558,000  in 2003;  $541,000  in 2004;  $400,000  in 2005;  and  $1,011,000
     thereafter. Rent expense aggregated $522,000 in 2000, $461,000 in 1999 and $271,000 in 1998.

     Intervest Bank subleases certain of its space to other companies under leases that expire at various times through August 2007. Future sublease rental income due under such leases as of December 31, 2000 aggregated as follows: $359,000 in 2001; $340,000 in 2002; $280,000 in 2003; $256,000 in
     2004; $231,000 in 2005; and $297,000 thereafter. Sublease rental income aggregated $340,000 in 2000 and $338,000 in 1999 and 1998.

7.   Deposits

     Scheduled maturities of certificates of deposit accounts are summarized as follows:

                                At December 31, 2000       At December 31, 1999
                                --------------------       --------------------
                                             Wtd-Avg                    Wtd-Avg
($ in thousands)              Amount     Stated Rate      Amount    Stated Rate
-------------------------------------------------------------------------------
Within one year             $133,433            6.44%    $75,815           5.56%
Over one to two years         47,878            6.65      18,992           5.77
Over two to three years        8,274            6.23      12,148           6.03
Over three to four years       9,359            6.37       5,288           5.84
Over four years               18,712            6.88      10,551           6.32
-------------------------------------------------------------------------------
                            $217,656            6.51%   $122,794           5.72%
-------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


7.   Deposits, Continued

     Certificates of deposit accounts of $100,000 or more totaled $48,874,000 and $18,240,000 at December 31, 2000 and 1999, respectively. At December 31, 2000, certificates of deposit accounts of $100,000 or more by remaining maturity were as follows: due within one year $30,442,000; over one to two years $11,677,000 over two to three years $921,000; over three to four years $2,052,000; and over four years $3,782,000.



     Interest expense on deposits is summarized as follows:

                                            For the Year Ended December 31,
($ in thousands)                            2000           1999         1998
----------------------------------------------------------------------------
Interest checking accounts                 $ 232         $ 238        $216
Savings accounts                             897         1,059         832
Money market accounts                      2,832         1,882       1,079
Certificates of deposit accounts          10,892         5,524       5,821
----------------------------------------------------------------------------
                                         $14,853        $8,703      $7,948
----------------------------------------------------------------------------


8.   Debentures Payable and Extraordinary Item

     Debentures outstanding are summarized as follows:


                                                                                    At December 31,
($ in thousands)                                                                  2000          1999
----------------------------------------------------------------------------------------------------
INTERVEST CORPORATION OF NEW YORK:
Series 06/29/92 - interest at 2% above prime - due April 1, 2000                  $   -      $7,000
Series 09/13/93 - interest at 2% above prime - due October 1, 2001                    -       8,000
Series 01/28/94 - interest at 2% above prime - due April 1, 2002                      -       4,500
Series 10/28/94 - interest at 2% above prime - due April 1, 2003                      -       4,500
Series 05/12/95 - interest at 2% above prime - due April 1, 2004                  9,000       9,000
Series 10/19/95 - interest at 2% above prime - due October 1, 2004                9,000       9,000
Series 05/10/96 - interest at 2% above prime - due April 1, 2005                 10,000      10,000
Series 10/15/96 - interest at 2% above prime - due October 1, 2005                5,500       5,500
Series 04/30/97 - interest at 1% above prime - due October 1, 2005                8,000       8,000
Series 11/10/98 - interest at 8% fixed       - due January 1, 2001                1,400       1,400
Series 11/10/98 - interest at 8 1/2% fixed   - due January 1, 2003                1,400       1,400
Series 11/10/98 - interest at 9% fixed       - due January 1, 2005                2,600       2,600
Series 06/28/99 - interest at 8% fixed       - due July 1, 2002                   2,500       2,500
Series 06/28/99 - interest at 8 1/2% fixed   - due July 1, 2004                   2,000       2,000
Series 06/28/99 - interest at 9% fixed       - due July 1, 2006                   2,000       2,000
Series 09/18/00 - interest at 8% fixed       - due January 1, 2004                1,250           -
Series 09/18/00 - interest at 8 1/2% fixed   - due January 1, 2006                1,250           -
Series 09/18/00 - interest at 9% fixed       - due January 1, 2008                1,250           -
                                                                          --------------------------
                                                                                 57,150      77,400
INTERVEST BANCSHARES CORPORATION:
Series 05/14/98 - interest at 8% fixed       - due July 1, 2008                   6,930       6,930
----------------------------------------------------------------------------------------------------
                                                                                $64,080     $84,330
----------------------------------------------------------------------------------------------------

     The "Prime" in the preceding table refers to the prime rate of Chase Manhattan Bank, which was 9.50% on December 31, 2000 and 8.50% on December 31, 1999. In 2000, Intervest Corporation of New York's Series 6/29/92, 9/13/93, 1/28/94 and 10/28/94 debentures totaling $24,000,000 in principal were redeemed prior to maturity for the outstanding principal amount plus accrued interest aggregating $3,970,000. In connection with these early redemptions, $382,000 of unamortized deferred debenture offering costs was charged to expense and reported as an extraordinary charge, net of a tax benefit of $176,000, in the consolidated statement of earnings for the year ended December 31, 2000.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

8.   Debentures Payable and Extraordinary Item, Continued

     Intervest Corporation of New York's floating-rate Series 5/12/95, 10/19/95, 5/10/96, 10/15/96 and 4/30/97 debentures have a maximum interest rate of 12%. Interest on an aggregate of $6,540,000 of these debentures is accrued and compounded quarterly, and is due and payable at maturity. The payment of interest on the remaining debentures is made quarterly. Any debenture holder in the aforementioned Series whose interest accrues and is due at maturity may at any time elect to receive the accrued interest and subsequently receive regular payments of interest.

     Intervest Corporation of New York's Series 11/10/98, 6/28/99, 09/18/00 debentures accrue and compound interest quarterly, with such interest due and payable at maturity. The holders of these debentures can require Intervest Corporation of New York to repurchase the debentures for face amount plus accrued interest each year beginning on July 1, 2001, July 1, 2002 and January 1, 2004, respectively, provided, however that in no calendar year will Intervest Corporation of New York be required to purchase more than $100,000 in principal amount of each maturity of debentures, on a non-cumulative basis.

     All of Intervest Corporation of New York's debentures may be redeemed, in whole or in part, at any time at the option of Intervest Corporation of New York, for face value, except for Series 9/18/00 debentures, which would be at a premium of 1% if the redemption is prior to January 1, 2002. All the debentures are unsecured and subordinate to all present and future senior indebtedness, as defined.

     The Holding Company's Series 5/14/98 subordinated debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008, unless previously redeemed by the Holding Company, into shares of Class A common stock of the Holding Company at the following conversion prices per share: $14.00 in 2001; $15.00 in 2002; $16.00 in 2003; $18.00 in 2004; $21.00 in 2005; $24.00 in 2006; $27.00 in 2007 and
     $30.00 from January 1, 2008 through April 1, 2008. The Holding Company has the right to establish conversion prices that are less than those set forth above for such periods as it may determine. On January 13, 1999, the conversion prices were adjusted downward from those set at the original offering date to the prices shown above. During 1999, debentures in the aggregate principal amount of $70,000, plus accrued interest, were converted into shares of Class A common stock at the election of the debenture holders. The conversion price was $10 per share, which resulted in 7,554 shares of Class A common stock being issued in connection with the conversions.

     The Holding Company also has the option at any time to call all or any part of the convertible debentures for payment and redeem the same at any time prior to maturity thereof for face amount. Interest accrues and compounds each calendar quarter at 8%. All accrued interest is due and payable at maturity whether by acceleration, redemption or otherwise. Any convertible debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly.

     Scheduled contractual maturities of all debentures as of December 31, 2000 are summarized as follows:

($ in thousands)                               Principal     Accrued Interest
-----------------------------------------------------------------------------
For the year ended December 31, 2001            $1,400              $1,233
For the year ended December 31, 2002             2,500                 295
For the year ended December 31, 2003             1,400                 265
For the year ended December 31, 2004            21,250               3,418
For the year ended December 31, 2005            26,100               1,682
Thereafter                                      11,430               1,840
-----------------------------------------------------------------------------
                                               $64,080              $8,733
-----------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


9.   Federal funds Purchased and Other Borrowed Funds

     From time to time, the Banks purchase federal funds to manage liquidity needs. At December 31, 2000, there were no such fund outstanding, compared to $6,955,000 at December 31, 1999. Intervest Bank also has agreements with correspondent banks whereby it may borrow up to $6,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at December 31, 2000 or 1999.

10.  Stockholders' Equity

     The Holding Company's Board of Directors is authorized to issue up to 300,000 shares of preferred stock of the Holding Company without stockholder approval. The powers, preferences and rights, and the qualifications, limitations, and restrictions thereof on any series of preferred stock issued is determined by the Board of Directors. At December 31, 2000 and 1999, there was no preferred stock issued and outstanding.

     Class A and B common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B common stock remain issued and outstanding, the holders of the outstanding shares of Class B common stock are entitled to vote for the election of two-thirds of the Board of Directors (rounded up to the nearest whole number), and the holders of the outstanding shares of Class A common stock are entitled to vote for the remaining Directors of the Holding Company. The shares of Class B common stock are convertible, on a share-for-share basis, into Class A common stock at any time.

11.  Asset and Dividend Restrictions

     The Banks are required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts. At December 31, 2000 and 1999, balances maintained as reserves were not material.

     As a member of the Federal Reserve Banking system, the Banks must maintain an investment in the capital stock of the Federal Reserve Bank. At December 31, 2000 and 1999, such investment, which earns a dividend, aggregated $605,000 and $508,000, respectively. At December 31, 2000, U.S. government agency securities available for sale with a carrying value of $6,127,000 were pledged against various deposit accounts. At December 31, 1999, U.S. government agency securities with a carrying value of $5,500,000 were pledged against federal funds purchased.

     The payment of dividends by the Holding Company to its shareholders and the payment of dividends by the Holding Company's subsidiaries to the Holding Company itself is subject to various regulatory restrictions. These restrictions take into consideration various factors such as whether there are sufficient net earnings, as defined, liquidity, asset quality, capital adequacy and economic conditions. The holders of Class A common stock and Class B common stock share ratably in any dividend. The Holding Company has not paid any dividends on its capital stock and currently is not contemplating the payment of a dividend.

12.  Profit Sharing Plans

     The Company's subsidiaries sponsor tax-qualified, profit sharing plans in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plans are available to employees who elect to participate after meeting certain length-of-service requirements. Contributions to the profit sharing plans are discretionary and are determined annually. Total contributions to the plans included in the consolidated statements of earnings aggregated $26,141, $25,000 and $22,000 for 2000, 1999 and 1998,
     respectively.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

13.  Related Party Transactions

     Intervest Bank has made loans to certain of its directors and their related entities. The activity is as follows:

                                               For the Year Ended December 31,
($ in thousands)
                                              2000          1999          1998
--------------------------------------------------------------------------------
Balance at beginning of year                $3,395        $3,826        $3,242
Additions                                       50            25           868
Repayments                                    (134)         (456)         (284)
--------------------------------------------------------------------------------
Balance at end of year                      $3,311        $3,395        $3,826
--------------------------------------------------------------------------------

     There are no loans to any directors or officers of the Holding Company or its other subsidiaries. The Banks have deposit accounts from directors, executive officers and members of their immediate families and related business interests of approximately $3,967,000 at December 31, 2000 and $3,482,000 at December 31, 1999.

14.  Common Stock Warrants

     The Holding Company has common stock warrants outstanding that entitle the registered holders thereof to purchase one share of common stock for each warrant. All warrants are exercisable when issued, except for certain Class B common stock warrants issued in 1998. The Holding Company's warrants have been issued in connection with public stock offerings, to directors and employees of Intervest Bank and directors of the Holding Company and to outside third parties for performance of services.

Data concerning common stock warrants is summarized as follows:


                                                          Exercise Price Per Warrant           Total             Wtd-Avg
                                                          --------------------------
Class A Common Stock Warrants:              $6.67         $11.50 (1)      $15.00 (2)        Warrants      Exercise Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997            1,528,665           965,683               -        2,494,348           $    7.96
   Granted in 1998                                  -                20         122,020          122,000           $   14.00
   Exercised in 1998                          (56,100)           (4,000)              -          (60,100)          $    6.89
                                            -------------------------------------------------------------
Outstanding at December 31, 1998            1,472,565           961,703         122,000        2,556,268           $    8.27
   Granted in 1999                                  -             1,000               -            1,000           $   10.00
   Exercised in 1999                          (89,000)             (300)              -          (89,300)          $    6.68
                                            -------------------------------------------------------------
Outstanding at December 31, 1999            1,383,565           962,403         122,000        2,467,968           $    8.33
   Exercised in 2000                          (12,750)                -               -          (12,750)          $    6.67
----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 2000            1,370,815           962,403         122,000        2,455,218           $    8.98
----------------------------------------------------------------------------------------------------------------------------
Remaining contractual life in years
    at December 31,2000                           2.5               2.0             2.0              2.3
----------------------------------------------------------------------------------------------------------------------------

         (1) The exercise price per warrant increases to $12.50 per share in 2001 and $13.50 per share in 2002.

         (2) The exercise price per warrant increase to $16.00 per share in 2001 and $17.00 per share in 2002.


                                                        Exercise Price Per Warrant          Total            Wtd-Avg
                                                        ---------------------------
Class B Common Stock Warrants:                                $6.67      $10.00 (1)      Warrants       Exercise Price
--------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                            150,000               -       150,000        $    6.67
   Granted in 1998 (1)                                            -          50,000        50,000        $   10.00
                                                        -----------------------------------------
Outstanding at December 31, 1998                            150,000          50,000       200,000        $    7.50
   Exercised in 1999                                         (5,000)              -        (5,000)       $    6.67
-------------------------------------------------------------------------------------------------
Outstanding at December 31, 1999 and 2000                   145,000          50,000       195,000        $    7.52
-------------------------------------------------------------------------------------------------
Remaining contractual life in years at December 31, 2000        6.1             7.1           6.3
--------------------------------------------------------------------------------------------------------------------

         (1) At December 31, 2000,  21,300 of these  warrants  were  immediately exercisable. An additional 7,100 warrants vest and become exercisable on each April 27th of 2001, 2002, 2003, and the remaining 7,400 on April 27, 2004. The warrants, which expire on January 31, 2008, become fully vested earlier upon certain conditions.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

14.  Common Stock Warrants, Continued

     The Company uses the intrinsic value-based method prescribed under APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock warrants. Under this method, compensation expense related to stock warrants is the excess, if any, of the market price of the stock as of the grant date over the exercise price of the warrant. The exercise price of the Class B warrants granted in 1998 was below the market price of the common shares at the date of grant. Therefore, in accordance with APB Opinion No. 25, approximately $26,000, $26,000 and $43,000 was included in salaries and employee benefits expense for 2000, 1999 and 1998, respectively, in connection with these warrants. No compensation expense was recorded related to the remaining stock warrants granted in 1998 because their exercise prices were the same as the market price of the common shares at the date of grant. Had compensation expense been determined based on the estimated fair value of the warrants at the grant date in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts as follows:


                                                 For the Year Ended December 31,
($ in thousands, except per share amounts)    2000           1999           1998
--------------------------------------------------------------------------------
Reported net earnings                       $2,608         $1,767         $2,382
Pro forma net earnings (1)                  $2,585         $1,744         $2,093
Reported basic earnings per share           $ 0.67         $ 0.47         $ 0.64
Pro forma basic earnings per share          $ 0.66         $ 0.46         $ 0.56
Reported diluted earnings per share         $ 0.67         $ 0.44         $ 0.54
Pro forma diluted earnings per share        $ 0.66         $ 0.43         $ 0.48
--------------------------------------------------------------------------------
(1) Pro forma net earnings for 1998 does not reflect the full impact of calculating compensation expense related to Class B stock warrants granted in 1998, since the total expense calculated under SFAS No.123 is apportioned over the vesting period of those warrants.

     The per share weighted-average estimated fair value of 172,000 stock warrants granted to employees and directors in 1998 was $3.63 on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used: no expected dividends; expected life of 2.9 years, expected price volatility of 25% and a 5.5% risk-free interest rate. For 1999, a fair value calculation for the 1,000 warrants issued was not performed because the impact was not significant. The assumptions used are subjective in nature, involve uncertainties and cannot be determined with precision.

15.  Income Taxes

     The Holding Company and its subsidiaries file a consolidated federal income tax return. The Holding Company also files consolidated income tax returns with Intervest National Bank and Intervest Corporation of New York in New York State and New York City. In addition, the Holding Company files a state income tax return in New Jersey and a franchise tax return in Delaware. Intervest Bank files a state income tax return in Florida. All the returns are filed on a calendar year basis.

     At December 31, 2000 and 1999, the Company had a net deferred tax asset of $1,105,000 and $936,000, respectively. The asset relates to the unrealized benefit for: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of such assets is dependent upon the generation of sufficient taxable income during the periods in which those temporary differences become deductible. Management believes that it is more likely than not that the Company's deferred tax asset will be realized and accordingly, a valuation allowance for deferred tax assets was not maintained at any time during 2000, 1999 or 1998.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

15.  Income Taxes, Continued

     The total tax expense (benefit) is as follows:


                                                 For the Year Ended December 31,
($ in thousands)                                    2000        1999       1998
--------------------------------------------------------------------------------
Provision for income taxes                        $1,909      $1,198     $1,740
Benefit from change in accounting principle                     (65)          -
                                                       -
Benefit from extraordinary item                                               -
                                                    (176)          -
--------------------------------------------------------------------------------
                                                  $1,733      $1,133     $1,740
-------------------------------------------------------------------------------

     Allocation of federal, state and local income taxes between current and deferred portions is as follows:

($ in thousands)                                  Current     Deferred    Total
-------------------------------------------------------------------------------
Year Ended December 31, 2000:
   Federal                                         $1,350       $  (10)  $1,340
   State and Local                                    399           (6)     393
-------------------------------------------------------------------------------
                                                   $1,749       $  (16)  $1,733
-------------------------------------------------------------------------------
Year Ended December 31, 1999:
   Federal                                         $1,123       $ (263)  $  860
   State and Local                                    337          (64)     273
-------------------------------------------------------------------------------
                                                   $1,460       $ (327)  $1,133
-------------------------------------------------------------------------------
Year Ended December 31, 1998:
   Federal                                         $1,290       $  (74)  $1,216
   State and Local                                    534          (10)     524
-------------------------------------------------------------------------------
                                                   $1,824       $  (84)  $1,740
-------------------------------------------------------------------------------


     The components of the deferred tax benefit is summarized as follows:

                                                 For the Year Ended December 31,
($ in thousands)                                  2000        1999        1998
--------------------------------------------------------------------------------
Allowance for loan loss reserves                  $  16       $(262)      $(185)
Organization and startup costs                      (10)        (99)          -
Stock-based compensation                            (17)        (12)        (15)
Depreciation                                        (33)         (3)        (38)
Net operating loss carryforwards                      -          61         125
All other                                            28         (12)         29
--------------------------------------------------------------------------------
                                                  $ (16)      $(327)      $ (84)
--------------------------------------------------------------------------------


     The tax effects of the temporary differences that give rise to the deferred tax asset are summarized as follows:

                                                          At December 31,
($ in thousands)                                          2000       1999
--------------------------------------------------------------------------
Allowance for loan loss reserves                         $  729      $745
Unrealized net loss on securities available for sale        153         -
Organization and startup costs                              109        99
Stock-based compensation                                     44        27
Depreciation
                                                             55        22
All other
                                                             15        43
--------------------------------------------------------------------------
Total deferred tax asset                                 $1,105      $936
--------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

15.  Income Taxes, Continued


     The reconciliation between the statutory federal income tax rate and the Company's effective tax rate (including state and local taxes) is as follows:

                                                 For the Year Ended December 31,
($ in thousands)                                          2000    1999     1998

--------------------------------------------------------------------------------
Tax provision at statutory rate                           34.0%   34.0%    34.0%
Increase (decrease) in taxes resulting from:
  State and local income taxes, net of federal benefit     6.4     6.3      8.2
   Other                                                     -    (1.6)       -
--------------------------------------------------------------------------------

                                                          40.4%   38.7%   42.2%
--------------------------------------------------------------------------------

16.  Earnings Per Share


     Net earnings applicable to common stock and the weighted-average number of shares used for basic and diluted earnings per share computations are summarized as follows:

                                                                             For the Year Ended December 31,
($ in thousands, except share and per share amounts)                          2000         1999        1998
------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Net earnings applicable to common stockholders                            $2,608       $1,767      $2,382
  Average number of common shares outstanding                            3,884,560    3,760,293   3,707,113
------------------------------------------------------------------------------------------------------------
Basic earnings per share amount                                              $0.67        $0.47       $0.64
------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
  Net earnings applicable to common stockholders                            $2,608       $1,767      $2,382
  Adjustment to net earnings from assumed conversion of debentures               -            -         172
                                                                       -------------------------------------
  Adjusted net earnings for diluted earnings per share computation          $2,608       $1,767      $2,554
                                                                       -------------------------------------
  Average number of common shares outstanding:
     Common shares outstanding                                           3,884,560    3,760,293   3,707,113
     Potential dilutive shares resulting from exercise of warrants               -      259,825     630,457
     Potential dilutive shares resulting from conversion of debentures           -            -     385,946
                                                                       -------------------------------------
  Total average number of common shares outstanding used for dilution    3,884,560    4,020,118   4,723,516
------------------------------------------------------------------------------------------------------------
Diluted earnings per share amount                                            $0.67        $0.44       $0.54
------------------------------------------------------------------------------------------------------------

     Certain common stock warrants were not considered in the computations of diluted EPS because they were not dilutive and they are as follows:
     2,650,000 warrants with exercise prices ranging from $6.67 to $15.00 for 2000; 1,134,000 warrants with exercise prices ranging from $10.00 to $14.00 for 1999; and 122,000 warrants with an exercise price of $14.00 for 1998. Additionally, convertible debentures totaling $6,930,000 and convertible (at $12.50 per share in 2000 and $10.00 per share in 1999) into Class A common stock were excluded from the 2000 and 1999 diluted EPS computations because they were not dilutive.

17.  Contingencies

     The Company is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of mortgage loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

18.  Regulatory Matters

     The Company is subject to regulation, examination and supervision by the Federal Reserve Bank. The Banks are also subject to regulation, examination and supervision by the Federal Deposit Insurance Corporation. In addition, Intervest Bank is subject to the regulation, examination and supervision of the Florida Department of Banking and Finance, while Intervest National Bank is subject to the regulation, examination and supervision of the Office of the Comptroller of the Currency of the United States of America ("OCC").

     The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet capital requirements can initiate certain mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts are also subject to qualitative judgement by the regulators about components, risk weighting and other factors. Prompt corrective action provisions are not applicable to bank holding companies. Quantitative measures established by the regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined by the regulations.

     Management believes, as of December 31, 2000 and 1999, that the Company, Intervest Bank and Intervest National Bank met all capital adequacy requirements to which they are subject. As of December 31, 2000, the most recent notification from the regulators categorized the Banks as well-capitalized institutions under the regulatory framework for prompt corrective action, which requires minimum Tier 1 leverage and Tier 1 and total risk-based capital ratios of 5%, 6% and 10%, respectively. Management believes that there are no current conditions or events outstanding that would change the designations from well capitalized.

     On June 15, 2000, Intervest National Bank and its primary regulator the OCC entered into a Memorandum of Understanding. The memorandum is a formal written agreement whereby, among other things, Intervest National Bank shall review, revise, develop and implement various policies and procedures with respect to its lending and credit underwriting. Management has implemented various actions towards bringing Intervest National Bank into full compliance with the memorandum.


     The following  tables present  information  regarding the Company's and the
     Banks' capital adequacy.
                                                                                             Minimum to Be Well
                                                                                              Capitalized Under
                                                                       Minimum Capital        Prompt Corrective
                                                     Actual              Requirements         Action Provisions
 ($ in thousands)                              Amount      Ratio      Amount      Ratio       Amount      Ratio
 --------------------------------------------------------------------------------------------------------------
 Consolidated as of December 31, 2000:
    Total capital to risk-weighted assets     $38,382     12.63%     $24,309      8.00%        NA         NA
    Tier 1 capital to risk-weighted assets    $35,614     11.72%     $12,155      4.00%        NA         NA
    Tier 1 capital to average assets          $35,614      8.75%     $16,275      4.00%        NA         NA

 Consolidated as of December 31, 1999:
    Total capital to risk-weighted assets     $35,252     14.31%     $19,704      8.00%        NA         NA
    Tier 1 capital to risk-weighted assets    $32,759     13.30%      $9,852      4.00%        NA         NA
    Tier 1 capital to average assets          $32,759      9.55%     $13,720      4.00%        NA         NA
 --------------------------------------------------------------------------------------------------------------

                                      F-25

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

18.  Regulatory Matters, Continued

                                                                                            Minimum to Be Well
                                                                                             Capitalized Under
                                                                       Minimum Capital        Prompt Corrective
                                                      Actual            Requirements         Action Provisions
($ in thousands)                                Amount       Ratio     Amount      Ratio       Amount      Ratio
----------------------------------------------------------------------------------------------------------------
Intervest Bank at December 31, 2000:
   Total capital to risk-weighted assets       $16,019      10.80%    $11,866      8.00%      $14,832     10.00%
   Tier 1 capital to risk-weighted assets      $14,164       9.55%     $5,933      4.00%       $8,899      6.00%
   Tier 1 capital to average assets            $14,164       6.64%     $8,528      4.00%      $10,660      5.00%

Intervest Bank at December 31, 1999:
   Total capital to risk-weighted assets       $13,737      11.04%     $9,951      8.00%      $12,439     10.00%
   Tier 1 capital to risk-weighted assets      $12,176       9.79%     $4,976      4.00%       $7,463      6.00%
   Tier 1 capital to average assets            $12,176       6.44%     $7,562      4.00%       $9,453      5.00%

----------------------------------------------------------------------------------------------------------------
Intervest National Bank at December 31, 2000:
   Total capital to risk-weighted assets       $13,712      15.27%     $7,185      8.00%       $8,981     10.00%
   Tier 1 capital to risk-weighted assets      $12,917      14.38%     $3,592      4.00%       $5,389      6.00%
   Tier 1 capital to average assets            $12,917      11.29%     $4,578      4.00%       $5,722      5.00%

Intervest National Bank at December 31, 1999:
   Total capital to risk-weighted assets        $8,724      19.02%     $3,668      8.00%       $4,586     10.00%
   Tier 1 capital to risk-weighted assets       $8,280      18.06%     $1,834      4.00%       $2,752      6.00%
   Tier 1 capital to average assets             $8,280      16.29%     $2,034      4.00%       $2,542      5.00%
----------------------------------------------------------------------------------------------------------------

19.  Off-Balance Sheet Financial Instruments

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are in the form of commitments to extend credit, unused lines of credit and standby letters of credit, and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the off-balance sheet financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

19.  Off-Balance Sheet Financial Instruments, Continued

     The following is a summary of the notional amounts of the Company's off-balance sheet financial instruments.

                                                               At December 31,
($ in thousands)                                             2000          1999
-------------------------------------------------------------------------------
Unfunded loan commitments                                 $17,310       $26,256
Available lines of credit                                     560           765
Standby letters of credit                                     167           900
-------------------------------------------------------------------------------
                                                          $18,037       $27,921
-------------------------------------------------------------------------------

20.  Estimated Fair Value of Financial Instruments

     Fair value estimates are made at a specific point in time based on available information about each financial instrument. Where available, quoted market prices are used. However, a significant portion of the Company's financial instruments, such as commercial real estate and multifamily loans, do not have an active marketplace in which they can be readily sold or purchased to determine fair value. Consequently, fair value estimates for such instruments are based on assumptions made by management that include the financial instrument's credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of management's assumptions could cause the fair value estimates to deviate substantially. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business, the Company's customer relationships, branch network, and the value of assets and liabilities that are not considered financial instruments, such as core deposit intangibles and premises and equipment.


     The  carrying  and  estimated  fair  values  of  the  Company's   financial
     instruments are summarized as follows:

                                                  At December 31, 2000      At December 31, 1999
                                                  --------------------      --------------------
                                                  Carrying        Fair      Carrying  Fair Value
($ in thousands)                                     Value       Value         Value
------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and cash equivalents                        $42,938     $42,938       $32,095     $32,095
  Securities available for sale, net                74,789      74,789             -           -
  Securities held to maturity, net                  20,970      20,978        83,132      79,882
  Federal Reserve Bank stock                           605         605           508         508
  Loans receivable, net                            263,558     265,068       210,444     210,594
  Accrued interest receivable                        2,961       2,961         1,995       1,995
Financial Liabilities:
  Deposit liabilities                              300,241     300,775       201,080     200,623
  Federal funds purchased                                -           -         6,955       6,955
  Debentures payable plus accrued interest          72,813      72,813        92,422      91,983
  Accrued interest payable                             856         856           461         461
------------------------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

20.  Estimated Fair Value of Financial Instruments, Continued

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Securities. The estimated fair value of securities available for sale and held to maturity is based on quoted market prices. The estimated fair value of the Federal Reserve Bank stock approximates fair value since the security does not present credit concerns and is redeemable at cost.

     Loans Receivable. The estimated fair value of variable rate loans that reprice frequently and have no significant change in credit risk since origination approximates their carrying values. For fixed-rate loans estimated fair value is based on a discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Management can make no assurance that its perception and quantification of credit risk would be viewed in the same manner as that of a potential investor. Therefore, changes in any of management's assumptions could cause the fair value estimates of loans to deviate substantially.

     Deposits. The estimated fair value of deposits with no stated maturity, such as savings, money market, checking and noninterest-bearing demand deposit accounts approximates carrying value. The estimated fair value of certificates of deposit are based on the discounted value of their contractual cash flows. The discount rate used in the present value computation was estimated by comparison to current interest rates offered by the Banks for certificates of deposit with similar remaining maturities.

     Debentures and Accrued Interest Payable. The estimated fair value of debentures and related accrued interest payable is based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to what management believes to be the Company's incremental borrowing rate for similar arrangements. For 2000, management believes that the incremental borrowing rate approximated the current rates for each of the borrowings.

     All Other Financial Assets and Liabilities. The estimated fair value of cash and cash equivalents, accrued interest receivable, federal funds purchased and accrued interest payable approximates their carrying values since these instruments are payable on demand or have short-term maturities.

     Off-Balance Sheet Instruments. The carrying amounts of commitments to lend approximated estimated fair value.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

21.  Holding Company Financial Information

      Condensed Balance Sheets
                                                                                                                At December 31,
($ in thousands)                                                                                         2000                1999
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                                  $    19             $     9
Short-term investments                                                                                     1,428               4,877
                                                                                                         ---------------------------
   Total cash and cash equivalents                                                                         1,447               4,886
Loans receivable, net  (net of allowance for loan loss reserves
     of  $30 and $13 at December 31, 2000 and 1999)                                                        5,905               2,584
Investment in subsidiaries                                                                                36,875              33,379
Deferred debenture offering costs                                                                            438                 479
All other assets                                                                                             211                 117
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                             $44,876             $41,445
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Convertible subordinated debentures payable                                                              $ 6,930             $ 6,930
Accrued interest payable on debentures                                                                     1,536                 892
All other liabilities                                                                                        182                  19
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                          8,648               7,841
------------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common equity                                                                                             36,228              33,604
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                36,228              33,604
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                               $44,876             $41,445
------------------------------------------------------------------------------------------------------------------------------------


                        Condensed Statements of Earnings

                                                                                                For the Year Ended December 31,
                                                                                                ------------------------------
($ in thousands)                                                                         2000              1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                          $   672           $   744           $   993
Interest expense                                                                             686               637               319
                                                                                         -------------------------------------------
Net interest (expense) income                                                                (14)              107               674
Provision (credit) for loan loss reserves                                                     17               (42)               55
Noninterest income                                                                           165               161               109
Noninterest expenses                                                                         405               197               197
                                                                                         -------------------------------------------
(Loss) earnings before income taxes                                                         (271)              113               531
(Credit) provision for income taxes                                                         (131)               53               245
                                                                                         -------------------------------------------
Net (loss) earnings before earnings (loss) of subsidiaries                                  (140)               60               286
Equity in earnings of Intervest Bank                                                       2,002             1,642             1,149
Equity in earnings (loss) of Intervest National Bank                                         617              (507)                -
Equity in earnings of Intervest Corporation of New York                                      129               572               947
------------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                             $ 2,608           $ 1,767           $ 2,382
------------------------------------------------------------------------------------------------------------------------------------

Cash dividends received from subsidiaries                                                $ 3,000           $     -           $     -

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

21.  Holding Company Financial Information, Continued


                       Condensed Statements of Cash Flows

                                                                                                 For the Year Ended December 31,
($ in thousands)                                                                         2000             1999             1998
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net earnings                                                                             $  2,608         $  1,767         $  2,382
Adjustments to reconcile net earnings to net cash
     provided by operating activities:
Equity in undistributed earnings of subsidiaries                                           (2,748)          (1,707)          (2,096)
Provision (credit) for loan loss reserves                                                      17              (42)              55
Deferred income tax (benefit) expense                                                         (41)               7              (45)
Compensation expense from awards of Class B stock and warrants                                185               26               43
Increase in accrued interest payable on debentures                                            644              637              319
Change in all other assets and liabilities, net                                                24              135             (371)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                     689              823              287
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Decrease (increase) in interest-earning deposits                                                -              100             (100)
Investment in subsidiaries                                                                 (4,000)          (9,018)            (500)
Cash dividends received from subsidiaries                                                   3,000                -                -
Sale of loans to subsidiaries                                                                   -            5,604                -
Loan originations and principal repayments, net                                            (3,368)           2,761          (10,032)
------------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                      (4,368)            (553)         (10,632)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase (decrease) in mortgage escrow funds payable                                      157             (173)             142
Proceeds from sale of convertible debentures, net of issuance costs                             -                -            6,457
Proceeds from issuance of common stock upon the exercise
    of stock warrants, net of issuance costs                                                   83              622              414
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                     240              449            7,013
------------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                       (3,439)             719           (3,332)
Cash and cash equivalents at beginning of year                                              4,886            4,167            7,499
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                 $  1,447         $  4,886         $  4,167
------------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
   Income taxes                                                                          $   (110)        $    142         $    200
Noncash transactions:
   Accumulated other comprehensive income, change in
      subsidiary's unrealized loss on securities available for sale                          (252)               -                -
   Conversion of debentures into Class A common stock                                           -               70                -
   Issuance of common stock in exchange for common
     stock of minority stockholders of Intervest Bank                                           -                7                -
------------------------------------------------------------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

22.  Quarterly Financial Data (Unaudited)


     The following is a summary of the consolidated statements of earnings by quarter:

                                                                                        For the Year Ended December 31, 2000
                                                                                First         Second           Third          Fourth
($ in thousands, except per share amounts)                                    Quarter        Quarter         Quarter         Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                                  $ 7,256        $ 7,658         $ 8,324        $ 8,670
Interest expense                                                                5,412          5,552           5,943          6,418
                                                                              ------------------------------------------------------
Net interest and dividend income                                                1,844          2,106           2,381          2,252
Provision (credit) for loan loss reserves                                         155             90              47            (17)
                                                                              ------------------------------------------------------
Net interest and dividend income
       after provision (credit) for loan loss reserves                          1,689          2,016           2,334          2,269
Noninterest income                                                                162            178             338            305
Noninterest expenses                                                            1,251          1,130           1,081          1,106
                                                                              ------------------------------------------------------
Earnings before income taxes and extraordinary item                               600          1,064           1,591          1,468
Provision for income taxes                                                        210            427             662            610
Extraordinary item, net of tax                                                      -           (206)              -              -
------------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                  $   390        $   431         $   929        $   858
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
   Earnings before extraordinary item                                         $   .10        $   .16         $   .24        $   .22
   Extraordinary item, net of tax                                                   -           (.05)              -              -
------------------------------------------------------------------------------------------------------------------------------------
   Net earnings per share                                                     $   .10        $   .11         $   .24        $   .22
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
   Earnings before extraordinary item                                         $   .10        $   .16         $   .24        $   .22
   Extraordinary item, net of tax                                                   -           (.05)              -              -
------------------------------------------------------------------------------------------------------------------------------------
   Net earnings per share                                                     $   .10        $   .11         $   .24        $   .22
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            For the Year Ended December 31, 1999
                                                                                          First       Second       Third      Fourth
($ in thousands, except per share amounts)                                              Quarter      Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                                            $ 6,129      $ 6,151     $ 6,487     $ 6,734
Interest expense                                                                          4,440        4,392       4,581       5,006
                                                                                        --------------------------------------------
Net interest and dividend income                                                          1,689        1,759       1,906       1,728
Provision for loan loss reserves                                                            112          223         270         225
                                                                                        --------------------------------------------
Net interest and dividend income after provision for loan loss reserves                   1,577        1,536       1,636       1,503
Noninterest income                                                                          414          143         219         124
Noninterest expenses                                                                        901        1,092       1,003       1,063
                                                                                        --------------------------------------------
Earnings before income taxes and change in accounting principle                           1,090          587         852         564
Provision for income taxes                                                                  468          248         344         138
Cumulative effect of change in accounting principle, net of tax                            (128)           -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                            $   494      $   339     $   508     $   426
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
    Earnings before change in accounting principle                                      $   .16      $   .09     $   .14     $   .11
   Cumulative effect of change in accounting principle, net of tax                         (.03)           -           -           -
------------------------------------------------------------------------------------------------------------------------------------
   Net earnings per share                                                               $   .13      $   .09     $   .14     $   .11
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
    Earnings before change in accounting principle                                      $   .15      $   .08     $   .13     $   .11
   Cumulative effect of change in accounting principle, net of tax                         (.03)           -           -           -
------------------------------------------------------------------------------------------------------------------------------------
   Net earnings per share                                                               $   .12      $   .08     $   .13     $   .11
------------------------------------------------------------------------------------------------------------------------------------


                Intervest Bancshares Corporation and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                                                                     (Unaudited)
                                                                                                      March 31,       December 31,
($ in thousands, except par value)                                                                      2001              2000
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                                 $   5,114         $   5,016
Federal funds sold                                                                                         57,398            20,268
Short-term investments                                                                                     17,289            17,654
                                                                                                        ----------------------------
    Total cash and cash equivalents                                                                        79,801            42,938
Securities available for sale at estimated fair value                                                      38,094            74,789
Securities held to maturity, net
    (estimated fair value of $16,958 and $20,978, respectively)                                            16,926            20,970
Federal Reserve Bank stock, at cost                                                                           639               605
Loans receivable (net of allowance for loan losses of $2,768 at each date)                                273,933           263,558
Accrued interest receivable                                                                                 2,480             2,961
Premises and equipment, net                                                                                 5,691             5,731
Deferred income tax asset                                                                                     913             1,105
Deferred debenture offering costs                                                                           2,915             2,835
Other assets                                                                                                1,689             1,435
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                            $ 423,081         $ 416,927
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits:
   Noninterest-bearing demand deposit accounts                                                          $   4,675         $   5,035
   Interest-bearing deposit accounts:
      Checking (NOW) accounts                                                                               6,337             9,188
      Savings accounts                                                                                     17,197            15,743
      Money-market accounts                                                                                59,634            52,619
      Certificate of deposit accounts                                                                     213,981           217,656
                                                                                                        ----------------------------
Total deposit accounts                                                                                    301,824           300,241
Subordinated debentures payable                                                                            66,180            64,080
Accrued interest payable on debentures                                                                      9,286             8,733
Mortgage escrow funds payable                                                                               4,841             3,397
Official checks outstanding                                                                                 1,776             2,281
Other liabilities                                                                                           2,048             1,967
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                         385,955           380,699
------------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock (300,000 shares authorized, none issued)                                                        -                 -
Class A common stock ($1.00 par value, 9,500,000 shares authorized,
    3,544,629 shares issued and outstanding at each date)                                                   3,545             3,545
Class B common stock ($1.00 par value, 700,000 shares authorized,
    355,000 shares issued and outstanding at each date)                                                       355               355
Additional paid-in-capital, common                                                                         18,981            18,975
Retained earnings                                                                                          14,186            13,605
Accumulated other comprehensive income:
    Net unrealized gain (loss) on securities available for sale, net of tax                                    59              (252)
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                 37,126            36,228
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                              $ 423,081         $ 416,927
------------------------------------------------------------------------------------------------------------------------------------
   See accompanying notes to condensed consolidated financial statements.


                Intervest Bancshares Corporation and Subsidiaries
                  Condensed Consolidated Statements of Earnings
                                   (Unaudited)

                                                                                          Quarter Ended
                                                                                            March 31,
                                                                                    ---------------------------
($ in thousands, except per share data)                                                2001           2000
---------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans receivable                                                                       $6,603         $5,646
Securities                                                                              1,496          1,520
Other interest-earning assets                                                             585             90
---------------------------------------------------------------------------------------------------------------
Total interest and dividend income                                                      8,684          7,256
---------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits                                                                                4,606          2,844
Federal funds purchased                                                                     -            146
Debentures payable                                                                      2,015          2,422
---------------------------------------------------------------------------------------------------------------
Total interest expense                                                                  6,621          5,412
---------------------------------------------------------------------------------------------------------------

Net interest and dividend income                                                        2,063          1,844
Provision for loan loss reserves                                                            -            155
---------------------------------------------------------------------------------------------------------------
Net interest and dividend income after provision for loan loss reserves                 2,063          1,689
---------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Customer service fees                                                                      38             35
Income from lending activities                                                            183            127
All other                                                                                   3              -
---------------------------------------------------------------------------------------------------------------
Total noninterest income                                                                  224            162
---------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries and employee benefits                                                            626            676
Occupancy and equipment, net                                                              304            271
Advertising and promotion                                                                   8             13
Professional fees and services                                                             97            104
Stationery, printing and supplies                                                          33             38
All other                                                                                 256            149
---------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                              1,324          1,251
---------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                                              963            600
Provision for income taxes                                                                382            210
---------------------------------------------------------------------------------------------------------------
Net earnings                                                                           $  581         $  390
---------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                               $ 0.15         $ 0.10
Diluted earnings per share                                                             $ 0.15         $ 0.10
---------------------------------------------------------------------------------------------------------------
See accompanying notes to condensed consolidated financial statements.


                Intervest Bancshares Corporation and Subsidiaries
            Condensed Consolidated Statements of Comprehensive Income
                                   (Unaudited)





                                                                                                       Quarter Ended
                                                                                                         March 31,
                                                                                                 --------------------------
($ in thousands)                                                                                    2001          2000
---------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                                        $581          $ 390
---------------------------------------------------------------------------------------------------------------------------
   Net unrealized holding gains on securities arising during the period                              499              -
   Provision for income taxes related to unrealized holding gains on securities                      188              -
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                                                               311              -
---------------------------------------------------------------------------------------------------------------------------
Total comprehensive income, net of tax                                                              $892          $ 390
---------------------------------------------------------------------------------------------------------------------------
See accompanying notes to condensed consolidated financial statements.



                Intervest Bancshares Corporation and Subsidiaries
      Condensed Consolidated Statements of Changes in Stockholders' Equity
                                   (Unaudited)

                                                                                                 Quarter Ended
                                                                                                   March 31,
                                                                                          ---------------------------
($ in thousands)                                                                              2001           2000
---------------------------------------------------------------------------------------------------------------------
CLASS A COMMON STOCK
Balance at beginning of period                                                                $  3,545       $  3,532
Issuance of 3,750 shares upon the exercise of warrants in 2000                                       -              4
---------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                         3,545          3,536
---------------------------------------------------------------------------------------------------------------------
CLASS B COMMON STOCK
Balance at beginning of period                                                                     355            305
Issuance of 50,000 shares of restricted stock compensation in 2000                                   -             50
---------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                           355            355
---------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of period                                                                  18,975         18,770
Compensation related to issuance of Class B stock warrants                                           6              6
Issuance of 50,000 shares of restricted Class B stock compensation in 2000                           -            109
Issuance of 3,750 shares upon the exercise of Class A stock warrants in 2000                         -             22
---------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                        18,981         18,907
---------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at beginning of period                                                                  13,605         10,997
Net earnings for the period                                                                        581            390
---------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                        14,186         11,387
---------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance at beginning of period                                                                    (252)             -
Net change in accumulated other comprehensive income, net                                          311              -
---------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                            59              -
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Total stockholders' equity at end of period                                                   $ 37,126       $ 34,185
---------------------------------------------------------------------------------------------------------------------
See accompanying notes to condensed consolidated financial statements.


                Intervest Bancshares Corporation and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                              Quarter Ended
                                                                                                March 31,
                                                                                         ------------- -------------
($ in thousands)                                                                             2001          2000
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net earnings                                                                                $    581       $    390
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization                                                                    114            115
Provision for loan loss reserves                                                                   -            155
Deferred income tax expense (benefit)                                                              4            (14)
Amortization of deferred debenture offering costs                                                176            230
Compensation expense from awards of common stock and warrants                                      6            165
Amortization of premiums, fees and discounts, net                                               (394)          (262)
Net increase (decrease) in accrued interest payable on debentures                                553           (666)
Net (decrease) increase in official checks outstanding                                          (505)           561
Net decrease (increase) in all other assets and liabilities                                      692             (6)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                      1,227            668
--------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Maturities and calls of securities available for sale                                         37,194              -
Maturities and calls of securities held to maturity                                            9,096          4,015
Purchases of securities held to maturity                                                      (5,077)        (3,972)
Net increase in loans receivable                                                             (10,340)       (28,852)
Purchases of Federal Reserve Bank stock, net                                                     (34)             -
Purchases of premises and equipment, net                                                         (74)           (66)
--------------------------------------------------------------------------------------------------------------------
Net provided by (used in) investing activities                                                30,765        (28,875)
--------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand, savings, NOW and money market deposits                                 5,258          6,982
Net (decrease) increase in certificates of deposit                                            (3,675)        31,308
Net increase in mortgage escrow funds payable                                                  1,444          1,415
Repayments of Federal funds purchased, net                                                         -         (6,955)
Principal repayments of debentures                                                            (1,400)        (7,000)
Proceeds from issuance of debentures, net of issuance costs                                    3,244              -
Proceeds from issuance of common stock, net of issuance costs                                      -             26
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                      4,871         25,776
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                          36,863         (2,431)
Cash and cash equivalents at beginning of period                                              42,938         32,095
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                  $ 79,801       $ 29,664
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
   Interest                                                                                 $  5,887       $  5,744
   Income taxes                                                                                  557             80
Noncash activities:
   Accumulated other comprehensive income,
      change in unrealized gain (loss) on securities available for sale, net of tax              311              -

--------------------------------------------------------------------------------------------------------------------
 See accompanying notes to condensed consolidated financial statements.



                Intervest Bancshares Corporation and Subsidiaries
        Notes to Condensed Consolidated Financial Statements (Unaudited)
                 For the Quarters Ended March 31, 2001 and 2000
--------------------------------------------------------------------------------

                                Note 1 - General

The condensed consolidated financial statements of Intervest Bancshares Corporation and Subsidiaries in this report have not been audited except for the information derived from the audited Consolidated Balance Sheet as of December 31, 2000. The financial statements in this report should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Annual Report to Stockholders on Form 10-K for the year ended December 31, 2000.

The condensed consolidated financial statements include the accounts of Intervest Bancshares Corporation (a bank holding company referred to by itself as the "Holding Company") and its subsidiaries, Intervest National Bank, Intervest Bank, and Intervest Corporation of New York. The banks are referred to together as the "Banks." The Holding Company and its subsidiaries are referred to as the "Company" on a consolidated basis. The Holding Company's primary business activity is the ownership of the aforementioned subsidiaries.

Intervest National Bank is a nationally chartered commercial bank located in Rockefeller Plaza in New York City. Intervest Bank is a Florida state chartered commercial bank with four banking offices in Clearwater, Florida and one in South Pasadena, Florida. The Banks conduct a full-service commercial banking business, which consists of attracting deposits from the general public and investing those funds, together with other sources of funds, primarily through the origination of commercial and multifamily real estate loans, and through the purchase of security investments. Intervest National Bank also provides Internet banking services at its Web Site: www.intervestnatbank.com. Intervest Corporation of New York is located in Rockefeller Plaza in New York City and is in the business of originating and acquiring commercial and multifamily residential loans. On March 5, 2001, the Banks agreed to merge into one nationally chartered bank. The resulting institution, Intervest National Bank, will retain its headquarters and full-service banking office at One Rockefeller Plaza, in New York City and will have a total of five full-service banking offices in Clearwater and Pinellas County, Florida. The consummation of the merger, which is subject to the receipt of approvals from regulatory authorities, is expected to close in the third quarter of 2001.

In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented in this report have been made. These adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the entire year or any other interim period. In preparing the condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

                    Note 2 - Allowance for Loan Loss Reserves

The Company monitors its loan portfolio to determine the appropriate level of the allowance for loan loss reserves based on various factors. These factors include: the type and level of loans outstanding; volume of loan originations; overall portfolio quality; loan concentrations; specific problem loans, historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's assessment of the current and anticipated economic conditions in the Company's lending regions. No loans were classified as nonaccrual or impaired during the 2001 and 2000 reporting periods in this report.

Activity in the allowance for loan loss reserves for the periods indicated is summarized as follows:

                                                         Quarter Ended
                                                           March 31,
                                                -------------- -------------
($ in thousands)
                                                    2001           2000
--------------------------------------------------------------------------------
Balance at beginning of period                    $2,768         $2,493
Provision charged to operations                        -            155
--------------------------------------------------------------------------------
Balance at end of period                          $2,768         $2,648
--------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiaries
        Notes to Condensed Consolidated Financial Statements (Unaudited)
                 For the Quarters Ended March 31, 2001 and 2000
--------------------------------------------------------------------------------

                        Note 3 - Earnings Per Share (EPS)

Basic EPS is calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net earnings by the weighted-average number of shares of common stock outstanding and dilutive potential common stock shares that may be outstanding in the future. Potential common stock shares may arise from outstanding dilutive common stock warrants (as computed by the "treasury stock method") and convertible debentures (as computed by the "if converted method").

Diluted EPS considers the potential dilution that could occur if the Company's outstanding stock warrants and convertible debentures were converted into common stock that then shared in the Company's adjusted earnings (as adjusted for interest expense, net of tax, that would no longer occur if the debentures were converted).



Net earnings applicable to common stock and the weighted-average number of shares used for basic and diluted earnings per share computations are summarized in the table that follows:

                                                                                Quarter Ended
                                                                                  March 31,
                                                                          --------------------------
                                                                             2001          2000
-----------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
  Net earnings applicable to common stockholders                             $581,000      $390,000
  Average number of common shares outstanding                               3,899,629     3,851,384
-----------------------------------------------------------------------------------------------------------------------------
Basic earnings per share amount                                                 $0.15         $0.10
-----------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE:
  Net earnings applicable to common stockholders                             $581,000      $390,000
  Average number of common shares outstanding:
    Common shares outstanding per above                                     3,899,629     3,851,384
    Potential dilutive shares resulting from exercise of warrants (1)               -             -
    Potential  dilutive  shares  resulting from conversion of debentures (1)        -             -

                                                                          -------------------------
    Total average number of common shares outstanding used for dilution     3,899,629     3,851,384
-----------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share amount                                               $0.15         $0.10
-----------------------------------------------------------------------------------------------------------------------------

(2) A total of 2,650,000 of common stock warrants with exercise prices ranging from $6.67 to $16.00 were not considered in the computation of diluted EPS for the 2001 period because they were not dilutive. A total of 2,659,000 common stock warrants with exercise prices ranging from $6.67 to $15.00 were not considered in the computation of diluted EPS for the 2000 period because they were not dilutive. Additionally, convertible debentures totaling $6,930,000 and convertible (at $14.00 per share in 2001 and $12.50 per share in 2000) into Class A common stock were excluded from all diluted EPS computations because they were not dilutive.

                           Note 4 - Regulatory Capital

The  Banks  are  required  to  maintain  certain  minimum   regulatory   capital
requirements. The following is a summary at March 31, 2001 of those regulatory capital requirements and the actual capital of each Bank on a percentage basis:

                                                                Actual            Minimum            To Be Considered
                                                                Ratios            Requirement        Well Capitalized
                                                                ------            -----------        ----------------
Intervest Bank
Total capital to risk-weighted assets                           10.93%              8.00%                  10.00%
Tier 1 capital to risk-weighted assets                           9.68%              4.00%                   6.00%
Tier 1 capital to total average assets - leverage ratio          6.55%              4.00%                   5.00%

Intervest National Bank
Total capital to risk-weighted assets                           16.05%              8.00%                  10.00%
Tier 1 capital to risk-weighted assets                          15.17%              4.00%                   6.00%
Tier 1 capital to total average assets - leverage ratio         11.51%              4.00%                   5.00%


No dealer, salesman or any other person is authorized to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                ________________

                                TABLE OF CONTENTS

                                                          Page
Where You Can Find More
  Information....................................            2
Prospectus Summary...............................            3
Risk Factors.....................................            5
Use of Proceeds..................................            8
Market for Securities............................            8
Dividends........................................            8
Capitalization...................................            9
Selected Financial Data..........................           10
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operation.......................           11
Business.........................................           32
Management.......................................           43
Security ownership of Certain
   Beneficial Owners and Management..............           47
Description of Securities........................           48
Plan of Distribution.............................           54
Legal Matters....................................           54
Experts..........................................           54
Index to Financial Statements....................          F-1



                        INTERVEST BANCSHARES CORPORATION









                    2,455,218 shares of Class A Common Stock
                                       and
                     195,000 shares of Class B Common Stock






                                 ______________

                                   PROSPECTUS
                                 ______________





                                __________, 2001

PART II

                     Information Not Required In Prospectus

Item 13.  Other Expenses of Issuance and Distribution.
-------   -------------------------------------------
     The following table sets forth the estimated cost and expenses to be borne by the company in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts. All amounts except the registration fee are estimates.


Registration Fee                                       $ -----
Printing and Engraving expenses                        $ 1,000
Accounting fees and expenses                           $ 2,000
Legal fees and expenses                                $ 5,000
Blue Sky fees and expenses                             $ 5,000
Transfer Agents and Registrar fees                     $ -----
Miscellaneous                                          $ 5,000
                                                       -------
                                                Total  $18,000


Item 14.  Indemnification of Directors and Officers.
-------   -----------------------------------------
     Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

Item 15.  Recent Sales of Unregistered Securities.
-------   ---------------------------------------
     In March of 2000, 50,000 shares of Class B Common Stock were issued to the Chairman of the Board of the Company. In addition, in March of 2000, an aggregate of 1,250,000 shares of Class A Common Stock were issued to the eight shareholders of Intervest Corporation of New York in connection with the merger of a wholly-owned subsidiary of the Company into Intervest Corporation of New York. These shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof. On March 10, 2000, ICNY Acquisition Corporation, a wholly-owned subsidiary of Intervest Bancshares Corporation, was merged with and into the Company in a transaction in which all of the issued and outstanding shares of capital stock of Intervest Bancshares Corporation were exchanged for 1,250,000 shares of the Class A Common Stock of Intervest Bancshares Corporation, which shares were issued to the six shareholders of Intervest Corporation of New York in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. On February 1, 2001, Intervest Bancshares Corporation issued $3.5 million principal amount of its Series 12/15/00 Subordinated Debentures (the "Debentures"). The Debentures were issued pursuant to an Indenture of Trust dated as of January 1, 2001 between the Company and The Bank of New York, as trustee. Sage, Rutty & Co. acted as placement agent and the Company paid an aggregate of $210,000 in commissions. The Debentures were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof and Rule 506 of Regulation D, promulgated thereunder.

Item 16.  Exhibits.
-------   --------

Exhibit Number                     Description of Exhibit
--------------                     ----------------------

3.1       Restated Certificate of Incorporation of the Company1

3.2       Bylaws of the Company1

4.1       Form of Certificate for Shares of Class A Common Stock2

4.2       Form of Certificate for Shares of Class B Common Stock2

4.3       Form of Warrant for Class A Common Stock1

4.4       Form of Warrant  Agreement  between  the  Company  and the Bank of New
          York1

4.5       Form of  Indenture  between the  Company and The Bank of New York,  as
          Trustee3

5.1       Opinion of Harris Beach LLP

24.1 Consent of Harris Beach LLP is included in the Opinion of Harris Beach LLP, filed as Exhibit 5.1

24.2      Consent of Hacker, Johnson & Smith PA

24.3      Consent of Richard A. Eisner & Company, LLP
______________________
1    Incorporated   by  reference   from   Amendment  No.  1  to  the  Company's
     Registration Statement on Form SB-2 (No. 333-33419), filed with the Commission on September 22, 1997.

2 Incorporated by reference from Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 33-82246), filed with the Commission on September 15, 1994.

3 Incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-50113), filed with the Commission on April 15, 1998.


Item 17.  Undertakings.
-------   ------------

   (a)    The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

       (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the day of June 20, 2001.

                                        INTERVEST BANCSHARES CORPORATION
                                        (Registrant)


                                        By:  /s/ Lowell S. Dansker
                                             ---------------------
                                             Lowell S. Dansker, President


    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.


                                             Title                     Date
                                             -----                     ----
/s/ Lawrence G. Bergman           Vice President, Secretary        June 20, 2001
-----------------------                   and Director
(Lawrence G. Bergman)


------------------                         Director                June 20, 2001
(Michael A. Callen)


/s/ Jerome Dansker
------------------                     Chairman of the Board,      June 20, 2001
(Jerome Dansker)                Executive Vice President, Director


/s/ Lowell S. Dansker                President, Treasurer,         June 20, 2001
---------------------                     and Director
(Lowell S. Dansker)              (Principal Executive, Financial
                                     and Accounting Officer)


/s/ Wayne F. Holly                         Director                June 20, 2001
------------------


/s/ Edward J. Merz                         Director                June 20, 2001
------------------
(Edward J. Merz)


/s/ Lawton Swan, III                       Director                June 20, 2001
--------------------
(Lawton Swan, III)


/s/ Thomas E. Willett                      Director                June 20, 2001
---------------------
(Thomas E. Willett)


/s/ David J. Wilmott                       Director                June 20, 2001
--------------------
(David J. Wilmott)


/s/ Wesley T. Wood                         Director                June 20, 2001
------------------
(Wesley T. Wood)

                                  EXHIBIT INDEX


Exhibit Number                     Description of Exhibit
--------------                     ----------------------

 5.1                               Opinion of Harris Beach LLP

24.1                               Consent of Harris Beach LLP is
                                   included in the Opinion of Harris Beach
                                   LLP, filed as Exhibit 5.1

24.2                               Consent of Hacker, Johnson & Smith PA

24.3                               Consent of Richard A. Eisner & Company, LLP